     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2000

                                                      REGISTRATION NO. 333-33434
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                             XACCT TECHNOLOGIES LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ------------------

                   ISRAEL                                         7372                                   NOT APPLICABLE
       (STATE OR OTHER JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                             XACCT TECHNOLOGIES LTD.
                         12 HACHILAZON STREET, RAMAT-GAN
                                  52522, ISRAEL
                                (972-3) 576-4111
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                                   ERIC GRIES
                             CHIEF EXECUTIVE OFFICER
                            XACCT TECHNOLOGIES, INC.
                               2900 LAKESIDE DRIVE
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 654-9900
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                               ------------------

                                   COPIES TO:


       JOHN T. SHERIDAN, ESQ.          CHARLES B. GOTTLIEB, ADV.          MAYA LIQUORNIK, ADV.            WILLIAM D. SHERMAN, ESQ.
          JUNLING MA, ESQ.                 SARIT MOLCHO, ADV.         MEITAR, LIQUORNIK, GEVA & CO.        JUSTIN L. BASTIAN, ESQ.
        ANTHONY KIKUTA, ESQ.               S. FRIEDMAN & CO.              16 ABBA HILLEL STREET               JACLYN LIU, ESQ.
  WILSON SONSINI GOODRICH & ROSATI       ADVOCATES AND NOTARIES            RAMAT-GAN, ISRAEL             MORRISON & FOERSTER LLP
      PROFESSIONAL CORPORATION           3 DANIEL FRISCH STREET            (972-3) 610-3100                775 PAGE MILL ROAD
         650 PAGE MILL ROAD                 TEL AVIV, ISRAEL                                        PALO ALTO, CALIFORNIA 94304-1018
  PALO ALTO, CALIFORNIA 94304-1050          (972-3) 696-0183                                                    (650) 813-5600
           (650) 493-9300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. //

     If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. //

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. //


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                       PROPOSED MAXIMUM
                               TITLE OF EACH CLASS OF                                 AGGREGATE OFFERING         AMOUNT OF
                            SECURITIES TO BE REGISTERED                                    PRICE (1)        REGISTRATION FEE (2)
----------------------------------------------------------------------------------------------------------------------------------
Voting Ordinary Shares, nominal value NIS 0.04 per share............................     $63,250,000             $16,698
==================================================================================================================================

     (1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.

     (2)  $19,800 was previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

*******************************************************************************



                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 2000



                                5,000,000 Shares

                                  [XACCT LOGO]

                                 Ordinary Shares


                              -------------------




     Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price of our ordinary shares is expected to be between $9.00 and $11.00 per share. We have applied to list our ordinary shares on The Nasdaq Stock Market's National Market under the symbol "XCCT."



     The underwriters have an option to purchase a maximum of 750,000 additional ordinary shares to cover over-allotments of shares.


     INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.



                                                                                 UNDERWRITING
                                                               PRICE TO          DISCOUNTS AND       PROCEEDS TO
                                                                PUBLIC            COMMISSIONS           XACCT
                                                           ------------------  ------------------  -----------------
Per Share...............................................   $                   $                   $
Total...................................................   $                   $                   $



     Delivery of the ordinary shares will be made on or about
_____________________ , 2000.


     Neither the Securities and Exchange Commission, the Securities Authority of the State of Israel nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


CREDIT SUISSE FIRST BOSTON

                                    CHASE H&Q

                                                      U.S. BANCORP PIPER JAFFRAY







      The date of this prospectus is _____________________________ , 2000.

                   [Diagram of XACCT business infrastructure]

                                 --------------
                                TABLE OF CONTENTS

                                                    PAGE                                                    PAGE
                                                    ----                                                    ----
PROSPECTUS SUMMARY...............................      3   RELATED PARTY TRANSACTIONS....................     67
RISK FACTORS.....................................      7   PRINCIPAL SHAREHOLDERS........................     70
SPECIAL NOTE REGARDING FORWARD-LOOKING                     DESCRIPTION OF SHARE CAPITAL..................     73
   STATEMENTS                                         22   SHARES ELIGIBLE FOR FUTURE SALE...............     77
USE OF PROCEEDS..................................     23   U.S. TAX CONSIDERATIONS.......................     79
DIVIDEND POLICY..................................     23   ISRAELI TAXATION..............................     82
CAPITALIZATION...................................     24   CONDITIONS IN ISRAEL..........................     85
DILUTION.........................................     25   UNDERWRITING..................................     87
SELECTED CONSOLIDATED FINANCIAL DATA.............     26   NOTICE TO CANADIAN RESIDENTS..................     90
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL          LEGAL MATTERS.................................     91
   CONDITION AND RESULTS OF OPERATIONS...........     28   EXPERTS.......................................     91
BUSINESS.........................................     37   ENFORCEABILITY OF CIVIL LIABILITIES...........     92
MANAGEMENT.......................................     51   WHERE YOU CAN FIND MORE INFORMATION...........     93
                                                           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....    F-1

                                 --------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                      DEALER PROSPECTUS DELIVERY OBLIGATION


     UNTIL _______________________ , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE ORDINARY SHARES BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                      XACCT


     We are a provider of business infrastructure software for telecommunications carriers, Internet service providers, enterprise network operators, wireless service providers and cable network operators, which we refer to collectively as network service providers. Our software gives network service providers a software infrastructure, or platform, that enables them to leverage the rapid growth of Internet services and data traffic to increase revenue opportunities. Our platform collects in real time and aggregates network usage and traffic data from network elements such as routers, switches, firewalls, servers and gateways and synthesizes that data into the information and formats required by the operations and business support systems of network service providers. As a result, our software enables or enhances billing, customer care, market analysis, churn management, fraud management, service level management and other systems. Network service providers use our software's comprehensive real-time data collection, data aggregation and automated service provisioning capabilities to deploy new business models and higher-margin, enhanced services.

     As of September 30, 2000, we had licensed our business software to over 60 network service providers. Our customers include BCE Nexxia Inc., Broadwing Communications, Cable & Wireless, CPG, Digital Island, Global One Communications, L.L.C., Genuity Inc., Harvard University, Mannesman Ipulsys B.V., TV Cabo Acoreana, S.A., UUNET Technologies, Inc., Verio Inc. and WorldCom Inc. In addition, we have developed strategic alliances or collaborative relationships with a group of over 90 system integrators, value-added resellers, network infrastructure vendors and software applications vendors worldwide.


     As the volume of global Internet traffic has grown and demand for enhanced Internet-based services has increased, network service providers have found that their inability to capture, aggregate and transform raw network usage, traffic and transaction data into meaningful business information has constrained their revenue generation potential. We believe that a significant limitation on the ability of network service providers to generate revenues from the Internet is their lack of a flexible and scalable business infrastructure to implement higher-margin, enhanced service offerings. The Yankee Group estimates that the market for Internet business infrastructure will grow from $207 million in 1999 to $7.7 billion in 2004. In addition, The Insight Research Corporation estimates that the market for operations support systems will grow from $33.9 billion in 2000 to $58.4 billion in 2005.

     Our infrastructure software enables network service providers to support business models that feature differentiated services that are priced to reflect the value of the services to the user and their respective cost to the network service provider. Our software is designed to gather network usage, traffic and transaction data from network elements in real time and to synthesize, enhance and tailor that information to produce the specified information and formats required by network service providers to implement these business models. Network service providers can use this information to offer and charge their customers appropriately for network services based on usage time, quality of service, transactions, events, content or volume. These network services include Internet telephony, web hosting, application renting, video conferencing, movies/video on demand, audio over Internet protocol, unified messaging, network games, virtual private networking, voice-mail, fax over Internet protocol, e-mail and file transfers. This detailed information can also be used to support customer relationship management, customer retention and fraud management applications. In addition, our platform provides for automated service provisioning, which allows for automated activation, authentication, authorization and management of user accounts, and user self-provisioning. User self-provisioning allows a network service provider's users to activate, modify or deactivate services without the intervention of the network service provider. By automating the provisioning process, network service providers reduce their costs, accelerate their time to revenue and increase user satisfaction.

     Our infrastructure software has been engineered to meet the demanding and evolving performance and scalability requirements of network service providers. Our software is designed to support network service providers that operate large and complex networks with multiple services, also known as carrier-class providers, as well as large businesses that operate networks within their extended enterprises. Our software is designed with a distributed architecture, meaning that discrete components of the larger software infrastructure are deployed on or near network elements throughout the network to capture, filter, aggregate and correlate usage, traffic and transaction data from multiple elements and all layers of the network. This distributed architecture enables data filtering and aggregation at the network element level and, by reducing the volume of data sent over the network, reduces system capacity bottlenecks and excessive bandwidth use. Our infrastructure solution can therefore scale with the growth of our customers' networks and network traffic while maintaining data integrity and high system availability. We have also designed our infrastructure software as a platform that supports the varying operations and business support systems employed by different network service providers. We believe our solution is fully adaptable to all major network infrastructure technologies, including hardware, software and operations and business support systems. We have also designed our products to work with industry standard protocols to allow for the rapid and seamless assimilation of new, emerging network standards, devices and applications. Our solution also offers a wide range of web-based monitoring, management and reporting capabilities.

     Our objective is to be the leading provider of business infrastructure software to network service providers. Key elements of our strategy for achieving this objective include:

     o    Enhancing our product line and extending our technology leadership;

     o Expanding our collaborative relationships with technology providers to enhance our product offerings;

     o Expanding and leveraging our relationships with systems integrators and value-added resellers;

     o Leveraging our installed customer base to create new or additional sales opportunities; and

     o Delivering our solution in strategically targeted international markets.

     Our principal executive offices are at 12 Hachilazon Street, Ramat-Gan 52522, Israel and our telephone number is (972-3) 576-4111. The principal executive offices of our United States subsidiary are located at 2900 Lakeside Drive, Santa Clara, California 95054 and our telephone number is (408) 654-9900. Our World Wide Web address is www.xacct.com. The information on our web site is not part of this prospectus.

                               RECENT DEVELOPMENTS

     For the quarter ended September 30, 2000, we had revenues of $2.5 million, compared with revenues of $301,000 for the quarter ended September 30, 1999. License revenues represented 66% and service revenues represented 34% of the revenues for the quarter ended September 30, 2000. Our net loss before the effect of non-cash charges related to stock-based compensation was $9.2 million, or $0.47 per share on a pro forma basic and diluted basis for the quarter ended September 30, 2000 (on approximately 19.6 million weighted average pro forma shares), compared with a net loss of $2.2 million for the quarter ended September 30, 1999, or $0.16 per share on a pro forma basic and diluted basis (on approximately 13.3 million weighted average pro forma shares). Our net loss for the quarter ended September 30, 2000 was $11.4 million, or $0.58 per share on a pro forma basic and diluted basis, compared with a net loss for the quarter ended September 30, 1999 of $2.2 million, or $0.17 per share on a pro forma basic and diluted basis.


                              -------------------

     XACCT is a registered trademark in Israel. This prospectus also contains trademarks and trade names of other companies.

                                   THE OFFERING

Ordinary shares offered................................  5,000,000 ordinary shares
Ordinary shares to be outstanding after this offering..  26,273,159 ordinary shares
Use of proceeds........................................  For research and development expenditures, the expansion of our operations and sales and
                                                         marketing capabilities, working capital and
                                                         other general corporate purposes. See "Use of
                                                         Proceeds."
Proposed Nasdaq National Market symbol.................  XCCT

     The number of ordinary shares to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and assumes the exercise of warrants to purchase 1,398,547 preferred shares outstanding as of June 30, 2000 that expire upon the completion of this offering if unexercised and the conversion of preferred shares into ordinary shares on a one-to-one basis, but does not include:


     o 4,828,847 ordinary shares issuable upon exercise of options outstanding as of June 30, 2000 with a weighted average exercise price of $2.56 per share;

     o 8,670,048 ordinary shares available for future issuance under our share option plans; and


     o 750,000 ordinary shares that will be available for issuance under our 2000 Employee Share Purchase Plan.
                                 --------------


       IN THIS PROSPECTUS, "XACCT," "WE," "US" AND "OUR" REFER TO XACCT TECHNOLOGIES LTD., A COMPANY ORGANIZED UNDER THE LAWS OF THE STATE OF ISRAEL AND ITS WHOLLY-OWNED SUBSIDIARIES.

       EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS IS BASED ON THE FOLLOWING ASSUMPTIONS:

     o THE EXERCISE OF OUTSTANDING WARRANTS AS OF JUNE 30, 2000 TO PURCHASE 1,398,547 PREFERRED SHARES AT A WEIGHTED AVERAGE EXERCISE PRICE OF $7.72, WHICH WARRANTS IF UNEXERCISED WOULD EXPIRE UPON THE CLOSING OF THIS OFFERING;

     o THE CONVERSION OF ALL OF OUR OUTSTANDING PREFERRED SHARES INTO ORDINARY SHARES UPON THE CLOSING OF THIS OFFERING;

     o   NO EXERCISE OF THE UNDERWRITERS' OVERALLOTMENT OPTION; AND

     o THE FILING OF OUR AMENDED AND RESTATED ARTICLES OF ASSOCIATION UPON COMPLETION OF THIS OFFERING.

       Unless otherwise specified in this prospectus, ordinary shares refer to voting ordinary shares and non-voting ordinary shares, and preferred shares refer to voting preferred shares and non-voting preferred shares. Please see "Description of Share Capital" for a more detailed description of our ordinary and preferred shares.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                               FROM
                                            INCEPTION
                                          (JUNE 1997) TO
                                           DECEMBER 31,     YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                          ---------------  -------------------------- ---------------------------
                                               1997          1998          1999          1999          2000
                                          ---------------  ----------  -------------- ------------ --------------
                                                                                             (unaudited)
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:
Revenues................................  $           --   $      --   $       1,194  $       315  $       2,575
Gross profit............................              --          --             954          251          1,025
Research and development................             390       1,511           2,243        1,026          4,012
Sales and marketing.....................             127       1,995           6,472        2,409          8,617
General and administrative..............             152       1,033           1,204          429          2,505
Operating loss..........................            (669)     (4,539)         (9,346)      (3,613)       (17,355)
Net loss................................  $         (662)  $  (4,434)  $      (9,078) $    (3,499) $     (16,689)
                                          ===============  ==========  ============== ============ ==============
Basic and diluted net loss per share....  $        (0.30)  $   (1.17)  $       (2.34) $     (0.91) $       (4.12)
                                          ===============  ==========  ============== ============ ==============
Weighted average number of shares used
   in computing basic and diluted net
   loss per share.......................       2,192,400   3,804,874       3,886,495    3,828,718      4,055,480
                                          ===============  ==========  ============== ============ ==============
Pro forma basic and diluted net loss
   per share (unaudited)................                               $       (0.67)              $       (0.91)
                                                                       ==============              ==============
Pro forma weighted average number of
   shares used in computing basic and
   diluted net loss per share
   (unaudited)..........................                                  13,566,732                  18,318,883
                                                                       ==============              ==============



                                                                                     JUNE 30, 2000
                                                                       ------------------------------------------
                                                                                                      PRO FORMA
                                                                          ACTUAL       PRO FORMA     AS ADJUSTED
                                                                       ------------  -------------  -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................................   $    19,944   $     30,627   $     74,727
Working capital.....................................................        17,878         28,561         72,661
Total assets........................................................        25,248         35,931         80,031
Shareholders' equity................................................        20,641         31,324         75,424

     See note 2 to our consolidated financial statements for an explanation of the number of shares used to compute basic and diluted net loss per share.

     The pro forma consolidated balance sheet data reflects:

     o the exercise of outstanding warrants as of June 30, 2000 to purchase 1,398,547 preferred shares at a weighted average exercise price of $7.72 per share, which warrants if unexercised would expire upon the completion of this offering; and

     o the conversion of all issued and outstanding preferred shares into ordinary shares.

     The pro forma as adjusted consolidated balance sheet data reflects the application of the net proceeds from the sale by us of 5,000,000 ordinary shares in this offering at the assumed initial public offering price of $10.00 per ordinary share, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR ORDINARY SHARES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY SEE AS IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED, THE TRADING PRICE OF OUR ORDINARY SHARES COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO THE COMPANY

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS AND THE MERITS OF INVESTING IN OUR ORDINARY SHARES, AND OUR FUTURE FINANCIAL PERFORMANCE MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR SHARE PRICE.

     We were incorporated in June 1997. Through December 1998, we were engaged primarily in the research and development of our initial product. We entered into our first commercial license in January 1999 and have only recently expanded our sales and service organizations. As a result of our limited operating history, we have a limited amount of financial data that you can use to evaluate our business. Moreover, the revenue and profitability potential of our market is unproven. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market. We may not successfully address these risks, and our business strategy may not prove successful.

WE HAVE A LARGE ACCUMULATED DEFICIT, WE EXPECT FUTURE LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     We have incurred substantial losses since our inception as we funded the development of our product and technologies and expanded our sales and marketing organizations. Our net losses were $4.4 million for 1998, $9.1 million for 1999 and $16.7 million in the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $30.9 million.

     In order to become profitable, we must increase our revenues. We may not be able to increase or even maintain our revenues, and we cannot predict when we will operate profitably, if at all. Even if sales of our XACCTUSAGE products continue to grow, we expect to incur net losses for the foreseeable future due to anticipated spending increases primarily on sales, marketing and research and development efforts. Moreover, expected increases in competition will make it difficult to increase our revenues. Even if we are able to increase revenues, we may experience price competition, which could lower our gross margins and our profitability. In addition, we anticipate that we may increase the percentage of our revenues derived from indirect channels and services, which may carry lower margin percentages than our direct sales. Increases in the percentage of our revenues derived from indirect channels and services may consequently lower our gross margin percentages. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, AND AN UNANTICIPATED DECLINE IN REVENUES MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR SHARE PRICE.

     Our growth rates may not be sustainable and you should not use our past performance to predict future operating margins or results. We believe that period-to-period comparisons of our historical results of operations are not meaningful and are not a good predictor of our future performance. Our quarterly operating results have fluctuated significantly in the past and we expect them to fluctuate significantly in the future. Factors that could cause quarterly fluctuations in our operating results include:

     o variations in demand for the XACCTUSAGE software products and related services;

     o our ability to develop, introduce and attain market acceptance of enhancements to XACCTUSAGE and new related products and services on a timely basis;

     o new product and service introductions and pricing changes by our competitors;

     o    the mix of products and services sold by us and our competitors;

     o the mix of sales channels through which our products and services are sold;

     o    the mix of our U.S. and international sales;

     o the timing and nature of new product announcements, introductions or modifications by vendors of software applications, computer hardware and software platforms and networking products that work with our product line; and

     o our ability to expand our operations, and the amount and timing of expenditures to expand our operations, including costs related to acquisitions of technologies and businesses.

     We forecast the volume and timing of orders for operational planning, but these forecasts are based on many factors and subjective judgments. We cannot assure you of their accuracy. If our forecasts for revenues or expenses were to prove materially inaccurate, our financial results could be harmed. Because of our limited operating history, we have limited insight into trends that may emerge in our market and affect our business. Forecasting for operational planning is further complicated by our recent rapid growth.

     As a result of the foregoing factors, it is likely that in some future quarters or years our operating results will fall below the expectations of securities analysts or investors, causing our share price to decline.

OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AS A RESULT OF VARIATIONS IN THE TIMING AND VOLUME OF CUSTOMER ORDERS FOR XACCTUSAGE SOFTWARE PRODUCTS AND RELATED SERVICES, WHICH MAY RESULT IN A DECLINE IN OUR ORDINARY SHARE PRICE.

     Our revenues and operating results in any given quarter or year depend upon the volume and timing of customer orders and payments and the date of product delivery. Historically, a substantial portion of our revenues in any given quarter has been recorded in the third month of that quarter. We expect this trend to continue and intensify. Since our operating expenses are based on anticipated revenue levels and because a high percentage of these expenses are relatively fixed, a delay in a sale or revenue recognition for a sale could cause significant variations in our operating results from quarter to quarter and cause unexpected results. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results for earlier quarters.

     We primarily depend upon new contracts and purchase orders to generate revenues for each quarter. However, new contracts may not result in revenues in the quarter in which the contracts were signed, and we may not be able to predict accurately when revenues from those contracts will be recognized.

     As a result of the foregoing factors, it is likely that in some future quarters our revenues will fall below our expectations and our financial performance will be harmed.

BECAUSE THE SALES AND IMPLEMENTATION CYCLE FOR OUR PRODUCTS IS LONG AND OFTEN UNPREDICTABLE, OUR REVENUES AND OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, WHICH MAY CAUSE OUR ORDINARY SHARE PRICE TO FLUCTUATE.

     Customers often use our product line to deploy mission-critical solutions for their businesses. Our customers generally consider a wide range of issues before committing to license our products, including assessing the benefits of our products and our competitors' products, as well as assessing the ability of our products to operate with existing and future computer systems and accommodate increased transaction volume and product reliability. Many of our customers will be addressing these issues for the first time. As a result, we or other parties, including system integrators, must educate potential customers on the use and benefits of our products and services. In addition, the purchase of our products generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products, approval at a number of management levels within the customer's organization and dedication of personnel support to facilitate the deployment of our products.

     Because of these considerations and challenges, our sales cycle, from initial evaluation to installation and acceptance, generally has ranged from three to nine months and is difficult to predict for any particular transaction or customer. Our customers often begin by licensing our products on a trial basis before committing to additional licenses for full deployment. Furthermore, our customers tend to deploy the XACCTUSAGE infrastructure slowly, depending upon the customer's capabilities, the size of deployment, the complexity of the customer's network environment and the quantity of the hardware and the degree of hardware configuration necessary to deploy our products. The long and often unpredictable sales and implementation cycles for our products may cause revenues and operating results to vary significantly from quarter to quarter.

BECAUSE A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR AND ARE LIKELY TO CONTINUE TO ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES, THE LOSS OF ONE OF THESE CUSTOMERS OR THE CANCELLATION OR DEFERMENT OF A CUSTOMER'S ORDER WOULD CAUSE OUR REVENUES TO DECLINE SUBSTANTIALLY AND MAY RESULT IN A DECLINE IN OUR SHARE PRICE.


     In any given period, a relatively small number of customers generally account for a significant portion of our total revenues. For example, in 1999, sales to our ten largest customers accounted for 84% of our revenues, among which, sales to TV Cabo Acoreana, S.A., UUNET Technologies, Inc., Genuity Inc. and Verio Inc. accounted for 51% of our revenues. In the first two quarters of 2000, sales to Digital Island, CPG, Cable & Wireless and WorldCom, Inc. accounted for 51% of our revenues. Moreover, some of the companies in our target market of network service providers are consolidating, which could reduce the number of available potential customers. The loss of a single prospective customer might cause our revenues to decline substantially or fall short of our expectations. In addition, we derive and expect to continue to derive a significant portion of our revenues in each quarter from a small number of relatively large customers. For example, in each of the two quarters in the period ended June 30, 2000, we had two customers who together accounted for more than 45% of our revenues for the quarter. If a large order is canceled or deferred or if an anticipated order does not materialize, our operating results for a particular quarter could be significantly harmed.


IF WE DO NOT CONTINUE TO ADD NEW CUSTOMERS, WE WILL NOT BE ABLE TO INCREASE OR SUSTAIN OUR REVENUES.

     Our license arrangements do not generally provide for substantial ongoing license payments. Therefore, our future revenue growth depends on our success in attracting new customers or expanding our relationships with existing customers. Our ability to attract new customers and expand our relationships with existing customers will depend on a variety of factors, including the performance, quality, breadth and depth of our current and future products and services. Our failure to add new customers or expand our relationships with existing customers would reduce our future revenues.

IF WE CANNOT CONVINCE NETWORK SERVICE PROVIDERS THAT OUR SOLUTION PROVIDES A MEANS TO EXPAND THEIR REVENUE GENERATION POTENTIAL, WE WILL BE UNABLE TO INCREASE OR SUSTAIN OUR REVENUES.

     Our solution offers a software infrastructure that is designed to enable network service providers to implement new business models and offer higher-margin, enhanced services to expand their revenue generation potential. The market for business infrastructure software for network service providers has only recently emerged and is rapidly evolving. A viable market for business infrastructure software, and for XACCTUSAGE in particular, may not develop and our product line may not achieve or sustain market acceptance. Our solution has achieved only limited adoption and there is limited information upon which to evaluate whether a large number of potential customers will purchase our solution to replace or expand their existing revenue generation models. In addition, we cannot assure you that a superior solution enabling network service providers to better capitalize on the growth of Internet services and data traffic will not emerge. If we cannot convince network service providers that our solution is superior to their current revenue generation models that are based on flat-fee pricing or if we cannot educate potential customers, and specifically their senior management, on the use and benefits of our products, we will be unable to increase or sustain revenues. Further, if network service providers develop their own software infrastructure solutions or decrease their spending on software infrastructure or if we fail to penetrate these markets, our operating results will suffer.

IF WE CANNOT MEET THE TECHNICAL AND CAPACITY REQUIREMENTS OF NETWORK SERVICE PROVIDERS, WE WILL BE UNABLE TO INCREASE OR SUSTAIN OUR REVENUES.

     Our product line may not be capable of satisfying the demanding technical and capacity requirements of network service providers, many of which require performance levels far in excess of that for which our products have been used to date. We have only licensed our product line to a small number of customers, and only a portion of these customers has commenced commercial deployment. Moreover, network service providers will likely have changing requirements that will require us to change our product designs or features, sales methods, support capabilities or pricing policies. We may not successfully upgrade XACCTUSAGE, and we may not successfully develop new products or services that meet the expanding needs of network service providers. If we cannot continue to meet the expanding requirements of network service providers, we will be unable to increase or sustain our revenues.

OUR OPERATING RESULTS TO DATE HAVE DEPENDED UPON REVENUES FROM ONE PRODUCT LINE, XACCTUSAGE, AND OUR BUSINESS COULD BE MATERIALLY HARMED BY FACTORS THAT ADVERSELY AFFECT THE PRICING AND DEMAND FOR THAT PRODUCT LINE.

     Our future growth depends upon the commercial success of XACCTUSAGE. We currently derive all of our revenues from the licensing, maintenance and support of our XACCTUSAGE product line. We expect that we will continue to rely on new and enhanced versions of XACCTUSAGE for a substantial portion of our revenues for the foreseeable future. However, the limited sales and development of our product line make our future prospects difficult to predict.

     Any decline in demand for XACCTUSAGE as a result of competition, technological change or other factors would significantly reduce our revenues.

IF OUR PRODUCT LINE FAILS TO OPERATE WITH THE MANY HARDWARE, SOFTWARE AND NETWORKING PLATFORMS USED BY OUR CUSTOMERS, OUR BUSINESS MAY FAIL.

     We currently target a customer base that uses a wide variety of constantly changing software applications and programming tools, network infrastructure products and hardware and software platforms. The success of our product line depends upon our ability to address technical challenges, including:

     o integrating our XACCTUSAGE product line with multiple software applications and programming tools, network infrastructure products, hardware and software platforms and existing systems, and modifying our product line as new applications, platforms, products and systems are introduced;

     o expanding the functionality of our product line, particularly the number of operating systems and databases that our product line can source or target and the ability of our products to process a high number of transactions per second;

     o anticipating and supporting new standards, especially Internet standards; and

     o integrating additional software modules under development with our existing product line.

     If our product line fails to satisfy these demanding and rapidly changing technological challenges, our customers will be dissatisfied and we may be unable to generate significant future sales.

IF WE DO NOT DEVELOP AND MAINTAIN SUCCESSFUL RELATIONSHIPS WITH SYSTEMS INTEGRATORS AND OTHER TECHNOLOGY PROVIDERS, OUR ABILITY TO MARKET AND SELL OUR PRODUCTS WILL BE HARMED.

     We have entered into relationships with third-party systems integrators that implement and increasingly resell XACCTUSAGE and related products and services. We also have relationships with software applications, networking products, hardware and software platform vendors to increase the flexibility of our software platform and to pursue joint sales and marketing opportunities. We have derived, and anticipate that we will continue to derive, a significant portion of our revenues from customers that have relationships with these technology providers. We could lose sales and marketing opportunities if we fail to work effectively with these parties or fail to grow our base of applications, networking products or platform vendors. We are currently investing and plan to continue to invest significant resources to develop these relationships. Our operating results could be adversely affected if these efforts do not generate license and service revenues necessary to offset our significant investment in building these relationships.

     Many of our technology providers also work with competing software companies. Our success will depend upon the willingness of these providers to select our solution as superior to competing alternatives and to devote sufficient resources to market our product. We may not be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms, or at all. Our agreements with these parties typically are in the form of nonexclusive agreements. Competing priorities may limit their willingness to aggressively market and sell our products. Further, notwithstanding our agreements with these parties, any party may discontinue marketing our products or terminate our relationship without cause or on limited notice. If these relationships fail, we will have to devote substantially more resources to the distribution, sales, marketing, implementation and support of our XACCTUSAGE product line than we would otherwise, and our singular efforts may not be as effective as joint efforts.

     Technology providers may also pursue other relationships and may attempt to develop or acquire products and services that compete with our products and services. Our strategic relationships may also interfere with our ability to enter into other desirable strategic relationships.

OUR BUSINESS WILL SUFFER IF WE FAIL TO INTRODUCE NEW VERSIONS AND RELEASES OF OUR PRODUCTS IN A TIMELY MANNER.

     In the past we have failed to release some new products and upgrades on time. We cannot assure you that we will meet project milestones for new versions and releases. If we fail to develop and introduce new versions and releases of our products in a timely manner and on a cost-effective basis, we could experience:

     o    loss of or delay in revenues and loss of market share;

     o customer dissatisfaction, loss of customers and cancellation of orders and license agreements;

     o    failure to achieve market acceptance;

     o    diversion of development resources;

     o    negative publicity and injury to our reputation;

     o    increased service and warranty costs;

     o    legal actions by customers against us; and

     o    increased insurance costs.

IF OUR SOFTWARE CONTAINS ERRORS OR DESIGN FLAWS OR HAS AN ADVERSE IMPACT UPON OUR CUSTOMERS' NETWORKS, WE MAY LOSE CUSTOMERS, OUR COSTS WILL INCREASE AND REVENUES MAY BE DELAYED OR LOST.

     Computer software such as ours generally contains undetected errors and may contain design flaws that may adversely impact a user's networks. Because customers use XACCTUSAGE to perform mission-critical applications, any problem caused by our products may cause negative publicity and seriously harm our reputation. Contractual limitations on liability contained in our license agreements may not be enforceable, and we may be subject to claims based on errors or design flaws in our software or mistakes in performing our services, including claims relating to damages to our customers' internal systems. A product liability claim, whether or not successful, could harm our business by increasing our costs, damaging our reputation and distracting our management and technical personnel.

THE UNAVAILABILITY OF AND DEFECTS IN THIRD PARTY SOFTWARE THAT WE INCORPORATE INTO XACCTUSAGE COULD RESULT IN DELAYED OR LOST SALES AND INCREASED EXPENSES.

     Portions of XACCTUSAGE incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. For example, our programs use Java programming technology provided by Sun Microsystems and database servers provided by Oracle. We expect that we may have to incorporate software from third party vendors and developers to a larger degree in our future products. Any significant interruption in the availability of these third-party software products or defects in these products or future products could harm our sales unless and until we can secure another source. We may not be able to replace the functionality provided by third-party software currently offered with our products if that software becomes obsolete, defective or incompatible with future versions of our products or is not adequately maintained or updated. The absence of, or any significant delay in, the replacement of that functionality could result in delayed or lost sales and increased costs and could harm our business.


     We also depend upon access to application programming interfaces used for communication between external software products and packaged application software. Application providers control our access to their application programming interfaces. If these application providers deny or delay our access to application programming interfaces, our business may be harmed. Some application providers may become competitors or establish alliances with our competitors, thereby increasing the likelihood that we would not be granted access to their application programming interfaces.

IF WE CANNOT SUCCESSFULLY EXPAND OUR SALES AND DISTRIBUTION CAPABILITIES, WE MAY BE UNABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR XACCTUSAGE PRODUCT LINE.

     We must expand our direct and indirect sales operations to increase market acceptance of XACCTUSAGE and related product and services and to increase our revenues. We may not be successful in these efforts. There is a shortage of direct sales personnel with the skills and expertise necessary to sell our products. Moreover, because our product line and services require sophisticated sales efforts targeted at the senior management of our prospective customers, new hires will require training before they can achieve productivity. We may not be able to hire enough qualified individuals in the future, and our recently hired sales personnel may not achieve expected productivity levels. We also plan to expand our relationships with systems integrators and other third party resellers to build an indirect sales channel. Accordingly, we will need to manage potential conflicts between our direct and indirect sales forces. Failure to expand our sales channels and manage their expansion would harm our revenues and operating results and place us at a competitive disadvantage.

OUR GROWTH MAY SUFFER IF WE ARE UNABLE TO IMPLEMENT OUR PRODUCTS IN A TIMELY MANNER.

     The use of our products by our customers requires consulting and implementation services. While we have recently established relationships with some third party providers, we continue to be the primary provider of consulting and implementation services for our products. It is difficult and expensive to recruit, train and retain qualified personnel to perform these services, and we may from time to time have inadequate levels of staffing to perform these services. As a result, our growth could be limited due to our lack of capacity to provide consulting and implementation services or our inability to subcontract these services to qualified third parties. In addition, we could experience deterioration in service levels or decreased customer satisfaction, any of which could harm our reputation and operating results.

UNANTICIPATED DIFFICULTIES IN IMPLEMENTING OUR PRODUCTS COULD SIGNIFICANTLY HARM OUR REPUTATION WITH CUSTOMERS, INCREASE OUR COSTS AND DIMINISH OUR ABILITY TO LICENSE ADDITIONAL PRODUCTS TO OUR CUSTOMERS.

     Our products are often purchased as part of large projects undertaken by our customers. The costs of our products and services represent only a portion of the related hardware, software, development, training and consulting costs of these projects. These projects are complex, time consuming and expensive and typically involve working with sophisticated software, computing and communications systems. In many cases, our customers must interact with, modify or replace significant elements of their existing computer systems. Some customers may require us to develop costly customized features or capabilities, which increase our costs and consume our limited professional service and customer support resources. The significant involvement of third parties, including system integrators, reduces the control we have over the implementation of our products and the level, quality and timeliness of service provided to customers that license our software. Failure by customers to successfully deploy our products, or the failure by third-party consultants or us to ensure customer satisfaction, could damage our reputation with existing and future customers and reduce future revenues.

     If we experience difficulties with an implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project and to provide these services at reduced or no cost.

IF WE ARE UNABLE TO INCREASE SERVICE REVENUES, OUR OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

     Our service revenues are derived from support and maintenance arrangements, including product upgrades, consulting and training. Service revenues constituted 25% of our revenues in 1999 and 20% in the six months ended June 30, 2000. The level of service revenues depends significantly on our ability to continue to obtain renewals of customer support contracts by our installed customer base, to provide effective customer care services and to release product updates and modifications on a timely basis. Maintenance and support contracts typically have 12-month terms and the growth of our service revenues depend in part upon the renewal rates of those contracts. If third party organizations such as systems integrators become proficient in installing or servicing our product line, we may lose customer support contracts and our service revenues could decline. In addition, if we are unable to increase the scale of our service organization, including successfully recruiting and training a sufficient number of qualified services personnel, we may not be able to increase service revenues.

IF WE FAIL TO PROTECT OUR XACCT TRADEMARK, THE VALUE OF THE XACCT NAME WOULD DECREASE AND WE MAY LOSE CUSTOMERS TO COMPETITORS.

     We have received an initial refusal of our application to register our XACCT trademark in the United States. We are currently preparing a response to the United States trademark office. If we receive a final rejection of our application to register the XACCT trademark, we will likely experience greater expense and difficulty in protecting the XACCT mark and its derivations. We may not be able to enforce rights in our trademarks, and we may not be able to use our trademarks in all jurisdictions. If the XACCT trademark is invalidated through legal action, or if we were prevented from using our trademarks, we would need to rebuild our brand identity and reputation with our customers, system integrators, value-added resellers, network infrastructure vendors and software application vendors. We would also have to devise new collateral materials. If we needed to rebuild our brand identity or devise new collateral materials, our operating expenses would substantially increase and our business would be harmed. Conversely, we may be unable to stop others from using similar marks in connection with other goods and services. If that happens, our existing and potential customers and system integrators, value-added resellers, network infrastructure vendors and software application vendors could confuse us and our products and services with another company and its products and services. This could weaken the value of the XACCT name and result in the loss of business to our competitors, either of which would harm our operating results.

WE COULD BE CHARGED WITH TRADEMARK INFRINGEMENT AND INCUR SIGNIFICANT COSTS IN CONTESTING THESE CHARGES AND FOR ANY RELATED LIABILITY.

     Other companies that use or have registrations for terms similar to XACCT for various products and services or for their company or brand name could claim that we are infringing their federal or state trademark rights by our use of the mark XACCT or its derivations. An infringement claim of that nature, whether meritorious or not, could be time consuming and result in the diversion of management resources and costly litigation. In addition, it could result in our loss of the right to use the mark XACCT and its derivations, including the right to use them:

     o    in our corporate name;

     o    as part of the services we offer; and

     o    as part of our web site address, which is currently www.xacct.com.

     Litigation or settlement of an infringement claim could also require us to pay damages or enter into royalty or licensing agreements on terms that are unfavorable to us. If we are unable to use the mark XACCT and its derivations, we will be required to adopt a new company and brand name and to market our products and services under a new name. To do so, we will be required to incur significant costs. Any of those events could significantly harm our business.

OUR GROWTH CONTINUES TO PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO MARKET AND SELL OUR XACCTUSAGE PRODUCT LINE AND DEVELOP NEW PRODUCTS MAY BE HARMED.


     We must plan and manage our growth in order to effectively market and sell our product line and services and achieve revenue growth and profitability in a rapidly evolving market. Our growth has and will continue to place a significant strain on our management systems and resources, and we may not be able to effectively manage our growth in the future. We continue to increase the scope of our operations both in the U.S. and internationally, and have added a number of employees. For example, the number of our employees grew from 93 at December 31, 1999 to 203 at June 30, 2000. In particular, our sales organization grew from 22 at December 31, 1999 to 51 people at June 30, 2000. For us to effectively manage our growth, we must continue to do the following:


     o    improve our operational, financial and management controls;

     o    improve our reporting systems and procedures;

     o    install new management and information control systems; and

     o    expand, train, motivate and manage our workforce.

     Additionally, we expect that we will have to continue to expand our facilities and may face difficulties and significant expenses identifying and moving into suitable office space. Expanding our operations will require significant management attention and financial resources. We cannot be certain that our investments in our growth will produce desired levels of revenue. Our business will suffer dramatically if we fail to effectively manage our growth.

IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OR IF OUR MANAGEMENT FAILS TO OPERATE EFFECTIVELY, WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY OR OPERATE OUR BUSINESS EFFECTIVELY.

     Our success depends upon the continued services of our senior management and other key personnel, many of whom would be difficult to replace. The loss of any of these individuals would harm our ability to implement our business strategy and to operate our business effectively. In particular, the services of Eric Gries, our President and Chief Executive Officer, and Eran Wagner, our Executive Vice President, Technology, would be difficult to replace. None of our officers or key employees is bound by an employment agreement for any specific term.

     We believe our success depends significantly upon our management's ability to operate effectively, both individually and as a group. Richard Van Hoesen, who was hired as Chief Financial Officer in January 2000, and certain other members of the management team, have only recently joined us. We therefore cannot assure you that our management will be able to perform effectively in their respective roles and as a team.

     Our success also depends upon our ability to continue to attract, retain and motivate skilled employees. Competition for employees in our industry is intense, especially in the San Francisco Bay Area and Israel. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions and it is becoming increasingly difficult to hire, retain and motivate these persons. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining skilled employees. Competitors and others in the past have attempted, and may in the future attempt, to recruit our employees. We believe that we will incur increasing salaries, benefits and recruiting expenses because of the difficulty in hiring and retaining employees.

ACQUISITIONS OF NEW COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND STRAIN MANAGEMENT RESOURCES DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS.

     We may make future acquisitions or investments in other companies, products or technologies. If we make any acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. The issuance of equity securities for any acquisition could be substantially dilutive to our shareholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

WE MAY FACE CLAIMS OF INVASION OF PRIVACY OR INAPPROPRIATE DISCLOSURE, AND WE MAY NEED TO SPEND SIGNIFICANT RESOURCES TO PROTECT AGAINST OR CORRECT PROBLEMS CAUSED BY SECURITY BREACHES.

     Because our software contains features which may allow us or our customers to control, monitor or collect information from computers running our software without notice to the computing users, we may face claims about invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability could harm our operating results.

     Additionally, third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in security and any breach could harm our business or reputation. We may be required to expend significant capital and other resources to further protect against security breaches or to correct problems caused by any breach.

OUR OPERATIONS ARE SUBJECT TO BUSINESS INTERRUPTION DUE TO LACK OF ADEQUATE PROTECTION AND BACK-UP SYSTEMS.

     Our operations are vulnerable to damage or interruption from computer viruses, human error, natural disasters, intentional acts of vandalism and similar events. We have not established a formal disaster recovery plan and our back-up operations may be inadequate and our business interruption insurance may not be enough to compensate us for losses that occur. Any sustained interruption in our operations may harm our business and our ability to compete.

                          RISKS RELATED TO OUR INDUSTRY

IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE, CHANGING CUSTOMER DEMANDS AND EVOLVING INDUSTRY STANDARDS, WE WILL NOT BE ABLE TO COMPETE.


     Our industry is characterized by rapid technological change, frequent product introductions and enhancements, changes in customer demands and evolving industry standards. The technological life cycle of our products is difficult to estimate. Future versions of software applications and networking products, hardware and software platforms embodying new technologies and the emergence of new industry standards could render our product line obsolete. XACCTUSAGE may not operate correctly on future networking environments, hardware and software platforms, programming languages, database environments and software applications that our customers may use. We may not be able to successfully continue to enhance our current product line to address these challenges. Moreover, we may not be able to develop and introduce new products that anticipate emerging technology standards and keep pace with competitive and technological developments to address the increasingly sophisticated needs of our customers on a timely basis. Our failure to do so would render our products obsolete and would harm our ability to compete.

WE MAY BE REQUIRED TO CHANGE OUR REVENUE RECOGNITION POLICIES BASED ON CHANGING IMPLEMENTATION GUIDELINES AND INTERPRETATIONS WHICH MAY CAUSE OUR REVENUES AND OPERATING RESULTS TO FLUCTUATE UNEXPECTEDLY.


     In recent years, software revenue recognition rules have been under heavy review and interpretation by various accounting authoritative and regulatory bodies, including the American Institute for Certified Public Accountants and the Financial Accounting Standards Board. These reviews and interpretations have resulted in significant changes in the practices and standards for recognizing revenues in software companies.


     Our revenue recognition policies are in compliance with current accounting standards. However, the rapid pace of change in these standards could result in significantly different standards in the future and could have a material adverse effect on our business, results of operations or financial position as we change our practices to comply with such changing standards.

     At this time, we are unaware of any contemplated changes to current revenue recognition standards that would cause such an effect on our business.

WE MAY SUFFER PRICE REDUCTIONS, LOSS OF CUSTOMERS, REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE DUE TO INCREASING COMPETITION.

     The market for our product line is new, evolving and subject to rapid technological changes. To date, our primary competition has come from solutions developed by the in-house technology departments of potential customers or partners. We have experienced and expect to continue to experience increased competition from current and potential competitors. Many of these companies have greater name recognition, longer operating histories, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources. Some of our potential competitors are among the largest and most well capitalized software, hardware and communications companies in the world. Our competitors include:

     o in-house information technology departments of potential customers or partners that have developed or may develop systems that substitute for some or all of the functionality of our XACCTUSAGE product;

     o companies with products that address our market, such as Hewlett Packard Co., Lucent Technologies, Inc., EHPT Sweden AB, and Narus, Inc.; and

     o companies that have developed software that addresses only certain components of Internet Protocol mediation.

     We are also aware of numerous other companies that are focusing significant resources on developing and marketing products that will compete with XACCTUSAGE. Additional competitors could come from a number of companies that produce application integration or communications software.

     We expect that competition will increase in the near term and that our primary long-term competitors may not have entered the market yet. If any of our competitors were to become the industry standard or were to enter into or expand relationships with significantly larger companies through mergers, acquisitions or otherwise, our business and operating results could be significantly harmed. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could reduce our future revenues. We may not compete successfully against current and potential competitors, especially those with significantly greater resources.

THE GROWTH OF OUR BUSINESS DEPENDS ON THE INCREASING USE OF THE INTERNET AND OTHER PUBLIC AND PRIVATE NETWORKS.

     We sell XACCTUSAGE to organizations providing Internet-based services. If the use of the Internet and other public and private networks does not grow as anticipated, our revenues could decline and our business would be significantly harmed. We depend on the increased acceptance and use of the Internet as a medium for electronic communications and commerce and its adoption for transacting business processes. Rapid growth in the use of the Internet is a recent occurrence. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of users may not adopt or continue to use the Internet as a medium of communications and commerce. Demand and market acceptance for recently introduced services and products for the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

FUTURE REGULATION OF THE INTERNET MAY SLOW ITS GROWTH, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES AND INCREASED COSTS OF DOING BUSINESS.

     Due to the increasing popularity and use of the Internet, it is possible that state and federal regulators will adopt laws and regulations that may impose additional burdens on those companies conducting business over the Internet. The growth and development of the market for Internet-based services may prompt calls for more stringent consumer protection laws. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services or otherwise harm our business. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as communications, property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other on-line services could harm our growth.

IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WE MAY LOSE THESE RIGHTS AND OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     Our success and ability to compete depend upon our internally developed technology and other proprietary rights, which we protect through a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements. In addition, we have made two patent applications in the United States regarding certain aspects of our technology. However, existing laws afford only limited protection. Competitors and potential competitors may develop products with the same functionality as our products. Moreover, competitors and potential competitors may attempt to copy or reverse engineer aspects of our product line or to obtain and use information that we regard as proprietary. Policing the unauthorized use of our products is difficult, and we cannot be certain that we will be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. Use by others of our proprietary rights could materially harm our business, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

IF OUR SOURCE CODE IS RELEASED TO OUR CUSTOMERS, OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS COULD BE JEOPARDIZED AND OUR REVENUES COULD DECLINE.

     Some of our license agreements require us to place the source code for our products in escrow. These agreements generally provide these customers with a limited, non-exclusive license to use this code if:

     o there is a bankruptcy, insolvency or winding-up proceeding involving us;

     o    we cease to do business without a successor; or

     o    we do not provide contractually agreed maintenance and support.

     Our revenues could decline and our business could be seriously harmed if customers were granted access to our source code.

OUR PRODUCTS COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MIGHT RESULT IN COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

     It is possible that third parties will claim that we have infringed their intellectual property rights. Substantial litigation regarding intellectual property rights exists in the software industry, and we expect that software developers will be increasingly subject to infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Some of our competitors may have filed or may intend to file patent applications covering aspects of their technology upon which they may claim our technology infringes. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent or delay product shipment, divert the attention and resources of our management or technical personnel or require us to develop non-infringing technology or to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information.


                          RISKS RELATED TO OUR OFFERING

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE OF OUR ORDINARY SHARES TO DECLINE.

     Our current shareholders hold a substantial number of our ordinary shares that they will be able to sell in the public market in the near future. Sales of a substantial number of shares after this offering could significantly reduce the market price of our ordinary shares. Even the perception that our current shareholders might sell ordinary shares could depress the trading price of the ordinary shares. These sales, and the possibility of these sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.


     Holders of approximately 19.3 million ordinary shares, which will represent approximately 73% of our outstanding share capital after completion of this offering, have certain rights to require us to register their ordinary shares with the Securities and Exchange Commission. In addition, after this offering, we intend to register all ordinary shares that we may issue under our share plans and employee share purchase plan. Once we register these shares, they can be freely sold in the public market upon issuance. If these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our ordinary shares. These sales also could impede our ability to raise future capital.


WE EXPECT TO EXPERIENCE VOLATILITY IN OUR SHARE PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

     Our ordinary shares have never been sold in a public market and an active trading market for our shares may not develop or be sustained. If you purchase our ordinary shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. The price of our ordinary shares that will prevail in the market may be lower than the price you pay.

     The market price of the ordinary shares may fluctuate significantly in response to the following factors, most of which are beyond our control:

     o    variations in our quarterly operating results;

     o changes in securities analysts' estimates of our financial performance;

     o    changes in market valuations of similar companies;

     o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o loss of a major customer or failure to complete significant license transactions; and


     o    additions or departures of key personnel.

     Moreover, the market for technology and Internet-related companies has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These fluctuations may adversely affect the trading price of our ordinary shares, regardless of our actual operating performance. As a result, you may be unable to sell your ordinary shares at or above the offering price.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED SHARE PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average share price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could seriously harm our business.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.


     Upon completion of this offering, our executive officers, directors and principal shareholders will beneficially own, in the aggregate, approximately 82.8% of our outstanding ordinary shares. As a result, these shareholders, if acting together, will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of control could disadvantage other shareholders with interests different from those of our officers, directors and principal shareholders. For example, our officers, directors and principal shareholders could delay or prevent an acquisition or merger even if the transaction would benefit other shareholders. Please see "Principal Shareholders" for a more detailed description of our share ownership.


FAILURE TO RAISE ADDITIONAL CAPITAL OR TO GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUES.

     We expect that the net proceeds from this offering, our cash reserves and any cash flows from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. However, our limited operating history makes it difficult to predict whether these funds will be sufficient to finance our anticipated growth. We may need to raise additional funds if our estimates of revenues or if our working capital or capital expenditure requirements change or prove inaccurate, if we are required to respond to unforeseen technological or marketing hurdles or if we choose to take advantage of unanticipated opportunities. Additional funds might not be available at acceptable terms, if at all. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders would be reduced and the value of their investments might decline. In addition, any new securities issued might have rights, preferences or privileges senior to those of the securities held by our shareholders. If we raise additional funds through the issuance of debt, we might become subject to restrictive covenants.

     If we need additional capital and cannot raise it on acceptable terms and on a timely basis, we may not be able to, among other things:

     o    develop or enhance our products and services;

     o    acquire new technologies, products or businesses;

     o    expand operations, in the United States or internationally;

     o    hire, train and retain employees; or

     o respond to competitive pressures or unanticipated capital requirements.

     Our failure to do any of these things could result in lower revenues and could seriously harm our business.

WE MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT IMPROVE OUR OPERATING RESULTS OR INCREASE THE VALUE OF YOUR INVESTMENT.

     We will have broad discretion in how we use the proceeds from this offering, and we may spend these proceeds in ways that do not improve our operating results or increase the value of your investment. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding how to use the proceeds from this offering.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR ORDINARY SHARES.

     We have never declared or paid any cash dividend on our share capital. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

NEW INVESTORS IN OUR ORDINARY SHARES WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT.


     The initial public offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our ordinary shares immediately after this offering. Therefore, if you purchase our ordinary shares in this offering, you will incur an immediate dilution of $7.13 in net tangible book value per share of ordinary shares from the price you paid, based on an assumed initial public offering price of $10.00 per share. The exercise of outstanding options may result in further dilution. For a further description of the dilution that you may experience immediately after this offering, please see "Dilution."


                    RISKS RELATED TO INTERNATIONAL OPERATIONS

WE ARE SUSCEPTIBLE TO ADDITIONAL RISKS FROM INTERNATIONAL OPERATIONS.

     We derived 37% of our revenues in 1999 and 33% of our revenues in the six months ended June 30, 2000 from sales outside North America. As a result, we face additional risks from doing business internationally including:

     o    reduced protection of intellectual property rights in some countries;

     o    licenses, tariffs and other trade barriers;

     o    difficulties in staffing and managing foreign operations;

     o    longer sales and payment cycles;

     o    greater difficulties in collecting accounts receivable;

     o    seasonal reductions in business activity;

     o    potentially adverse tax consequences;

     o    laws and business practices favoring local competition;

     o    costs and difficulties of customizing products for foreign countries;

     o    compliance with a wide variety of complex foreign laws and treaties;

     o    political and economic instability; and

     o    variance and unexpected changes in local laws and regulations.

     Our principal research and development facilities are located in Israel, and our directors, executive officers and other key employees are located primarily in Israel, the United States and Europe. In addition, we maintain offices in Germany, Sweden and the United Kingdom to market and sell our products in those countries and surrounding regions. We have sold XACCTUSAGE internationally for only a few quarters, and we have limited experience in developing localized versions of XACCTUSAGE and marketing and distributing them internationally.

     If we fail to overcome the challenges encountered in our international operations, we could experience slower than expected revenue growth and our business could be harmed.

EXCHANGE RATE FLUCTUATIONS BETWEEN THE U.S. DOLLAR AND THE NIS MAY NEGATIVELY AFFECT OUR EARNINGS.

     Although most of our revenues and a majority of our expenses are denominated in U.S. dollars, a significant portion of our research and development expenses are incurred in New Israeli Shekels, or NIS. As a result, we may be negatively affected by fluctuations in the exchange rate between the U.S. dollar and the NIS. Further, because most of our international revenues are denominated in U.S. dollars, a strengthening of the dollar versus other currencies could make our products less competitive in foreign markets and collection of receivables more difficult. We do not currently engage in currency hedging activities but we may choose to do so in the future.

BECAUSE WE HAVE IMPORTANT FACILITIES AND RESOURCES LOCATED IN ISRAEL, ANY MAJOR ADVERSE DEVELOPMENT IN ITS POLITICAL OR ECONOMIC CONDITIONS COULD CAUSE OUR BUSINESS TO SUFFER.


     Our principal research and development facilities and our international headquarters are located in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could significantly harm our business. Since establishment in 1948, the State of Israel has been and continues to be in a state of hostility with its neighbors, varying from time to time in intensity and degree. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a change in Israeli taxation or the treatment of exports or a significant downturn in the economic or financial conditions in Israel.


     Some of our senior officers and key employees who are citizens and residents of Israel under the age of 54 are currently or may be obligated to perform annual reserve duty in the Israeli Defense Forces and are subject to being called for active military duty at any time. Fulfillment of these obligations may deprive us of key employees for extended periods of time.

     Further, inflation in Israel and devaluation of the NIS could have an impact on our financial results. Although Israel has experienced substantially reduced rates of inflation and devaluation in recent years, they are still relatively high compared to those in the United States. Our business could be harmed by inflation or devaluation. If inflation rates in Israel increase again and hurt Israel's economy as a whole, our operations and financial condition could suffer.

ANY FUTURE PROFITABILITY MAY BE DIMINISHED IF TAX BENEFITS FROM THE STATE OF ISRAEL ARE REDUCED OR WITHHELD.


     Pursuant to the Israeli Law for the Encouragement of Capital Investments, 1959, the Israeli government has granted "Approved Enterprise" status to our existing capital investment program in Israel. Consequently, we are eligible for tax benefits with respect to income derived from our investment program for the first several years in which such investment program generates taxable income. Our future profitability may be diminished if all or a portion of these tax benefits are reduced or eliminated. These tax benefits may be cancelled in the event of changes in Israeli government policies or if we fail to comply with requisite conditions and criteria. Currently the benefits available to an approved enterprise are dependent upon the fulfillment of the conditions stipulated in the applicable law and in the certificate of approval of such program. We may not satisfy these conditions in the future. We cannot assure you that these tax benefits will be continued in the future at their current levels, if at all. If these tax benefits were reduced or eliminated, the taxes we would have to pay are likely to increase.

     In May 2000, an expert committee of the Israeli Ministry of Finance recommended substantial tax reforms to Israeli tax law which, if adopted, may increase the amount of tax we have to pay with respect to income derived from our approved enterprise under the Law for the Encouragement of Capital Investments, 1959, which may result in lower profitability and a decline in our share price. Please see "Israeli Taxation" for a further discussion of tax issues under Israeli Law.


ISRAELI COURTS MIGHT NOT ENFORCE JUDGMENTS RENDERED OUTSIDE OF ISRAEL, WHICH MAY MAKE IT DIFFICULT TO COLLECT ON JUDGMENTS RENDERED AGAINST US.

       Some of our directors and executive officers are not residents of the United States and some of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers and the enforcement of judgments obtained in the United States against us, and our directors and executive officers outside of the United States, may be difficult to obtain. Furthermore, if a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency. XACCT Technologies, Inc., our U.S. subsidiary, is the U.S. agent authorized to receive service of process in any action against us in any federal or state court arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

     We have been informed by our legal counsel in Israel that there is doubt as to the enforceability of civil liabilities under U.S. securities laws in original actions instituted in Israel. Moreover, an Israeli court generally will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts or if its enforcement is likely to prejudice the sovereignty, the law, public policy or the security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

     o    the judgment was obtained by fraud;

     o adequate service of process was not effected or the defendant did not have a reasonable opportunity to present his or her arguments and evidence;

     o the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

     o the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

     o at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

     For further information, please see "Enforceability of Civil Liabilities."

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF XACCT, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.


     Our articles of association provide for a staggered board of directors and the ability of our board of directors to issue, without further shareholder action, preferred shares with rights and privileges which may be senior to our ordinary shares. These provisions may inhibit or may have the effect of delaying, preventing or making more difficult a merger or other acquisition of XACCT, even if doing so would be beneficial to our shareholders. Please see "Description of Share Capital--Mergers and Acquisitions and Anti-Takeover Provisions Under Israeli Law" for a further discussion of anti-takeover provisions.



ISRAELI LAW CONTAINS CERTAIN PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF XACCT, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

     Israeli law regulates mergers, acquisition of shares through tender offers and certain other corporate transactions in a manner that may discourage or delay potential acquisition proposals, even if they are beneficial to our shareholders. Please see "Description of Share Capital--Mergers and Acquisitions and Anti-Takeover Provisions Under Israeli Law" for a further discussion of anti-takeover provisions.


THE NEW ISRAELI COMPANIES LAW IMPOSES SUBSTANTIAL DUTIES ON SHAREHOLDERS AND MAY CAUSE UNCERTAINTIES REGARDING CORPORATE GOVERNANCE.


     The Israeli Companies Law, which became effective on February 1, 2000, brought about significant changes to Israeli corporate law. The new law includes provisions imposing substantial duties on certain controlling and non-controlling shareholders. Please see "Management--Approval of Certain Transactions--Duties of Shareholders," for a more detailed discussion of shareholder duties under the Companies Law. In addition, uncertainties regarding certain aspects of corporate governance may persist until Israeli courts interpret the Companies Law. These uncertainties could delay or inhibit takeover attempts or other corporate transactions, decisions or actions that may be beneficial to shareholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

     We estimate that we will receive approximately $44.1 million in net proceeds from this offering, based upon the sale of 5 million ordinary shares at an assumed initial public offering price of $10.00 per share, the midpoint of the offering range on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $51.1 million.

     We intend to use the net proceeds of this offering for additional working capital and other general corporate purposes. We have not yet determined our expected use of the proceeds, but we currently estimate that through June 2001 we will use approximately $10.0 million to $12.0 million on research and development expenditures. We will also use a portion of the proceeds for expansion of our operations and sales and marketing capabilities, and the capital requirements to support these expansions, primarily including computing equipment, furniture and fixtures. Other than as noted above, we currently do not have any specific plans on the allocation of the proceeds, and therefore the proceeds we receive from this offering do not necessarily correlate with our expansion.


     The actual amount of net proceeds that we spend on a particular use will depend on a variety of factors, many of which are beyond our control. These factors include our future revenue growth, if any, additional financing sources, if any, the availability and desirability of potential acquisitions of businesses, products or technologies, the amount of expenditures required for other uses and the amount of cash generated or used by our operations. Many of these factors are beyond our control. As a result, our management will retain broad discretion in the use of the net proceeds from this offering.


     Until we use the net proceeds of this offering, we intend to invest the net proceeds in short-term, investment-grade marketable securities.

     We are also conducting an initial public offering at this time to position ourselves more strongly in our market, to create a public market for our ordinary shares and to facilitate our future access to the public capital markets.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our ordinary shares in the past. We do not expect to pay any cash dividends on our ordinary shares in the foreseeable future and intend to retain our future earnings, if any, to finance the development of our business.

     In the event that cash dividends are declared in the future, we will pay those dividends in New Israeli Sheckels, or NIS, or in foreign currency, subject to any statutory limitations. Under current Israeli regulations, any dividends or other distributions paid with respect to ordinary shares will be freely repatriable in such non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israeli income tax has been paid on, or withheld from, those payments. Because exchange rates between the NIS and the U.S. dollar fluctuate, a U.S. shareholder will bear the risks of currency fluctuations during the period between the date the dividend is declared and paid by us in NIS and the date conversion is made by the shareholder into U.S. dollars.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     o    on an actual basis;

     o on a pro forma basis giving effect to (1) the exercise of warrants outstanding as of June 30, 2000 to purchase 1,398,547 preferred shares at a weighted average exercise price of $7.72 per share, which warrants if unexercised would expire upon the closing of this offering; and (2) the conversion of all issued and outstanding preferred shares into ordinary shares; and

     o on a pro forma as adjusted basis to reflect the sale of the ordinary shares in this offering at an assumed initial public offering price of $10.00 per ordinary share after deducting estimated underwriting discounts and the estimated expenses of this offering payable by us.

     You should read the table below in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.


                                                                                        JUNE 30, 2000
                                                                                         (UNAUDITED)
                                                                            -------------------------------------
                                                                                                      PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED
                                                                            ----------  -----------  ------------
                                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Shareholders' equity:
Preferred shares, NIS 0.04 nominal value, 20,550,000 shares authorized;
   15,223,214 shares issued and outstanding, actual; no shares issued
   and outstanding pro forma and pro forma as adjusted...................   $     151   $       --   $        --
Ordinary shares, NIS 0.04 nominal value, 182,630,000 voting shares and
   1,820,000 non-voting shares authorized; 4,651,398 voting shares issued and outstanding, actual; 19,888,013 voting shares and
   1,385,146 non-voting shares issued and outstanding, pro forma;
   and 24,888,013 voting shares and 1,385,146 non-voting shares issued
   and outstanding, pro forma as adjusted................................          46          210           259
Additional paid-in capital...............................................      62,684       73,354       117,405
Deferred stock compensation..............................................     (11,372)     (11,372)      (11,372)
Receivables on account of shares.........................................          (5)          (5)           (5)
Accumulated deficit......................................................     (30,863)     (30,863)      (30,863)
                                                                            ----------  -----------  ------------
     Total shareholders' equity..........................................   $  20,641   $   31,324   $    75,424
                                                                            ==========  ===========  ============
          Total capitalization...........................................   $  20,641   $   31,324   $    75,424
                                                                            ==========  ===========  ============

     The table excludes:

     o 4,828,847 ordinary shares issuable upon exercise of options outstanding as of June 30, 2000 with a weighted average exercise price of $2.56 per share;

     o 8,670,048 ordinary shares available for future issuance under our share option plans; and


     o 750,000 ordinary shares that will be available for issuance under our 2000 Employee Share Purchase Plan.

                                    DILUTION

     If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per share of our ordinary shares and the pro forma as adjusted net tangible book value per share of our ordinary shares immediately after this offering.


     Investors participating in this offering will incur immediate, substantial dilution. The pro forma net tangible book value of our ordinary shares as of June 30, 2000 was $31.3 million, or $1.47 per ordinary share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of ordinary shares outstanding after assuming the exercise of warrants to purchase 1,398,547 preferred shares outstanding as of June 30, 2000, which warrants if unexercised would expire upon the completion of this offering and the conversion of all issued and outstanding preferred shares into ordinary shares. Assuming our sale of ordinary shares offered by this prospectus at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable, our pro forma as adjusted net tangible book value at June 30, 2000 would have been $75.4 million, or $2.87 per ordinary share. This represents an immediate increase in pro forma net tangible book value of $1.40 per share to existing shareholders and an immediate dilution of $7.13 per share to new investors purchasing ordinary shares in this offering. The following table illustrates this dilution on a per ordinary share basis:


Assumed initial public offering price per ordinary share....................................             $ 10.00
   Pro forma net tangible book value per ordinary share as of June 30, 2000.................   $  1.47
   Increase per share attributable to new investors.........................................      1.40
                                                                                               --------
Pro forma as adjusted net tangible book value per ordinary share after this offering........                2.87
                                                                                                         --------
Dilution per ordinary share to new investors................................................             $  7.13
                                                                                                         ========

     The following table sets forth on a pro forma as adjusted basis, as of June 30, 2000, the differences between the number of ordinary shares purchased from us, the total consideration paid and the average price per share paid by existing holders of ordinary shares and by the new investors, before deducting the estimated underwriting discount and estimated offering expenses payable by us.

                                                        SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                                      ---------------------  ------------------------    PRICE
                                                        NUMBER     PERCENT      AMOUNT       PERCENT   PER SHARE
                                                      -----------  --------  --------------  --------  ----------
Existing shareholders..............................   21,273,159    81.0%     $  60,780,724    54.9%    $  2.86
New investors......................................    5,000,000    19.0%        50,000,000    45.1%    $ 10.00
                                                      -----------  -----     --------------  ------
     Total.........................................   26,273,159   100.0%     $ 110,780,724   100.0%
                                                      ===========  =====     ==============  ======

     The foregoing discussion and tables exclude:

     o 4,828,847 ordinary shares issuable upon exercise of options outstanding as of June 30, 2000 to purchase, at a weighted average exercise price of $2.56 per share;

     o 8,670,048 ordinary shares available for future issuance under our share option plans; and


     o 750,000 ordinary shares that will be available for issuance under our 2000 Employee Share Purchase Plan.

     To the extent any of these options are exercised or any of these shares are issued, there will be further dilution to new investors.


       If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors increases to 5,750,000, or 21.3% of the total ordinary shares outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


       The following selected consolidated financial data as of December 31, 1998 and 1999 and for the period from our inception in June 1997 through December 31, 1997 and for the years ended December 31, 1998 and 1999 have been derived from our consolidated financial statements and the related notes set forth elsewhere in this prospectus. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The selected consolidated financial data as of December 31, 1997 have been derived from audited consolidated financial statements not included in this prospectus, which have also been prepared in accordance with generally accepted accounting principles in the United States. The selected consolidated statements of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data at June 30, 2000 have been derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at those dates and the results of operations for those periods. You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results.


                                                INCEPTION           YEAR ENDED
                                               (JUNE 1997)          DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                               DECEMBER 31,  ---------------------------  --------------------------
                                                   1997          1998           1999           1999          2000
                                              -------------  -------------  ------------  -------------  -----------
                                                                                                (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
   License.................................   $         --   $         --   $       898   $       267   $     2,071
   Service.................................             --             --           296            48           504
                                              -------------  -------------  ------------  ------------  ------------
     Total revenues........................             --             --         1,194           315         2,575
                                              -------------  -------------  ------------  ------------  ------------
Cost of revenues:
   License.................................             --             --            48            16           225
   Service.................................             --             --           192            48         1,325
                                              -------------  -------------  ------------  ------------  ------------
     Total cost of revenues................             --             --           240            64         1,550
                                              -------------  -------------  ------------  ------------  ------------
Gross profit...............................             --             --           954           251         1,025
                                              -------------  -------------  ------------  ------------  ------------
Operating expenses:
   Research and development................            390          1,511         2,243         1,026         4,012
   Sales and marketing.....................            127          1,995         6,472         2,409         8,617
   General and administrative..............            152          1,033         1,204           429         2,505
   Amortization of deferred stock
     compensation(*).......................             --             --           381            --         3,246
                                              -------------  -------------  ------------  ------------  ------------
     Total operating expenses..............            669          4,539        10,300         3,864        18,380
                                              -------------  -------------  ------------  ------------  ------------
Operating loss.............................           (669)        (4,539)       (9,346)       (3,613)      (17,355)
Interest and other income, net.............              7            105           268           114           666
                                              -------------  -------------  ------------  ------------  ------------
Net loss...................................   $       (662)  $     (4,434)  $    (9,078)  $    (3,499)  $   (16,689)
                                              =============  =============  ============  ============  ============
Basic and diluted net loss per share.......   $      (0.30)  $      (1.17)  $     (2.34)  $     (0.91)  $     (4.12)
                                              =============  =============  ============  ============  ============
Weighted average number of shares used
   in computing basic and diluted net
   loss per share..........................      2,192,400      3,804,874     3,886,495     3,828,718     4,055,480
                                              =============  =============  ============  ============  ============
Pro forma basic and diluted net loss per
   share (unaudited).......................                                 $     (0.67)                $     (0.91)
                                                                            ============                ============
Pro forma weighted average number of
   shares used in computing basic and
   diluted net loss per share (unaudited)..                                  13,566,732                  18,318,883
                                                                            ============                ============



                                                                                 YEAR ENDED        SIX MONTHS
                                                                                DECEMBER 31,      ENDED JUNE 30,
                                                                                    1999              2000
                                                                              -----------------  ----------------
                                                                                                   (UNAUDITED)
(*) Amortization of stock-based compensation relates to the following:
       Cost of revenues....................................................   $              8   $           158
       Research and development............................................                107               729
       Sales and marketing.................................................                189             1,081
       General and administrative..........................................                 77             1,278
                                                                              -----------------  ----------------
               Total.......................................................   $            381   $         3,246
                                                                              =================  ================

                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                             DECEMBER 31,
                                                                    -------------------------------    JUNE 30,
                                                                      1997       1998       1999         2000
                                                                    ---------  ---------  ---------  ------------
                                                                                                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................................   $    366   $  5,445   $ 17,309   $    19,944
Working capital..................................................        243      5,021     17,312        17,878
Total assets.....................................................        518      6,064     20,086        25,248
Shareholders' equity.............................................        338      4,973     17,827        20,641


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH THE "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. WE BELIEVE THAT PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.

OVERVIEW

     We are a provider of business infrastructure software for network service providers. Our infrastructure software is designed to allow network service providers to implement new value-based and usage-based business models and to offer higher-margin, enhanced services through comprehensive real-time data collection, data aggregation and automated service provisioning.


     Our software is designed to gather network usage, traffic and transaction information from network elements such as routers, switches, firewalls, servers and gateways and to synthesize, enhance and tailor that information to produce the specified information and formats required by network service providers to implement these business models. Network service providers can use this real-time data to offer and charge their customers appropriately for network services based on usage time, quality of service, transactions, events, content or volume. These network services include Internet telephony, web hosting, application renting, video conferencing, movies/video on demand, audio over Internet protocol, unified messaging, network games, virtual private networking, voice-mail, fax over Internet protocol, e-mail and file transfers. This detailed information can also be used to support operations and business support systems of network service providers, including billing, customer care, market analysis, churn management, fraud management, service level management and other systems. We have designed our solution to provide the carrier-class scalability, reliability, manageability and flexibility that our customers demand to run their mission-critical business applications.

     We were incorporated in Israel and commenced operations in June 1997. We were a development stage company from our inception in June 1997 through December 1998. We began shipping our initial product in January 1999. We have spent a substantial amount to date developing our initial products and establishing our operations. From our incorporation in June 1997 through the end of 1998, we primarily engaged in research activities and development of our products. We first began generating revenues from software license fees from the initial version of our products in January 1999. During 1999, we continued to enhance the functionality of our products and build our management team and operations. During the first two quarters of 2000 we added 26 customers and hired 111 employees. As our revenues increased we also incurred significant operating expenses as we expanded our research and development organization, our direct sales force and our professional services department. At June 30, 2000, we had an accumulated deficit of $30.9 million.

     We derive our revenues principally from software licenses and related services. To date, our license revenues have been derived from licenses of XACCTUSAGE, our server-based software platform that resides at the network service provider's site, as well as information source modules and gatherers which reside near the switches, routers, hubs and other elements of the network. Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant XACCT obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable. We generally do not grant a right of return to our customers. When a right of return exists, we defer revenue until the right of return expires, at which time revenue is recognized provided that all other revenue recognition criteria have been met. We consider all arrangements with payment terms extending beyond thirty days not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customers provided that all other revenue recognition criteria have been met. Customer payments received prior to the recognition of revenues are recorded as deferred revenue.

     When contracts contain multiple elements wherein vendor specific objective evidence (VSOE) of fair value exists for all undelivered elements, we account for the delivered elements in accordance with the "Residual Method" prescribed by Statement of Position No. 98-9. Service revenues include maintenance and support and consulting services such as implementation, training and installation. Customers who license our products usually purchase maintenance and support contracts. These contracts provide unspecified software upgrades, as well as technical support, over a specified term, which typically is 12 months. Maintenance and support contracts are usually paid in advance, and revenues from these contracts are recognized on a straight-line basis over the term of the contract.

Customers typically purchase additional consulting services from us to support their implementation activities. These consulting services generally are sold on a time and materials basis. Consulting and training revenues are recognized at the time the services are rendered. Customer advances and billed amounts due from customers in excess of recognized revenues are recorded as deferred revenues. Arrangements that include consulting services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue under the arrangement is recognized using contract accounting. When services are not considered essential, the revenue allocable to the software services is recognized as the services are performed. To date, we have determined that the services are not essential to the functionality of the other elements of the arrangements.

     We market our products through our direct sales force and through relationships with system integrators, value-added resellers and technology vendors. Revenues attributable to indirect sales are recognized upon acceptance by the end customer. In 1999, we derived 63% of our revenues from customers located in North America and 37% of our revenues from customers outside North America, substantially all of which were in Europe. In the six months ended June 30, 2000, we derived 67% of our revenues from customers in North America and 33% of our revenues from customers located outside North America. Please see note 9 to our consolidated financial statements for additional financial information presented by geographic area. In the first two quarters of 2000, we opened three offices in Europe. We plan to expand our operations into Asia and further across Europe.

     Our limited operating history makes it difficult to predict our future operating results. We believe our future success will depend on our ability to expand our customer base and enhance our products. We intend to continue to invest significantly in sales, marketing and research and development and expect to incur operating losses for the foreseeable future. A delay in the revenue recognition from one or more license transactions could cause significant variations in operating results from quarter to quarter and could result in larger-than-anticipated losses.


     In 1999, a small number of customers accounted for a significant portion of our total revenues. During that year, revenues from four customers accounted for 51% of total revenues. We expect that revenues from a limited number of customers will continue to account for a large percentage of total revenues in future quarters. TV Cabo Acoreana, S.A., UUNET Technologies, Inc., Genuity Inc., and Verio Inc. each accounted for at least 10% of total revenues in 1999. For the six months ended June 30, 2000, Digital Island, Cable & Wireless, CPG and WorldCom, Inc. each accounted for at least 10% of total revenues.

     We intend to continue to invest in product development and technologies to enhance our products and services and develop new products and services. Also, an important part of our strategy is to expand our operations and employee base and build our sales, marketing, customer support, technical and operational resources. We expect to continue to incur substantial operating losses in the future, and our expected increase in operating expenses will require significant increases in revenues before we become profitable.


     STOCK-BASED COMPENSATION

     Deferred stock compensation represents the difference between the estimated fair value of the ordinary shares for accounting purposes and the option exercise price at the date of grant. We have amortized deferred stock compensation of $3.6 million in connection with stock options we have granted through June 30, 2000. Approximately $11.4 million is to be amortized over the remaining vesting period of the options. This amount is amortized over the four-year vesting period of the options using the graded vesting option approach. We expect to record additional deferred stock compensation with respect to share option grants made subsequent to June 30, 2000. Deferred stock compensation expense will be reduced for future periods to the extent that options are terminated prior to full vesting. Please see note 7 to our consolidated financial statements for a further description of stock-based compensation expense.

     NET OPERATING LOSS CARRYFORWARDS

     From our inception in June 1997 through December 31, 1999, we had $4.7 million of Israeli net operating loss carryforwards and $6.9 million of U.S. federal and state net operating loss carryforwards to offset future taxable income. These net operating loss carryforwards expire in varying amounts from 2006 to 2019. Given our limited operating history and our losses incurred to date, coupled with the difficulty of forecasting future results, a full valuation allowance has been recorded. Furthermore, as a result of changes in our equity ownership from our preferred share offerings and this offering, use of net operating losses and tax credits may be subject to substantial annual limitations. This is due to the ownership change limitations provided in the United States Internal Revenue

Code and similar state provisions. The degree of any such limitation cannot presently be estimated. To date, we have not performed an evaluation to determine if such a limitation exists, and we may not perform that evaluation until and unless we are profitable in the future. The annual limitation may result in the expiration of net operating losses and tax credits before utilization. Please see note 8 to our consolidated financial statements for a further discussion of net operating loss carryforwards.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 2000

     REVENUES

     Total revenues increased $2.3 million or 717% from $315,000 for the six months ended June 30, 1999 to $2.6 million for the six months ended June 30, 2000. This increase was primarily attributable to the increase in the number of customers. In the first six months of 1999, we generated revenues from 18 customers and in the first six months of 2000, we generated revenues from 44 customers. This increase was because of greater market acceptance of our software products. The average license revenues transaction size also increased from approximately $32,000 for the six months ended June 30, 1999 to approximately $95,000 for the six months ended June 30, 2000.

     LICENSE. License revenues increased $1.8 million or 676% from $267,000 for the six months ended June 30, 1999 to $2.1 million for the six months ended June 30, 2000. This increase was primarily attributable to the continued growth of our revenues since the first two quarters of 1999, the initial quarters in which we licensed our products.

     SERVICE. Service revenues increased $456,000 or 950% from $48,000 for the six months ended June 30, 1999 to $504,000 for the six months ended June 30, 2000. This increase was primarily attributable to the increased implementation and consulting services performed and the growth in number of maintenance contracts.

     COST OF REVENUES

     Total cost of revenues increased $1.5 million or 2321% from $64,000 for the six months ended June 30, 1999 to $1.6 million for the six months ended June 30, 2000. This increase was primarily attributable to the growth in our professional services organization.

     LICENSE. Cost of license revenues consists primarily of expenses incurred to manufacture, package and distribute software products and related documentation and license fees paid to third parties under technology license arrangements. Cost of license revenues increased $209,000 or 1306% from $16,000 for the six months ended June 30, 1999 to $225,000 for the six months ended June 30, 2000. For the first six months of June 30, 2000, cost of license revenues increased primarily attributable to increased licensing of third-party technologies. We expect cost of license revenues to grow in absolute dollars as we continue to license third-party technologies.

     SERVICE. Cost of services revenues includes salaries and other expenses from our professional services and customer support organization and related overhead expenses. Cost of service revenues increased $1.3 million or 2660% from $48,000 for the six months ended June 30, 1999 to $1.3 million for the six months ended June 30, 2000. This increase was primarily attributable to the growth in the number of employees in our professional services and customer support organizations, which grew from 6 employees at June 30, 1999 to 36 employees at June 30, 2000. Cost of services revenues exceeded services revenues during the six months ended June 30, 2000 because of the investment in our services organization. We expect to continue to invest heavily in professional services and customer support, consulting and training and expect cost of services revenues to increase.

     OPERATING EXPENSES

     RESEARCH AND DEVELOPMENT. Research and development expenses include salaries and related payroll and facilities expenses for engineering and technical personnel in addition to purchased software used for product development. We expense all of these costs as incurred. Research and development expenses increased $3.0 million or 299% from $1.0 million for the six months ended June 30, 1999 to $4.0 million for the six months ended June 30, 2000. This increase was primarily because of the growth in the number of engineering personnel from 22 employees at June 30, 1999 to 71 employees at June 30, 2000. We expect research and development expense to increase in absolute dollars in the future as we continue to hire additional research and development personnel and spend additional amounts on enhancement of existing products and development of new products.

     SALES AND MARKETING. Sales and marketing expenses consist of salaries, commissions and related overhead expenses for sales and marketing personnel, promotional expenses and travel expenses. Sales and marketing expenses increased $6.2 million or 258% from $2.4 million for the six months ended June 30, 1999 to $8.6 million for the six months ended June 30, 2000. The increase was largely due to increased personnel and personnel-related costs associated with the hiring of additional sales and marketing personnel, increased commissions paid resulting from higher sales and increased marketing promotions such as trade show participation. We increased our sales and marketing personnel from 26 employees at June 30, 1999 to 66 at June 30, 2000. We also incurred additional expenses during the first quarter of 2000 as we increased the number of regional and international sales offices. We expect that sales and marketing expense will continue to be a significant component of operating expense. We expect sales and marketing expense will increase in absolute dollars as we increase our sales and marketing activities.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of salaries for administrative, legal, executive and finance personnel and related overhead expenses, recruiting costs and professional service fees for legal, accounting and other professional services. General and administrative expenses increased $2.1 million or 484% from $429,000 for the six months ended June 30, 1999 to $2.5 million for the six months ended June 30, 2000. The increase was primarily because of the growth in the number of general and administrative personnel from 5 employees at June 30, 1999 to 30 employees at June 30, 2000. We expect general and administrative expense to increase as we hire additional personnel to support the anticipated growth of our business and our operations as a public company.

     AMORTIZATION OF DEFERRED STOCK COMPENSATION. We did not amortize any deferred stock compensation expense for the six months ended June 30, 1999. We have recorded deferred stock-based compensation for stock options granted to employees and consultants through June 30, 2000 of approximately $11.8 million. Of this amount, we amortized approximately $3.2 million through June 30, 2000. The remaining deferred stock compensation balance and an additional amount of stock-based compensation from grants from June 30, 2000 through September 30, 2000 of approximately $3.7 million will be amortized over the remaining vesting period of the options. Based on option grants through September 30, 2000, we amortized approximately $2.3 million in the third quarter of 2000 and we expect to amortize $2.3 million in the fourth quarter of 2000. We expect to recognize lower amounts in subsequent quarters.

     INTEREST AND OTHER INCOME, NET. Interest and other income, net consist primarily of interest received on invested cash balances. Interest and other income, net increased $552,000 or 484% from $114,000 for the six months ended June 30, 1999 to $666,000 for the six months ended June 30, 2000 primarily due to higher cash balances in the year following equity financings completed in October 1999 and March 2000.

INCEPTION (JUNE 1997) TO DECEMBER 31, 1998 AND YEAR ENDED DECEMBER 31, 1999

     REVENUES

     LICENSE. We recorded no license revenues for the period from our inception in June 1997 to December 31, 1998. License revenues in 1999 were $898,000 following the commercial release of our initial product in the fourth quarter of 1998 and the initiation of sales activities.

     SERVICE. We recorded no revenues for the period from our inception to December 31, 1998. Service revenues in 1999 totaled $296,000. This increase was primarily because of maintenance on new licenses and increased implementation and consulting services performed in conjunction with increased license sales in 1999.

     COST OF REVENUES

     LICENSE. We recorded no cost of license revenues for the period from our inception to December 31, 1998. We incurred $48,000 in cost of license revenues in 1999 primarily for the packaging and documentation costs to distribute our software.

     SERVICE. We recorded no cost of service revenues for the period from our inception to December 31, 1998. We incurred $192,000 in cost of service revenues in 1999 to support the installation and implementation of our software and as we expanded our professional service organization.

     OPERATING EXPENSES

     RESEARCH AND DEVELOPMENT. Research and development expenses increased $342,000 or 18% from $1.9 million for the period from our inception to December 31, 1998 to $2.2 million in 1999. The increase was primarily attributable to the hiring of additional engineering personnel.

     SALES AND MARKETING. Sales and marketing expenses increased $4.4 million or 205% from $2.1 million for the period from our inception to December 31, 1998 to $6.5 million in 1999. The increase was attributable primarily to increased sales and marketing efforts and higher sales commissions resulting from increased sales.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1.2 million in the period from our inception to December 31, 1998 and remained flat at $1.2 million in 1999.

     AMORTIZATION OF DEFERRED STOCK COMPENSATION. We recorded no deferred stock compensation in the period from our inception to December 31, 1998. We recorded $3.2 million in deferred stock compensation in 1999 and amortized $381,000 of deferred stock compensation expense in 1999.

     INTEREST AND OTHER INCOME, NET. Interest and other income, net increased $156,000 or 139% from $112,000 for the period from our inception to December 31, 1998 to $268,000 in 1999 as a result of higher average cash balances.

SIX QUARTERS ENDED JUNE 30, 2000

     We first began shipping products in the first quarter of 1999 and, as a result, we believe that annual comparisons of our operating results and quarterly results of operations involving periods prior to December 31, 1998 are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our quarterly operating results for the six quarters ended June 30, 2000.

     The following tables list the operating results for the six most recent quarters as well as, for the periods indicated, each line item as a percentage of total revenues. We believe this unaudited information has been presented on the same basis as our annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the unaudited information for the quarters presented. This information should be read together with the consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                      QUARTERS ENDED
                                          ------------------------------------------------------------------------
                                           MARCH 31,   JUNE 30,  SEPTEMBER 30,  DECEMBER 31,   MARCH 31,  JUNE 30,
                                             1999        1999        1999           1999         2000       2000
                                          ----------- --------- -------------- -------------  ---------  ---------
                                                                      (IN THOUSANDS)
Revenues:
   License..............................  $       81  $    186  $         252  $        379   $    833   $  1,238
   Service..............................           4        44             49           199        203        301
                                          ----------- --------- -------------- -------------  ---------  ---------
     Total revenues.....................          85       230            301           578      1,036      1,539
Cost of revenues:
   License..............................           7         9             14            18         24        201
   Service..............................          15        33             64            80        521        804
                                          ----------- --------- -------------- -------------  ---------  ---------
     Total cost of revenues.............          22        42             78            98        545      1,005
                                          ----------- --------- -------------- -------------  ---------  ---------
Gross profit............................          63       188            223           480        491        534
                                          ----------- --------- -------------- -------------  ---------  ---------
Operating expenses:
   Research and development.............         529       497            509           708      1,794      2,218
   Sales and marketing..................       1,131     1,278          1,640         2,423      3,806      4,811
   General and administrative...........         194       235            257           518      1,106      1,399
   Amortization of deferred stock
     compensation.......................          --        --             44           337      1,355      1,891
                                          ----------- --------- -------------- -------------  ---------  ---------
     Total operating expenses...........       1,854     2,010          2,450         3,986      8,061     10,319
                                          ----------- --------- -------------- -------------  ---------  ---------
Operating loss..........................      (1,791)   (1,822)        (2,227)       (3,506)    (7,570)    (9,785)
Interest and other income, net..........          95        19              8           146        169        497
                                          ----------- --------- -------------- -------------  ---------  ---------
Net loss................................  $   (1,696) $ (1,803) $      (2,219) $     (3,360)  $ (7,401)  $ (9,288)
                                          =========== ========= ============== =============  =========  =========

                                                                    QUARTERS ENDED
                                       --------------------------------------------------------------------------
                                        MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                          1999        1999         1999           1999          2000       2000
                                       ----------  ---------  -------------   ------------   ----------  --------
                                                                    (% OF REVENUES)
Revenues:
   License..........................          95%        81%            84%            66%          80%       80%
   Service..........................           5         19             16             34           20        20
                                       ----------  ---------  -------------   ------------   ----------  --------
     Total revenues.................         100        100            100            100          100       100
                                       ----------  ---------  -------------   ------------   ----------  --------
Cost of revenues:
   License..........................           8          4              5              3            2        13
   Service..........................          18         14             21             14           50        52
                                       ----------  ---------  -------------   ------------   ----------  --------
     Total cost of revenues.........          26         18             26             17           52        65
                                       ----------  ---------  -------------   ------------   ----------  --------
Gross profit........................          74         82             74             83           48        35
                                       ----------  ---------  -------------   ------------   ----------  --------
Operating expenses:
   Research and development.........         622        216            169            122          173       144
   Sales and marketing..............       1,331        556            545            419          367       313
   General and administrative.......         228        102             85             90          107        91
   Amortization of deferred stock
     compensation...................          --         --             15             58          131       123
                                       ----------  ---------  -------------   ------------   ----------  --------
     Total operating expenses.......       2,181        874            814            689          778       671
                                       ----------  ---------  -------------   ------------   ----------  --------
Operating loss......................      (2,107)      (792)          (740)          (606)        (730)     (636)
Interest and other income, net......         112          8              3             25           16        32
                                       ----------  ---------  -------------   ------------   ----------  --------
Net loss............................      (1,995)%     (784)%         (737)%         (581)%       (714)%    (604)%
                                       ==========  =========  =============   ============   ==========  ========

     REVENUES

     Total revenues increased sequentially on a quarterly basis from $85,000 for the quarter ended March 30, 1999 to $1.5 million for the quarter ended June 30, 2000. We began to generate revenues in 1999 following the commercial release of our initial product in the fourth quarter of 1998. These revenues grew sequentially through the six quarters ended June 30, 2000 as our customer base and our average transaction size increased. Our customer base increased from 11 at March 30, 1999 to 52 at June 30, 2000. Average transaction size increased from approximately $22,000 in the quarter ended March 30, 1999 to approximately $95,000 in the quarter ended June 30, 2000, primarily as a result of larger initial deployments by our customers.

     LICENSE. License revenues increased sequentially on a quarterly basis from $81,000 for the quarter ended March 30, 1999 to $1.2 million for the quarter ended June 30, 2000 resulting from increased sales of our software products as a result of the expansion of our direct sales force.

     SERVICE. Service revenues increased from $4,000 for the quarter ended March 30, 1999 to $301,000 for the quarter ended June 30, 2000. This increase resulted primarily from increased software licenses following the introduction of our products and the expansion of our professional service organization.

     COST OF REVENUES

     Total cost of revenues increased sequentially on a quarterly basis from $22,000 for the quarter ended March 30, 1999 to $1.0 million for the quarter ended June 30, 2000.

     LICENSE. Cost of license revenues has grown sequentially since the beginning of 1999 to support increased software licenses following the introduction of our initial product. We expect that cost of license revenues will increase in dollar amounts but remain relatively flat as a percentage of total revenues in the long term.

     SERVICE. Cost of service revenues increased sequentially on a quarterly basis since the beginning of 1999. This increase was due primarily to our hiring of additional service personnel in anticipation of supporting larger service obligations necessary to support a larger customer base. This investment substantially increased cost of service revenues as a percentage of service revenues in the third quarter of 1999. We expect that cost of service revenues will continue to increase in dollar amount as we continue to expand our customer support organization in advance of anticipated customer demand.

     OPERATING EXPENSES

     RESEARCH AND DEVELOPMENT. Research and development expenses increased from $529,000 for the quarter ended March 30, 1999 to $2.2 million for the quarter ended June 30, 2000 primarily due to the hiring of 49 additional engineering personnel during the six quarters ended June 30, 2000 to support new product development and product enhancements. We intend to spend significant amounts on enhancing existing products and developing new products. As a result, we anticipate that research and development expenses will increase significantly in dollar amounts in future periods.

     SALES AND MARKETING. Sales and marketing expenses increased from $1.1 million for the quarter ended March 30, 1999 to $4.8 million for the quarter ended June 30, 2000 primarily due to increased personnel and personnel-related costs associated with our hiring of additional sales and marketing personnel due to the expansion of our direct sales force, increased commissions paid resulting from higher sales and increased marketing promotions such as trade show participation. We increased our sales and marketing department from 34 employees at December 31, 1999 to 66 employees at June 30, 2000. We anticipate that sales and marketing expenses will increase significantly in dollar amounts as we continue to expand our sales and marketing organization and programs.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $194,000 in the quarter ended March 30, 1999 to $1.4 million in the quarter ended June 30, 2000. This sequential increase was primarily attributable to increased personnel and personnel-related costs associated with the hiring of additional administrative and finance personnel, and higher recruiting and professional service fees. We believe that our general and administrative expenses will continue to increase in dollar amounts as our operations grow and as we incur the expenses associated with operating as a public company.

     AMORTIZATION OF DEFERRED STOCK COMPENSATION. We amortized stock compensation expense of $3.6 million in the six quarters ended June 30, 2000.

     INTEREST AND OTHER INCOME, NET. Interest and other income, net increased from $95,000 in the quarter ended March 31, 1999 to $497,000 in the quarter ended June 30, 2000 primarily due to higher cash balances in the two quarters ended June 30, 2000 following equity financings completed in October 1999 and March 2000.

     The amount and timing of our expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. For example, sales and marketing expenses in the fourth quarter typically reflect higher commission payments as a result of higher commission rates after achievement of yearly target sales levels and increased marketing expenses related to significant industry trade shows held during various times during the year. Our revenues and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. Additionally, as a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service, marketing or acquisition decisions that could have a negative impact on our financial performance. Our past operating history has shown that a significant percentage of our quarterly revenues are realized toward the end of a quarter. A delay in the completion of a sale past the end of a particular quarter could negatively impact results for that quarter. Our future quarterly operating results may not meet the expectations of securities analysts or investors in any given quarter, which would likely cause the price of our ordinary shares to decline.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through the private sale of $49.9 million of our securities. We anticipate that we will receive $10.8 million on or prior to the closing of this offering from the exercise of outstanding warrants for the purchase of 1,398,547 ordinary shares at a weighted average exercise price of $7.72 per share, which warrants expire upon the completion of this public offering.

     Net cash used in operating activities was $8.2 million for the period ended December 31, 1999 and $11.7 million for the six months ended June 30, 2000 and was primarily attributable to net losses during these periods and amortization of deferred stock compensation during these periods.

     Net cash used in investing activities was $1.5 million for the period ended December 31, 1999 and $2.0 million for the six months ended June 30, 2000. Net cash used in investing activities for the six months ended June 30, 2000 consists primarily of the purchase of capital expenditures partially offset by proceeds from the sale of marketable securities. In 1999, net cash used in investing activities consists primarily of the purchase of capital expenditures and investment in marketable securities. The majority of our capital investments were for computer hardware and software and office furniture and equipment.

     Net cash provided by financing activities was $21.6 million for the period ended December 31, 1999 and $16.3 million for the six months ended June 30, 2000. Net cash provided by financing activities consists primarily of net proceeds from the issuance of preferred shares and the exercise of warrants for both periods.

     We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may use cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents, the net proceeds from this offering and the exercise of warrants upon closing of this offering and any cash flows from operations, will be sufficient to meet our working capital and operating expense requirements for at least the next 12 months. However, we may require additional funds to support our working capital and operating expense requirements or for other purposes and may seek to raise these additional funds through public or private debt or equity financings. We cannot assure you that this additional financing will be available, or if available, will be available on reasonable terms and not dilutive to our shareholders.

YEAR 2000 COMPLIANCE

     We have not experienced any Year 2000-related disruption in our products and the operation of our systems. To our knowledge, none of our material suppliers or vendors experienced any material Year 2000 problems. Although most Year 2000 problems should have become evident on January 1, 2000 or February 29, 2000, additional Year 2000-related problems may become evident in the future.

TAXATION

     Our tax rate will reflect a mix of the United States statutory tax rate on our United States income and the Israeli tax rate discussed below. We expect that most of our taxable income will be generated in Israel. Israeli companies are generally subject to income tax at the rate of 36% of taxable income. However, our production facilities have been granted approved enterprise status pursuant to the Israeli Law for the Encouragement of Capital Investments, 5719-1959, referred to as the Investment Law. The effective rate of tax of a company that derives income from an approved enterprise, as discussed below, may be considerably lower.

     The primary tax benefits resulting from our approved enterprise status are described below.

     Subject to the compliance with the applicable conditions, the portion of our income that is derived from our approved enterprise program will be tax exempt for a period of two years, commencing the year that we first generate Israeli taxable income from our approved enterprise program, and will be subject to a reduced corporate tax rate of between 10% and 25%, depending on the proportion of non-Israeli investors in the company, for an additional period of up to a total of 10 years. The total period of tax benefit will not extend past the earlier of 12 years from the commencement of production or 14 years from receipt of the approval. These benefits should result in income recognized by us being tax exempt or taxed at a lower rate for a specified period after we begin to report taxable income and exhaust any net operating loss carry forwards. However, these benefits may not be applied to reduce the tax rate for any income derived by our non-Israeli subsidiaries.

     In the period from our inception in June 1997 through December 31, 1997, in the years ended December 31, 1998 and 1999 and in the six months ended June 30, 2000, we incurred losses for tax purposes. Accordingly, we did not provide for taxes on income in any of the reported periods.


     In May 2000, an expert committee of the Israeli Ministry of Finance recommended substantial tax reforms to Israeli tax law which, if adopted, may increase the amount of the tax we have to pay with respect to income derived from our approved enterprise under the Law for the encouragement of Capital Investments, 1959, which may result in lower profitability and a decline in our share price. Please see "Israeli Taxation" for a further discussion of tax issues under Israeli Law.

INFLATION AND MARKET RISK

     Most of our sales historically have been made in U.S. dollars, and most of our expenses have been incurred in U.S. dollars or denominated in NIS, which is linked to the dollar. We have not been materially affected by currency fluctuations between the NIS and the U.S. dollar or by the Israeli rate of inflation.

     We do not currently use financial instruments for trading or hedging purposes and do not currently hold any derivative financial instruments, which could expose us to significant market risk. We invest our funds primarily in low-risk, short-term banking instruments yielding fixed interest rates.

FUNCTIONAL CURRENCY

     The U.S. dollar is the primary currency in the economic environment in which we and our subsidiaries operate. Substantially all of our sales are made outside of Israel and are denominated in U.S. dollars. Most of our expenses, including marketing and service costs, are made outside of Israel and are incurred in U.S. dollars. As a result, our functional currency is the U.S. dollar.

                                    BUSINESS

OVERVIEW


     We are a provider of business infrastructure software for next-generation networks. Our customers primarily consist of telecommunication carriers, Internet service providers, enterprise network operators, wireless service providers and cable network operators, which we refer to as network service providers. Network service providers use our software's comprehensive real-time data collection, data aggregation and automated service provisioning capabilities to deploy new business models and higher-margin, enhanced services. Our solution serves as a software infrastructure for network service providers that enables the collection and aggregation of network usage, traffic and transaction data from network elements such as routers, switches, firewalls, servers and gateways and the synthesis of that data into the information and formats required by the billing, customer care, market analysis, churn management, fraud management, service level management and other operations and business support systems of network service providers. Network service providers can use the gathered real-time data to offer and charge appropriately for network services based on usage time, quality of service, transactions, events, content or volume. These network services include Internet telephony, web hosting, application renting, video conferencing, movies/video on demand, audio over Internet protocol, unified messaging, network games, virtual private networking, voice-mail, fax over internet protocol, e-mail and file transfers. This detailed network information can also be used to support customer relationship management, customer retention and fraud management applications. We have designed our solution to provide the carrier-class scalability, reliability, manageability and flexibility that our customers demand to run their mission-critical business applications.

     As of September 30, 2000, we had over 60 network service provider customers. Our customers include BCE Nexxia, Broadwing Communications, Cable & Wireless, CPG, Digital Island, Global One Communications, L.L.C., Genuity Inc., Harvard University, Mannesman Ipulsys B.V., TV Cabo Acoreana, S.A., UUNET Technologies Inc, Verio Inc. and WorldCom, Inc. In addition, we have developed strategic alliances or collaborative relationships with a group of over 90 system integrators, value-added resellers, network infrastructure vendors and software applications vendors worldwide.


INDUSTRY BACKGROUND

     GROWTH OF INTERNET SERVICES AND DATA TRAFFIC. The Internet is a global network of interconnected public and private networks that enables millions of people to communicate, collaborate, access information and conduct business electronically. International Data Corporation estimates that the number of worldwide Internet users will grow from 144 million at the end of 1998 to 602 million by 2003. This increased connectivity to the Internet and the availability of new communications technologies are making Internet-based video, voice and data communications an integral part of the services offered by telecommunications carriers, cable network operators, enterprise network operators, wireless service providers and Internet service providers, which we refer to collectively as network service providers. The networks of the early 1990s, however, were not designed to handle these new service offerings or the dramatic increases in data traffic and users. As the variety of service offerings and the amount of network data traffic have increased, network service providers have begun to transform their traditional networks into converged, packet-based networks for integrated voice and data services, or next-generation networks.

     INCREASING COMPETITION AMONG NETWORK SERVICE PROVIDERS. Increased acceptance and use of the Internet has forced network service providers to quickly transition to newer communications technologies to support their new service offerings. Network service providers seek to differentiate themselves from their competitors through value-added services such as Internet-based video and voice transmission, which require rapid and large investments in physical networks and operations and business support systems. The availability of these new services to Internet users is causing further acceleration in the growth of Internet usage and data traffic.

     NETWORK SERVICE PROVIDERS SEEK TO LEVERAGE THE GROWTH OF INTERNET SERVICES AND DATA TRAFFIC. Network service providers seek to take advantage of the significant revenue opportunities that have been created by the growing volume of global Internet traffic and the increasing demand for enhanced Internet-based communications services. To date, the growth of these opportunities has been limited by problems associated with Internet access, bandwidth, security and the quality and range of applications available. As these issues are being addressed, however, network service providers are finding that their inability to aggregate and transform raw network usage, traffic and transaction data into meaningful business information has constrained their revenue generation potential. Increasingly, network service providers are looking for methods to move away from flat-fee pricing to business models based on utility or value to the user and cost to the network service provider. These new business models will increase revenues by enabling new services and pricing options, programs to increase customer satisfaction and differentiation based on quality of service. We believe that the principal limitation on the ability of network service providers to generate revenues from the Internet is their lack of a business infrastructure, or Internet back-office, necessary to support these new business models. This Internet back office is analogous to the infrastructure that allows traditional telecommunications companies to manage, measure, monitor and analyze traffic across telephone networks.

     In order to fully capitalize on the opportunities created by the growth of the Internet and compete effectively, network service providers need a business infrastructure that enables the following capabilities:

     o    value-and-utility-based pricing of services and price modeling;

     o    differentiated service levels and quality-of-service metering;

     o intelligent analysis of real-time network usage data for decision support;

     o    customer care/customer relationship management;

     o    fraud prevention and management;

     o    carrier-class scalability, reliability, manageability and flexibility;

     o integration with both next-generation and legacy back-office business systems; and

     o    rapid assimilation of new network elements and technologies.


     EXISTING SOLUTIONS ARE LIMITED. Network service providers have attempted to address these challenges by implementing custom-made, expensive systems tools. These single-purpose utilities have proven inadequate for multi-service, multi-vendor and multi-technology global networks. They are typically difficult to adapt to purposes beyond those for which they originally were constructed and do not scale to either the types of data traffic or the new technologies, devices and services that are characteristic of next-generation networks. Moreover, these solutions rely on separate collection and analysis of network data, delayed analysis of the data collected and manual service provisioning. Consequently, we believe that current solutions do not provide network service providers with the Internet back-office functionality needed to create flexible new business models and manage a dynamic range of customers, service offerings and pricing structures. We further believe that this has forced many network service providers to price their service offerings on a simple, flat-fee basis.


     MARKET OPPORTUNITY FOR A BUSINESS INFRASTRUCTURE THAT EXPANDS REVENUE GENERATION MODELS. Network service providers can benefit from a new class of business infrastructure that will allow them to leverage the rapid growth of Internet services and data traffic into increased opportunities for revenue generation. We believe that there is significant demand for infrastructure software that addresses the limitations of existing solutions and enables network service providers to rapidly capitalize on the growth of the Internet and to implement higher-margin, enhanced service offerings. This solution must support high-volume, real-time data collection from multiple sources and all layers of the network, operate non-intrusively and have sufficiently robust quality and reliability for the largest carrier-class network service providers. Network service providers also require a flexible, extensible software platform that allows them to dynamically monitor, provision and configure multiple service-types across their networks. Moreover, any solution must readily adapt to the full range of network devices and standards associated with next-generation networks. The immediate opportunity for a solution that combines these attributes is in the market for Internet business infrastructure software, which The Yankee Group estimates will grow from $207 million in 1999 to $7.7 billion in 2004. We believe, however, that such a solution could also claim a substantial portion of the larger market for operations support systems, which The Insight Research Corporation estimates will grow from $33.9 billion in 2000 to $58.4 billion in 2005.

XACCT SOLUTION


     We are a provider of business infrastructure software for the next-generation public network. Our infrastructure software is designed to allow network service providers to implement new value- and usage-based business models and offer higher-margin, enhanced services. Network service providers use our platform to run mission-critical business applications that require comprehensive real-time data collection, data aggregation and automated service provisioning. Our solution serves as a software infrastructure for network service providers that enables the collection and aggregation of network usage, traffic and transaction data from network elements such as routers, switches, firewalls, servers and gateways and the synthesis of that data into the information and formats required by the billing, customer care, market analysis, churn management, fraud management, service level management and other operations and business support systems of network service providers. Network service providers can use this real-time data to offer and charge appropriately for network services based on usage time, quality of service, transactions, events, content or volume. These network services include Internet telephony, web hosting, application renting, video conferencing, movies/video on demand, audio over Internet protocol, unified messaging, network games, virtual private networking, voice-mail, fax over internet protocol, e-mail and file transfers. This detailed network information can also be used to support customer relationship management, customer retention and fraud management applications. We have designed our solution to provide the carrier-class scalability, reliability, manageability and flexibility that our customers demand.


     Our solution offers our customers the following benefits:

     ENABLES INTELLIGENT PRICING OF VALUE-ADDED SERVICES. Our infrastructure software captures, aggregates and analyzes in real-time the network usage, traffic and transaction data necessary to allow network service providers to price their services based on value and utility to the user and cost to the network service provider. For example, instead of charging a flat-rate fee for simple Internet access, network service providers can use our solution to offer and charge appropriately for network services based on criteria such as:

     o    type of application or service being used

     o    type of content

     o    class of service

     o    quality of service

     o    number of transactions

     o    security level

     o    usage time

     o    time of day or time of week

     o    destination and distance

     o    use of internal or external networks

     Our solution also provides detailed network information that can be used to support customer relationship management, customer retention and fraud management applications.

     ENABLES AUTOMATED SERVICE PROVISIONING. Our platform is designed to allow network service providers to implement automated service provisioning, which allows for automated activation, authentication, authorization and management of user accounts, as well as self-provisioning, meaning that the network service provider's users can activate, modify or deactivate services without the intervention of a network service provider's customer service representative. Automated service provisioning reduces a network service provider's costs and time to revenue by streamlining user interactions and increasing user satisfaction.

     CARRIER-CLASS SCALABILITY AND RELIABILITY. Our software is designed to support network service providers that operate large and complex networks with multiple services, also known as carrier-class providers, as well as large businesses that operate networks within their extended enterprises. Internet-based services generate significant amounts of data that must be aggregated, correlated, processed and analyzed in real-time. We have designed our solution to scale with the growth of our customers' networks and the growth of network traffic. Our software is designed with a distributed architecture, meaning that discrete components of the larger software infrastructure are deployed on or near network elements throughout the network to capture, filter, aggregate and correlate network usage information from multiple network elements and all layers of the network. This distributed architecture enables data filtering and aggregation at the network element level and, by reducing the volume of data sent over the network, reduces system capacity bottlenecks and excessive bandwidth use. Our infrastructure solution can therefore scale with the growth of our customers' networks and network traffic while maintaining data integrity and high system availability.

     FLEXIBILITY AND EXTENSIBILITY. We have also designed our infrastructure software as a platform that supports the varying operations and business support systems employed by different network service providers. We believe our solution is fully adaptable to all major network infrastructure technologies, including hardware, software and operations and business support systems. In addition, our products are designed to work with industry standard protocols to allow for the rapid and seamless assimilation of new, emerging network standards, devices and applications. For example, we are currently extending our platform to incorporate the wireless application protocol, or WAP, as it continues to develop. Our platform's flexible architecture is designed to enable our systems to evolve and grow with our customers. As a result, when network technology providers introduce new hardware or software, we typically need only four to eight weeks to plan, develop and test a software module to interface with the new network element.

     MANAGEABILITY. We offer a secure, easy-to-use browser interface through which network administrators can centrally manage the XACCT business infrastructure. Our platform enables system-wide and component-specific upgrades, configuration changes and activation of components. In addition, our solution offers a wide range of monitoring and built-in reporting capabilities.

STRATEGY

     Our objective is to be the leading provider of business infrastructure solutions to network service providers. Key elements of our strategy to achieve this objective include:


     EXTEND PRODUCT AND TECHNOLOGY LEADERSHIP. We created what we believe to be the first commercially available, carrier-class business infrastructure solution to combine multi-source, multi-layer data collection and aggregation with automated service provisioning on a single platform. We will continue to expand our research and development efforts and enhance our products to expand our market leadership position as the adoption of next-generation networks continues. In addition, we intend to continue to introduce new products and services that will enable network service providers to leverage the rapid growth of Internet services and data traffic into increased opportunities for revenue generation.

     EXPAND COLLABORATIVE RELATIONSHIPS WITH TECHNOLOGY PROVIDERS. We plan to leverage our collaborative relationships with key technology providers to enhance our overall product offerings and better serve our customers. Our XACCTREADY alliance program, launched in June 1999, now has over 90 members worldwide, including business applications providers, network hardware and software vendors and value-added systems integrators. By offering compatibility with an increasing number of business applications and network hardware and software platforms, we intend to facilitate broad acceptance of and demand for our solutions.


     LEVERAGE AND EXPAND STRATEGIC ALLIANCES. We believe that forging strategic alliances with key systems integrators is critical to delivering comprehensive business infrastructure solutions. We work closely with major systems integrators to integrate our solutions into our customers' networks, and we intend to continue to leverage these relationships to reinforce our position as the preferred infrastructure platform for next-generation applications deployment. We also intend to develop additional systems integrator relationships to increase market penetration and extend the scope of our customer reach.

     LEVERAGE INSTALLED CUSTOMER BASE. We intend to further penetrate our existing customers and obtain new customers by capitalizing on the success of our initial installations and leveraging our ability to deliver scalable, reliable, carrier-class solutions. The strategic importance of our products to our customers allows us to develop relationships with our customers' senior decisionmakers, which in turn facilitates rapid adoption and deployment of our platform throughout our customers' organizations.

     BROADEN INTERNATIONAL PRESENCE. In addition to our three sales offices in the United States, we currently maintain direct sales offices in Germany, Israel, Sweden and the United Kingdom. We plan to expand our direct and indirect sales channels to include Asia and Latin America, with particular focus on those areas that are adopting next-generation networks.

PRODUCTS AND TECHNOLOGY

     PRODUCTS

     Our principal product is the XACCTUSAGE software platform. XACCTUSAGE is a carrier-class software platform that provides two basic functions: network usage data collection and automated service provisioning. The XACCTUSAGE product family includes a Service Provider Edition and an Enterprise Edition, each of which is optimized to meet the special needs of its respective audience.

     The Service Provider Edition is targeted to:

     o LECS--traditional telecommunications providers, also known as local exchange carriers;

     o    CLECS--competitive local exchange carriers;

     o    wireless data service providers;

     o    cable operators that deliver data services;

     o    ISPS--Internet service providers; and

     o    ASPS--applications service providers.

     The Enterprise Edition of XACCTUSAGE is designed for large businesses that operate networks within the extended enterprise but that do not need the full range of functionality contained in the Service Provider Edition. Both editions are based on XACCTUSAGE's core multi-source, multi-layer network usage metering and multi-service provisioning platform. Both editions are designed to scale to meet the demands of the largest networks while allowing changes to the network devices and business applications to be made independently, without disrupting the operation of business applications or the network.

     TECHNOLOGY

     XACCTUSAGE captures in real-time the Internet protocol session and transaction information produced and logged by the individual network elements and, with its real-time enhancement process, transforms this raw data into meaningful business information. XACCTUSAGE utilizes a variety of device-specific, as well as general purpose, software agents called information source modules. These software modules capture, filter, aggregate, correlate and merge data collected from the various network elements such as routers, switches, firewalls, authentication servers, lightweight directory access protocol servers, domain name servers, web servers, email servers, video servers, voice over IP gateways and hundreds of other network elements. Because these software modules are located near the network elements, our information source modules and other modules comprise a distributed software architecture that allows XACCTUSAGE to capture usage information from all layers of the network, from the physical layer to the application layer. XACCTUSAGE does not interfere or disrupt the operation of any network element or service. XACCT software agents can be activated without adverse impact on network elements, enabling them to perform multi-service data collection spanning a wide range of network devices and services.

     DATA COLLECTION AND USAGE. Our platform tracks or meters a variety of parameters such as actual session quality of service, bandwidth used, bit-rate, duration and applications launched by the end-user, and transforms this data into a clear and detailed picture of user-level service utilization. We refer to this output as extensible detail records. Extensible detail records are comprehensive and extensible usage records that are roughly analogous to the telephone communications industry's call detail records. Unlike call detail records, however, extensible detail records can be configured to virtually any data format and transport and can therefore be readily integrated with the existing operations support and business support systems of network service providers. Thus, extensible detail records also allow network service providers to use this data for a variety of business planning and decision support purposes such as:

     o    usage-based pricing for network services;

     o    user and application profiling;

     o    service usage audits;

     o    capacity planning; and


     o    other traffic engineering purposes.

     SERVICE PROVISIONING. The automated, end-to-end service provisioning capabilities of the XACCTUSAGE platform enable network service providers to implement real-time subscriber activation, authentication, authorization and management. Instead of manually configuring services for an existing or a new subscriber, the network service providers' customer service application passes the information to XACCTUSAGE via its application programming interface. The XACCT service provisioning modules, in turn, configure the relevant application servers automatically in real-time and notify the network service provider's customer service representative upon completion. In the case of bundled services, if while configuring multiple services the system encounters a problem with a specific service, the XACCT system has the intelligence to roll back the entire operation upon identifying a specific problem and alert the network service provider so that corrective actions can be promptly taken.

     In addition, network service providers can offer customer self-care programs that allow the customers to add, delete and modify their services and service plans, in real-time, without using the network service provider's call center. This feature allows network service providers to reduce their call center costs, improve customer satisfaction and shorten their time to revenue.


     PRODUCT ARCHITECTURE

     The XACCT architecture is composed of several well-defined functional layers, which together provide for the scalability, flexibility, availability and manageability of our platform.

     [Diagram of the architecture of XACCTUSAGE: information source modules and service provisioning modules connect various network elements represented at the bottom of the diagram (a Lightweight Directory Access Protocol server, remote access server, mail server, router, mobile network elements, wireless gateway, voice over IP gateway, switch and application server) to various gatherers and aggregators; the gatherers and aggregators are connected to the central event manager portion of the core system; the core system is connected through a user interface server to billing, customer care, market analysis, churn management, fraud management, service level management and other operations and business support systems of network service providers represented at the top of the diagram; the core system is also connected through a user interface server to an XACCT user interface represented at the right side of the diagram; the core system is also connected to a central database represented at the left side of the diagram.]


     CENTRAL EVENT MANAGER. The central event manager is a server component that provides centralized management and control of all XACCT components. The central event manager orchestrates and controls the distribution, deployment and configuration of the various modules, as well as communication among information source modules, for the purpose of data collection, provisioning and data storage in the central database.

     USER INTERFACE SERVER. The user interface server is a server component that provides a single, secure point of contact for administration and system management purposes. The user interface server can be accessed through a standard, off-the-shelf web-browser without the need for any prior client software installation, allowing for secure access to the system locally or remotely. The user interface server enables efficient, centralized system administration to facilitate system reconfigurations and field upgrades. The user interface server also includes a customized reporting system with built-in report generation capabilities. The user interface server can also accommodate the use of third party reporting packages.

     XACCT INTERFACE SERVER. The XACCT interface server, or the XIS, is an add-on to XACCTUSAGE that serves as a gateway to the system and enables direct integration with external systems, such as the operations and business support systems of network service providers. The XIS can be configured to produce specified data formats and transport methods required by the operations and business support service applications of network service providers, as well as to facilitate the integration of XACCTUSAGE with those applications. Network service providers can use the XIS to send the network usage, traffic and transaction data that XACCTUSAGE collects directly into their operations and business support systems. Network service providers can also use the XIS to develop custom client applications that link the XIS with their back-office applications to perform service provisioning. XIS's built-in, real-time provisioning transaction server enables automated flow-through provisioning of simple or compound services.


     GATHERERS. Gatherers perform flexible, policy-based data filtering and aggregation of network usage, traffic and transaction data. Gatherers can perform multiple tasks at the same time using policy-based processing. Gatherers are software agents that run as background processes on dedicated or non-dedicated hosts. Gatherers can be installed on the same network segment as the source device such as a router and switch or on the application server itself to minimize the data traffic impact on the network. This localized data filtering and aggregation improves the scalability and efficiency of the system by reducing the volume of data sent over the network to the central event manager, providing only necessary information and avoiding duplication. Gatherers can host multiple information source modules.

     INFORMATION SOURCE MODULES. Information source modules are highly configurable, distributed, add-on modules that act as interfaces, or translators, that send Internet protocol session data in real-time from network elements to gatherers. Information source modules are modular, abstract interfaces that are designed to be platform neutral to facilitate integration of the XACCTUSAGE infrastructure with an existing network. Each information source module is designed for a specific type of network data source. The following are categories of information source modules:


     o DATA COLLECTION MODULES are modules used to extract and collect information from various network and service elements, including transport devices and application level systems. Data collection modules can be single-purpose, vendor-specific modules or general-purpose, standards-based modules.

     o DATA ENHANCEMENT MODULES are modules used to synthesize, through general-purpose functions and mathematical calculations, data acquired from multiple sources to create records that contain the information that meet the specific requirements of network service providers.

     o DATA PROCESSING MODULES are modules used to process collected data, including data processed by other data processing modules, and to perform logical operations like data aggregation, filtering and merging.

     Information source modules are packaged separately, allowing network service providers to customize information source module configurations to meet the specific requirements of their networks. The XACCTUSAGE infrastructure is designed to permit dynamic reconfiguration in which modules may be upgraded, added or removed without disrupting ongoing operation.

     SERVICE PROVISIONING MODULES. Service provision modules are highly configurable, distributed modules designed to enable service provisioning information to flow into various network elements to add, remove and update user account information.

     CENTRAL DATABASE. The central database is a central repository of both system-wide configuration information and collected network usage, traffic and transaction data. Network usage, traffic and transaction data can be fed directly to the operations and business support systems of the network service providers or stored in the database. Network service providers can use this data repository for off-line mining and analysis of collected data. Network service providers can modify the database structure to suit their needs. While XACCTUSAGE does not itself contain a database management system, XACCTUSAGE is available bundled with third party database management systems.

     PRODUCT FEATURES


     NON-INTRUSIVE NETWORK INTERFACES FOR COLLECTION AND PROVISIONING. XACCTUSAGE's non-intrusive operation does not interfere or disrupt the operation of any network elements or services. XACCT software agents can be activated without any adverse impact on network elements, enabling them to perform multi-service data collection spanning a wide range of network devices and services from the physical layer to the application layer.

     MODULAR, DISTRIBUTED DATA PROCESSING CAPABILITIES. The XACCTUSAGE architecture is designed to work in distributed heterogeneous environments and is capable of running on multiple platforms. The modular, distributed design also enables at-source data filtering and aggregation to reduce system capacity bottlenecks and excessive bandwidth utilization caused by the collection process. The real-time, policy-based filtering, aggregation, enhancement and merging capabilities enable XACCTUSAGE to scale and adapt to the large and complex networks of our customers.

     OPEN, EXTENSIBLE DATA OUTPUT AND PROVISIONING INTERFACES. The XACCT Interface Server can be configured to produce specified data formats and transport methods to match downstream applications, as well as to allow for quick and easy integration with back-office applications. XACCT Interface Server's real-time provisioning transaction server enables automated provisioning of complex services.

     UNIFIED, SECURED, WEB-BASED MANAGEMENT. Our web-based user interface allows secure access to the system with off-the-shelf browsers, locally or remotely. Our user interface server allows for efficient, centralized system administration to allow easy system reconfigurations and field upgrades. Our user interface server also includes a customizable reporting system with built-in report generation. An open database connectivity compliant interface is also available to enable the use of off-the-shelf graphical reporting packages.


     LICENSING ARRANGEMENTS


     We license XACCTUSAGE and the XACCT Interface Server pursuant to non-exclusive and non-transferable end-user license agreements. The end-user license agreements impose restrictions on the customers' ability to use the software other than for purposes that we have agreed with the customer and typically refer to an agreed-upon network architecture.

     Support obligations are typically covered by an additional support agreement or by a support exhibit to our agreements with customers. Our supports agreements and exhibits typically require annual payments by the customer for support, product releases and upgrade services.

CUSTOMERS AND CASE STUDIES

     We have initially targeted network service providers and integrated communications providers such as local exchange carriers, competitive local exchange carriers, cable operators, wireless operators, Internet service providers and application service providers. As of September 30, 2000, over 60 customers had licensed XACCTUSAGE, including the following:

        BCE Nexxia Inc.                        Global One Communications, L.L.C.
        Broadwing Communications               Harvard University
        BullsEye Telecom                       Mannesman Ipulsys B.V.
        Cable & Wireless                       Siemens
        COLT Telecommunications                TV Cabo Acoreana, S.A.
        CPG                                    UUNET Technologies, Inc.
        Digital Island                         Verio Inc.
        Genuity Inc.                           WorldCom, Inc.


     In 1999, a small number of customers accounted for a significant portion of our total revenues. During that year, revenues from four customers accounted for 51% of total revenues. We expect that revenues from a limited number of customers will continue to account for a large percentage of total revenues in future quarters. TV Cabo, UUNET Technologies, Inc., Genuity Inc. and Verio Inc. each accounted for at least 10% of total revenues in 1999. Sales to Digital Island, CPG, Cable & Wireless, PLC and WorldCom, Inc. accounted for 51% of our revenues in the first two quarters of 2000. In the first two quarters of 2000, Digital Island, Cable & Wireless, CPG and WorldCom, Inc. each accounted for at least 10% of total revenues.


     In 1999, we derived 63% of our revenues from customers located in North America and 37% from customers outside North America, substantially all of which were in Europe. Please see note 9 to our consolidated financial statements for additional financial information presented by geographic area.


     In 2000, we derived 67% of our revenues from customers in North America and 33% of our revenues from customers outside of North America.


     The following case studies illustrate how some of our customers are using
XACCTUSAGE:

     BROADWING

     Broadwing Communications is a wholly-owned subsidiary of Broadwing Inc. Broadwing Inc. is an integrated communications company that delivers voice, data and Internet solutions to a variety of customers nationwide.

             CHALLENGE: Broadwing needed to build a flexible business infrastructure that could support the rapid deployment of new network services differentiated by value-based pricing.


             SOLUTION: We designed and implemented a solution for Broadwing that normalizes data collected from multiple network elements in order to measure customer bandwidth utilization. The ability of XACCTUSAGE to selectively filter and aggregate incoming data allows the system to handle large volumes of incoming data with minimal network impact. Real-time correlation of this data with Broadwing's operational databases allows Broadwing to measure the bandwidth delivered for each type of service on a per customer basis. A key benefit of the adoption of XACCTUSAGE is the granular view into network management traffic data now available to Broadwing. Further the seamless integration of XACCTUSAGE with Broadwing's existing Kenan billing system enables Broadwing to offer new services quickly and with minimal disruption.

     GENUITY

     Genuity Inc., formerly known as GTE Internetworking, is a leading provider of high quality, managed Internet infrastructure services to enterprises and service providers. Genuity offers a comprehensive suite of services ranging from Internet access, web hosting and content delivery to sophisticated, high value-added services such as voice over Internet protocol, or VoIP, and virtual private networks.

             CHALLENGE: Genuity needed to deploy a business infrastructure that would support the rapid expansion of VoIP traffic over its network. In particular, Genuity needed software that would enable it to collect data about customer usage across its Cisco-based network and transmit that data into its existing billing system.

             SOLUTION: We provided Genuity with a platform that enables it not only to provide its customers with different pricing models for VoIP services but also to perform traffic engineering tasks, analyze usage trends, plan network resource provisioning, audit service usage and rapidly deploy new services. XACCTUSAGE enables Genuity to collect Internet protocol session and transaction information from multiple network devices. XACCTUSAGE then transforms this raw data into accurate, meaningful and customized billing records called eXtensible Detail Records, or XDRs. XDRs are analogous to enhanced versions of the Call Detail Records (CDRs) generated by traditional telephone company switches, and allowed Genuity to integrate XACCTUSAGE with its existing Kenan Arbor customer care and billing system. As a result, Genuity has been able to quickly scale its VoIP business and is now one of the largest VoIP service providers in the world.


     GLOBALONE

     GlobalOne is a worldwide provider of voice, data and Internet Protocol, or IP, network services. GlobalOne is a subsidiary of France Telecom.

             CHALLENGE: GlobalOne needed to deploy a single, scalable and flexible platform that would provide it with bandwidth utilization and service management metrics on a per customer basis and that would enable it to offer differentiated, usage-based, bandwidth-on-demand services.

             SOLUTION: XACCTUSAGE captures, aggregates and consolidates all IP traffic data from GlobalOne's worldwide network of Cisco routers in real-time and correlates this data with customer information in GlobalOne's operational database, enabling it to support customer service level agreements. XACCTUSAGE also extracts information on network performance and data transmission burst rates. The XACCTUSAGE system correlates information in multiple formats into a single, normalized billing record that incorporates bandwidth utilization, network performance and service level metrics. The resulting record is presented in formats that can be processed by any of the several billing systems in use at GlobalOne. Our solution allows GlobalOne to provide data in support of service level agreements, and to offer differentiated, usage-based pricing models that allow it to offer bandwidth-on-demand service.

COLLABORATIVE RELATIONSHIPS AND STRATEGIC ALLIANCES

     To enhance the productivity of our sales and service organizations, we have established relationships with system integrators, value-added resellers, network infrastructure vendors and software applications vendors through our XACCTREADY program.

     SYSTEM INTEGRATORS AND VALUE-ADDED RESELLERS. We have established strategic relationships with a number of leading system integrators. Many of our system integrators have established relationships across a broad range of network service providers and enterprise customers and our relationships with these system integrators often enable us to reach key decision-makers within these enterprises more quickly, thus reducing sales cycles. Working with system integrators enables us to leverage their professional services and integration resources and shorten solution implementation time. In addition, by leveraging our partners' domain expertise, we can more effectively and rapidly penetrate vertical markets. We also market XACCTUSAGE through value-added resellers. Value-added resellers enable us to seed the market with specific pre-packaged solutions built on the XACCTUSAGE platform. Many of these value-added resellers specialize in providing solutions to particular market segments, including the network service provider, government and large enterprise segments. We intend to leverage the domain expertise of our value-added resellers to deliver solutions that accelerate our penetration in key markets.


     We had relationships with the following system integrators and value-added resellers as of September 30, 2000:

Atos Integration Group                  FDC                                     Steria
Cap Gemini Telecom and Media            Federal Network Services, Inc.          Telesoft Corporation
Certis Ltd.                             International Computers Limited (ICL)   The Management Network Group, Inc.
Consultancy and Projects Group (CPG)    Logica plc                              UNISYS Limited
Danet GmbH                              Maxnet Systems, Inc.                    WeMM
DMR Consulting Group, Inc.              Nissho Iwai Infocom Corporation         XPERT Integrated Systems Ltd.
EtNoteam S.p.A.                         Polystar Instruments AB

     NETWORK INFRASTRUCTURE VENDORS. We work with leading vendors of network hardware and software infrastructure products to help ensure compatibility of XACCTUSAGE with their products. We worked with the following network hardware and software infrastructure vendors as of September 30, 2000:

Abatis Systems Corporation              IP Highway, Inc.                        Sun Microsystems, Inc.
Agilent Technologies                    Riverstone Networks                     Top Layer
Bridgewater Systems Corporation         Sonus Networks                          Unisphere Solutions, Inc.
Ennovate Networks, Inc.

     SOFTWARE APPLICATIONS VENDORS. We work with leading application software and database vendors and operations support and billing systems integrators to help ensure compatibility or integration of XACCTUSAGE with their products. We worked with the following application software and database vendors and operations support and billing systems integrators as of September 30, 2000:

ADC Telecommunications (Saville)         FileTek, Inc.                               Proxima Systems Ltd.
Alpha Software Consulting Billing        Geneva Technology Ltd.                      Satyam Computer Services, Ltd.
   Solutions                             Independent Technology Systems (INTEC)      Savera Systems Incorporated
Amdocs Incorporated                      Info Directions, Inc.                       Sepro Telecom International Ltd.
American Management Systems              Infocomm International Corporation          Sigma Systems Group, Inc.
Aptis Software, Inc.                     Intasys Corporation      .                  SLP InfoWare
Ascom AG                                 Integretel, Inc.                            Smarten
Athene Software                          Kingston-SCL Ltd .                          Solect Technology Group
Calculus Solutions                       LHS Communications Systems, Inc             Teleknowledge Group Ltd.
Comptel AB                               MaxBill Limited                             USHA Communications Technology
Convergys Corporation                    Mindport Integrated Business Systems BV     Veramark Technologies, Inc.
CSG Systems                              Net TollNet Toll                            Version Software (PTY) Ltd.
Daleen Technologies, Inc.                OAN Services, Inc.                          Vitria Technology, Inc.
DST Innovis (CableData, Inc.)            Portal Software, Inc.



SALES AND MARKETING

     We license our products and sell services primarily through our direct sales organization, complemented by the selling and support efforts of our authorized value-added resellers, including system integrators, and other strategic partners. As of June 30, 2000, our sales force consisted of 27 sales professionals and 24 technical field professionals. We have sales offices in or near the greater metropolitan areas of Atlanta, Denver, San Francisco, Ramat-Gan, Israel, London, England, Stockholm, Sweden and Berlin, Germany. System engineers who provide pre-sales support to potential customers on product information and deployment capabilities complement our direct sales professionals. We plan to significantly expand the size of our direct sales organization and to establish additional sales offices domestically and internationally.

     Our sales process requires that we work closely with targeted customers to identify short-term technical needs and long-term goals. Our sales team, which includes both sales and technical professionals, then works with the customer to develop a proposal to address these needs. In many cases, we collaborate with our customers' senior management to develop mission-critical applications. The level of customer analysis and financial commitment required for many of our product implementations has caused our sales cycle generally to range from three to nine months.

     We focus our marketing efforts on educating potential customers, generating new sales opportunities, and creating awareness of our product and their applications. We conduct a variety of marketing programs to educate our target market, including seminars, trade shows, direct mail campaigns, press relations and industry analyst programs.

SERVICE AND SUPPORT

     The primary function of our professional services organization is to facilitate the implementation of our product by customers and system integrators. We provide services directly to our customers and to system integrators for XACCTUSAGE project planning, implementation and performance. Our professional services organization works closely with system integrators to train their personnel in the design and implementation of our product line.

     We offer different customer support options to our customers, ranging from local business hour support to seven days a week, 24 hours-a-day support with a dedicated customer support representative.

     Our professional services and customer support groups deliver education and product training to our customers and strategic partners relating to the design of business solutions using XACCTUSAGE, as well as the technical aspects of deployment, use and maintenance. Our professional service and customer support organizations consisted of 36 employees as of June 30, 2000.

RESEARCH AND DEVELOPMENT

     As of June 30, 2000, our technical and engineering staff consisted of 71 employees who research and develop advanced architecture and technologies as well as back-office applications, create technological documentation for products and provide quality assurance throughout the development cycle.

     Since our inception, we have focused our research and development efforts on developing and enhancing XACCTUSAGE. We are currently working to increase the performance, quality, features, coverage and manageability of our XACCTUSAGE product and to develop back-office applications. Research and development expenses were $390,000 in the period from our inception in June 1997 through December 31, 1997, $1.5 million in 1998, $2.2 million in 1999 and $4.0 million for the six months ended June 30, 2000.

COMPETITION

     The market for our product is new, evolving and subject to rapid technological change. To date, our primary competition has come from solutions developed by the in-house technology departments of potential customers or partners. We have experienced and expect to continue to experience increased competition from current and potential competitors. Many of these companies have greater name recognition, longer operating histories, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources. Some of our potential competitors are among the largest and most well capitalized software, hardware and communications companies in the world. Our competitors include:

     o in-house information technology departments of potential customers or partners that have developed or may develop systems that substitute for some or all of the functionality of our XACCTUSAGE product;

     o companies with products that address our market, such as Hewlett Packard Co., Lucent Technologies Inc., EHPT Sweden AB and Narus, Inc.; and

     o companies that have developed software that addresses only certain components of Internet Protocol mediation.

     We are also aware of numerous other companies that are focusing significant resources on developing and marketing products that will compete with XACCTUSAGE. Additional competitors could come from a number of companies that produce application integration or communication software.

     We expect that competition will increase in the near-term and that our primary long-term competitors may not have entered the market yet. If any of our competitors were to become the industry standard or were to enter into or expand relationships with significantly larger companies through mergers, acquisitions or otherwise, our business and operating results could be significantly harmed. In addition, potential competitors may bundle their products or incorporate functionality into existing products in a manner that discourages users from purchasing our products. Increased competition could result in price reductions, fewer customer orders, reduced gross margin and loss of market share, any of which could cause our business to suffer.

     We believe that the principal competitive factors in our market include:

     o   product quality, scalability, performance and reliability;

     o   the ability of products to operate with multiple software applications;

     o the ability of products to operate with multi-vendor network infrastructure products, hardware and software platforms;

     o   establishment of a significant base of reference customers;

     o   ability to implement solutions quickly;

     o   customer service;

     o   relationship with system integrators and value-added resellers;

     o   strength of core technology; and

     o   product price.

     Although we believe that we compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not compete successfully against current and potential competitors.

INTELLECTUAL PROPERTY AND OTHER PROPERTY RIGHTS

     Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights. To protect our proprietary technology and intellectual property, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws. However, we believe that factors such as the technological and creative skills of personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

     We license XACCTUSAGE pursuant to non-exclusive end-user license agreements that impose restrictions on our customers' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to, requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

     Our license agreements generally provide that licensees will have a limited, non-exclusive right to use this code if:

     o there is a bankruptcy, insolvency or winding-up proceeding involving us;

     o   we cease to do business without a successor; or

     o   we do not provide contractually agreed maintenance and support.

Some of our license agreements also require us to place the source code for XACCTUSAGE into escrow.

     We have two U.S. patent applications pending. It is possible that the patents that we have applied for, if issued, or our potential future patents may be successfully challenged or that no patent will be issued from our patent application. It is also possible that we may not develop proprietary products or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will seriously harm our ability to do business.

     We have received an initial refusal of our application to register our XACCT trademark in the United States. We are currently preparing a response to the United States trademark office. If we receive a final rejection of our application to register the XACCT trademark, we will likely experience greater expense and difficulty in protecting the XACCT mark and its derivatives.

EMPLOYEES


     As of June 30, 2000, we had a total of 203 full time employees. Of the total number of employees, 70 were engaged in research and development, 51 in sales, 15 in marketing, 36 in customer support, professional services and training, and 31 in administration and finance. None of our employees are bound by an employment agreement requiring service for any defined period of time. None of our employees are represented by a labor union. We have not experienced any work stoppage and consider our relations with our employees to be good.

     As of June 30, 2000, 84 of our employees were located in Israel. We are not a party to any collective bargaining agreement with our employees. However, Israeli law and certain provisions of the nationwide collective bargaining agreements between the government of Israel, the Histadrut, which is the General Federation of Labor in Israel, and the Coordinating Bureau of Economic Organizations which is the Israeli federation of employers' organizations, apply to our Israeli employees by way of expansion orders of the Israeli Ministry of Labor and Welfare. These provisions and other mandatory provisions of Israel law principally concern the maximum length of the work day and the work week, minimum wages, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance payment and other conditions of employment. Furthermore, pursuant to such provisions, the wages of most of our employees are subject to increase as a result of cost of living adjustments, based on changes in the Israeli Consumer Price Index. The formulas for those adjustments and their amounts and frequency are modified from time to time according to the agreements reached between the government of Israel, the Manufacturers Association and the General Federation of Labor in

Israel. Israeli law generally requires the payment of severance pay upon the retirement or death of an employee or upon termination of employment by the employer or, in certain circumstances, by the employee. We currently fund most of our ongoing severance obligations for our Israeli employees by making monthly payments for insurance policies to cover these obligations.


FACILITIES

     We lease approximately 18,300 square feet in a single office building located in Ramat-Gan, Israel and approximately 16,200 square feet in a single office building located in Santa Clara, California. The leases for the office space in Ramat-Gan, Israel will expire in April 2003 with an option for an additional three year lease term. The lease for the office space in Santa Clara, California expires in December 2004.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information regarding our directors and executive officers as of June 30, 2000. All of these individuals are presently serving in the respective capacities described below.


NAME                                          AGE   POSITION
----                                          ----- --------
Eric Gries.................................    40   President, Chief Executive Officer and Director
Eran Wagner................................    33   Executive Vice President, Technology and Chairman of the
                                                    Board
Richard Van Hoesen.........................    45   Vice President and Chief Financial Officer
Limor Schweitzer...........................    31   Chief Technology Officer and Director
Anil Uberoi................................    50   Vice President, Product Marketing
Robert C. Hawk.............................    47   Director
Nitsan Yanovski............................    38   Director
Jon Q. Reynolds, Jr........................    32   Director
Todd Springer..............................    33   Director


     ERIC GRIES has served as our President, Chief Executive Officer and a director since March 1998. From January 1996 to January 1998, Mr. Gries was the General Manager of the Network and Systems Management Division at Compuware Corporation, a global software company. From March 1992 to December 1995, Mr. Gries was the Vice President of Product Marketing for ACI, Ltd., a publisher of database development tools. Mr. Gries received his Bachelor of Science and Master of Business Administration from Northeastern University.

     ERAN WAGNER is a co-founder of our company and has served as our Executive Vice President, Technology, since January 2000, a director since June 1997 and Chairman of the Board since June 1997. From June 1997 to January 1998, Mr. Wagner served as our Chief Executive Officer. Prior to founding our company, Mr. Wagner was President and Chief Executive Officer of Xpert UNIX Systems Ltd., a company he co-founded in 1993 that provides global networking solutions and specializes in the areas of network billing and accounting, network security, software development and systems integration. Mr. Wagner served in an elite technology unit of the Israel Defense Forces. Mr. Wagner holds a Bachelor of Science in Mathematics and Computer Science from Tel Aviv University.

     RICHARD VAN HOESEN has served as our Vice President and Chief Financial Officer since January 2000. From November 1998 to January 2000, Mr. Van Hoesen was Senior Vice President and General Manager of the Micro Focus Division of Merant plc, a global software company. From March 1998 to November 1998, Mr. Van Hoesen was Senior Vice President and Chief Financial Officer of Merant. From May 1996 to March 1998, Mr. Van Hoesen was the Vice President, Finance, Chief Financial Officer and Treasurer of Wall Data Incorporated, a software company. From October 1994 to May 1996, Mr. Van Hoesen was Vice President and Chief Financial Officer of Consilium, an enterprise manufacturing software company. Mr. Van Hoesen holds a Bachelor of Science in Engineering from Lehigh University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

     LIMOR SCHWEITZER is a co-founder of our company and has served as a director since June 1997 and our Chief Technology Officer since January 1998. From June 1997 to January 1998, Mr. Schweitzer served as our Product Architect and Research and Development Manager. In 1993, Mr. Schweitzer co-founded Xpert UNIX Systems Ltd., a provider of global networking solutions specializing in the areas of network billing and accounting, network security, software development and systems integration. Mr. Schweitzer has served as the Chief Operations Officer and the Vice President, Technology, of Xpert UNIX Systems Ltd. since its inception through June 1997. Mr. Schweitzer served in an elite technology unit of the Israel Defense Forces. Mr. Schweitzer holds a Bachelor of Science in Mathematics and Physics from Tel-Aviv University.


     ANIL UBEROI has served as our Vice President, Product Marketing of XACCT Technologies, Inc., one of our wholly-owned subsidiaries, since April 1998. From January 1996 to March 1998, Mr. Uberoi was the director of high-speed Internet connectivity solutions at Netopia, Inc., which was formerly Farallon Communications. From February 1990 to January 1996, Mr. Uberoi was Group Marketing Manager for all networking products at Sun Microsystems Computer Company. Mr. Uberoi has done graduate work at Stanford University and University of California at Berkeley in addition to having a Master of Business Administration from Santa Clara University, a

Master of Business Administration from Bombay University, and a Bachelor of Engineering from Vikram University, India.


     ROBERT C. HAWK has been a director of XACCT since July 1998. Mr. Hawk has been the President of Hawk Communications, Inc., a telecommunications consulting company, since May 1997. From May 1986 to April 1997, Mr. Hawk was the President and Chief Executive Officer of US WEST Multimedia Communications. Mr. Hawk was President of the Carrier Division of US WEST Communications, a regional telecommunications service provider, from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President, Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was Director of Advanced Systems Development for AT&T/American Bell, a telecommunications company. Mr. Hawk is on the boards of directors of Covad, Efficient Networks, Pairgain Technologies, Concord Communications, Centillium and Com 21. Mr. Hawk received a Bachelor of Business Administration from University of Iowa and a Master of Business Administration from University of San Francisco.

     NITSAN YANOVSKI has been a director of XACCT since September 1997. Mr. Yanovski has been Vice President, Business Development of Ampal Industries (Israel) Ltd. since 1996, and was the Deputy Director General of Ampal Industries (Israel) Ltd. from 1993 to 1996. Mr. Yanovski serves as a director on the boards of Ampal Industries (Israel) Ltd., Ampal (Israel) Ltd., Ampal Development (Israel) Ltd., Shellcase Ltd. and Xpert Integrated Systems Ltd. Mr. Yanovski received a Bachelor of Arts in Economics from Tel-Aviv University.

     JON Q. REYNOLDS, JR. has served as a director of XACCT since October 1999. Mr. Reynolds has been employed at Technology Crossover Ventures since July 1997, most recently as a general partner. From July 1993 to December 1995, Mr. Reynolds was an associate at General Atlantic Partners, a private equity firm focusing on information technology. From December 1991 to July 1993, Mr. Reynolds was a member of the mergers and acquisitions group at Lazard Freres & Co. Mr. Reynolds is on the board of directors of Inventa Technologies. Mr. Reynolds received an Associate Bachelor in Geography from Dartmouth College and a Master of Business Administration from Columbia Business School.

     TODD A. SPRINGER has served as a director of XACCT since November 1998. Mr. Springer has been a Managing Director of Trident Capital, a venture capital firm, since June 1998. From March 1996 to June 1998, Mr. Springer served as Vice President of Trident Capital. From September 1994 to February 1996, Mr. Springer was an associate in corporate finance with Jefferies & Company, Inc., an investment bank. Mr. Springer is on the board of directors of eOnline, Inc. Mr. Springer received his Bachelor of Science in Economics from Wharton School at the University of Pennsylvania and his Master of Business Administration from Stanford Graduate School of Business.

BOARD OF DIRECTORS

     Immediately following this offering, our board of directors will consist of 7 directors. As set forth in our articles of association, the person serving as our Chief Executive Officer will be appointed automatically to the board, subject to annual shareholder approval. The remaining six directors will be divided into three classes with each class serving an initial term ranging from less than one year to three years and thereafter for additional three year terms. Upon completion of this offering, we will be required under Israeli law to have two outside or independent directors who will serve a three year term that can be extended for one additional three year term. The first outside directors shall be appointed by a general meeting convened not later than three months after the date on which we become a public company.


     At each annual general meeting of shareholders, the directors who are up for election to succeed those directors who resign or whose terms are expiring will be elected by the holders representing the requisite majority of our ordinary shares as may be required by law. In addition, our articles of association provide that our authorized number of directors may be changed by modifying the articles of association by an affirmative vote of 75% of those present and voting at a general meeting of shareholders. This classification of the board of directors may have the effect of delaying or preventing changes in the effective control of our company.

     ALTERNATIVE DIRECTOR


     Our articles of association allow a director to appoint an alternative director possessing all the rights and obligations of the director who appointed him or her, except that the alternate has no standing at any meeting while the appointing director is present and is not entitled to remuneration. A person who is not qualified to be appointed as a director, or a person who already serves as a director or an alternative director, may not be appointed as an alternative director. Unless the appointing director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing director ceases to be a director or terminates the appointment. The appointment of an alternative director does not in itself diminish the directorship responsibilities of the appointing director.

     OUTSIDE OR INDEPENDENT DIRECTORS


     Under the new Israeli Companies Law, 5759-1999, or the Companies Law which became effective on February 1, 2000, companies incorporated under the laws of the State of Israel whose shares have been offered to the public in or outside of Israel are required to appoint at least two outside or independent directors. The Companies Law provides that a person may not be appointed as an outside director if such person or such person's relative, partner, employer or any entity under such person's control, has, as of the date of such person's appointment as an outside director, or had, during the two years preceding that date, any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term "affiliation" includes:


     o   an employment relationship;

     o   a business or professional relationship maintained on a regular basis;

     o   control; and

     o   service as an office holder.


     The Companies Law requires that the outside directors be residents of Israel. However, the Minister of Justice of the State of Israel has promulgated regulations exempting certain qualifying foreign companies such as our company from the applicability of certain provisions of the Companies Law. A "foreign company" is defined in The Companies Regulations (Concessions for Public Companies Whose Shares are Registered in a Stock Exchange Outside Israel), 5760-2000, or the regulations, as a public company whose shares were offered to the public solely outside of Israel or are registered only on a stock exchange outside of Israel. Pursuant to the regulations, an outside director of the foreign company need not be an Israeli resident. No person may serve as an outside director if such person's position or other business activities create, or may create, a conflict of interest with the person's responsibilities as an outside director, or may otherwise interfere with the person's ability to serve as an outside director. Until the lapse of two years from the termination of office, we may not engage an outside director to serve as an office holder of our company and may not employ or receive services from such person either directly or indirectly, including to a corporation controlled by that person. If at the time of the appointment of the outside directors our board shall be comprised of members of only one gender, then at least one of the outside directors must be of the other gender.


     Outside directors are to be elected by a majority vote at a shareholders' meeting, provided that either:

     o the majority of shares voted at the meeting, including at least one-third of the shares of non-controlling shareholders voted at the meeting, vote in favor of election of the outside director; or

     o the total number of shares of non-controlling shareholders voted against the election of the outside director does not exceed 1% of the aggregate voting rights in the company.


     The initial term of an Israeli outside director is three years and it may be extended for one additional three year term. Each committee of a company's board of directors is required to include at least one outside director, except for the audit committee which must include both outside directors, as also required by the Nasdaq National Market. The Companies Law requires us to elect the initial outside directors at our first shareholders meeting to take place within three months after the date of our initial public offering. We intend to take all actions necessary to comply with the Companies Law and its requirements relating to the appointment of outside directors upon the completion of this offering.


     An outside director is entitled to compensation as provided in the regulations that have been adopted pursuant to the Companies Law, and the outside director is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with his or her services as an outside director.

     BOARD COMMITTEES

     COMPENSATION COMMITTEE. The board of directors has a compensation committee that was established in November 1998. The compensation committee, currently comprised of Messrs. Hawk, Springer and Yanovski, makes recommendations with respect to share option plans and share purchase plans, and all matters concerning executive compensation and employee agreements.

     AUDIT COMMITTEE. The Companies Law requires public companies to appoint an audit committee. The responsibilities of the audit committee under the Companies Law include identifying irregularities in the management of the company's business and approving related party transactions as required by Israeli law. Under the Companies Law, an audit committee must consist of at least three directors, including two outside directors. The chairman of the board of directors, any director employed by or otherwise providing services to the company, and any controlling shareholder or any relative of a controlling shareholder, may not be a member of the audit committee. In addition, pursuant to the listing requirements of the Nasdaq National Market, we will be required to have at least two independent directors on our audit committee. Our audit committee was formed in November 1998 and is currently comprised of Messrs. Reynolds, Springer and Yanovski. Our audit committee performs the following functions:

     o   monitors our system of internal controls;

     o monitors corporate financial reporting and internal and external audits;

     o provides the board of directors with the results of its examinations and recommendations;

     o outlines to the board of directors the improvements made or to be made in internal accounting controls;

     o   nominates independent auditors; and

     o provides the board of directors with other financial information and materials necessary to make the board of directors aware of significant financial matters.

     We intend to appoint an audit committee which complies with the requirements of the Companies Law upon completion of this offering and following the appointment of outside directors as provided above.

     INTERNAL AUDITOR

     Under the Companies Law, public companies must appoint an internal auditor that will be appointed by the board of directors following recommendation by the audit committee. The role of the internal auditor is to examine, among other matters, whether the company's actions comply with the law and orderly business procedure. Under the Companies Law, the internal auditor may be an employee of the company but not an interested party, an office holder, an affiliate or a relative of an interested party, office holder or affiliate, and he or she may not be the company's independent accountant or its representative. We intend to appoint an internal auditor in accordance with the requirements of the Companies Law upon the completion of this offering.

     DIRECTOR COMPENSATION

     We do not currently pay cash compensation to our directors in their capacity as directors, except for reimbursement of business, travel and other related expenses. As described below in "Related Party Transactions," we have granted options to Robert Hawk.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee is currently comprised of Messrs. Hawk, Springer and Yanovski. Messrs. Hawk, Springer and Yanovski have served on the compensation committee since their appointment in November 1998. None of these committee members has at any time been an officer or employee of our company or of our subsidiaries. You should note the following relationships and transactions with members of the compensation committee and their affiliates:

     ROBERT C. HAWK. In July 1998, Mr. Hawk purchased 63,455 ordinary shares at $0.19 per share pursuant to a restricted stock purchase agreement. Under the restricted stock purchase agreement, Eran Wagner and Limor Schweitzer have the right to repurchase those ordinary shares. The right of Eran Wagner and Limor Schweitzer to repurchase those ordinary shares lapsed as to one-fourth of the total number of shares on the first anniversary of the grant date and lapses as to 1/12th of the total shares each quarter thereafter. The lapsing of the repurchase right is dependent upon the continued service by Mr. Hawk on our board of directors. In May 1999, Mr. Hawk received an option to purchase 24,500 ordinary shares at an exercise price of $0.35 per share. Mr. Hawk purchased 24,500 ordinary shares upon exercise of this option in August 1999 at an aggregate exercise price of $8,575.

     TODD A. SPRINGER. Mr. Springer is a managing director of Trident Capital Management, an entity affiliated with Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C., each a preferred shareholder of our company. The following summarizes our private placement transactions with Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C.:

     o OCTOBER 1998: 1,185,184 Series B-1 preferred shares purchased at $1.40 per share and warrants issued to purchase 375,046 Series B-1 preferred shares.

     o OCTOBER 1998: 1,315,146 Series B-2 preferred shares purchased at $1.40 per share.

     o OCTOBER 1999: 399,938 Series C-1 preferred shares purchased at $5.32 per share and warrants issued to purchase 140,980 Series C-1 preferred shares.


     o OCTOBER 1999: 70,000 Series C-2 preferred shares purchased at $5.32 per share.


     o MARCH 2000: 375,046 Series B-1 preferred shares purchased at $2.80 per share upon exercise of outstanding warrants.

     NITSAN YANOVSKI. Mr. Yanovski is the Vice President of Business Development of Ampal Industries (Israel) Ltd. and several affiliated entities, which are preferred shareholders of our company. The following summarizes our private placement transactions with Ampal Industries (Israel) Ltd. and its affiliated entities:

     o JUNE 1997: 560,000 Series A preferred shares purchased at $0.71 per share and warrants issued to purchase 287,000 Series A preferred shares.

     o MARCH 1998: 287,000 Series A preferred shares purchased at $0.84 per share upon exercise of outstanding warrants.

     o MARCH 1998: 644,000 Series A preferred shares purchased at $0.93 per share.

     o OCTOBER 1998: 1,071,567 Series B-1 preferred shares purchased at $1.40 per share and warrants issued to purchase 160,734 Series B-1 preferred shares.

     o OCTOBER 1999: 939,883 Series C-1 preferred shares purchased at $5.32 per share and warrants issued to purchase 281,967 Series C-1 preferred shares.

     o APRIL 2000: 80,366 Series B-1 preferred shares purchased at $2.80 per share upon exercise of outstanding warrants.

     Mr. Yanovski is also a non-employee director of Xpert Integrated Systems Ltd., our Israeli reseller. Eran Wagner and Limor Schweitzer, each a director and executive officer of our company, are also non-employee directors of Xpert Integrated Systems Ltd.

     Moreover, entities affiliated with Ampal Israel American Corporation, including Ampal Industries (Israel) Ltd., own approximately 20% of the outstanding shares of Xpert Integrated Systems Ltd.

     No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation that we paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and our other most highly compensated officers who earned more than $100,000 during that fiscal year. All option grants were made under our 1998 Stock Option Plan, the 1998 Section 102 Share Option Plan or Section 3(i) of the Israeli Income Tax Ordinance.

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG TERM
                                                                                 COMPENSATION AWARDS
                                                         ANNUAL COMPENSATION      -------------------
   NAME AND PRINCIPAL                                 -------------- -----------      SECURITIES
        POSITION                                         SALARY        BONUS      UNDERLYING OPTIONS
--------------------------                            -------------- -----------  -------------------
Eric Gries.........................................      $ 201,400     $ 60,420         182,000
   President and Chief Executive Officer
Eran Wagner .......................................        152,640       20,352          91,000
   Executive Vice President, Technology
Limor Schweitzer ..................................        100,000       10,000          91,000
   Chief Technology Officer
Anil Uberoi .......................................        159,000       26,500          56,000
   Vice President, Product Marketing


                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to share options granted to our Chief Executive Officer and our other most highly compensated executive officers during the fiscal year ended December 31, 1999. We have never granted any share appreciation rights. All option grants listed in the table below were made under our 1998 Stock Option Plan, the 1998 Section 102 Share Option Plan or Section 3(i) of the Israeli Income Tax Ordinance. Percentage of total options is based on an aggregate of 1,437,170 ordinary shares granted under the 1998 Stock Option Plan, the 1998 Section 102 Share Option Plan or
Section 3(i) of the Israeli Income Tax Ordinance in the year ended December 31, 1999. The 5% and 10% assumed annual rates of share price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future ordinary share prices. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the estimated fair market value on the date of grant is equal to an assumed initial public offering price of $10.00 per share and appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.


                                             INDIVIDUAL GRANTS
                       --------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                         NUMBER OF      PERCENTAGE OF                                   AT ASSUMED ANNUAL RATES OF
                        SECURITIES      TOTAL OPTIONS      EXERCISE                    SHARE PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO         OR BASE                             OPTION TERM
                          OPTIONS       EMPLOYEES IN       PRICE PER    EXPIRATION     ------------------------------
NAME                      GRANTED        FISCAL YEAR         SHARE          DATE            5%             10%
-------                -----------     ----------------  -------------- -------------  -------------- ---------------
Eric Gries...........    182,000             12.66%          $1.57        10/20/07        $ 868,969     $ 2,082,080
Eran Wagner..........     91,000              6.33            1.57        10/20/07          434,484       1,041,040
Limor Schweitzer.....     91,000              6.33            1.57        10/20/07          434,484       1,041,040
Anil Uberoi..........     28,000              1.95            0.35         8/12/07          133,688         320,205
                          28,000              1.95            1.57        10/20/07          133,688         320,205

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth our Chief Executive Officer and our other most highly compensated executive officers information concerning ordinary shares acquired upon exercise of share options in fiscal year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999. All options listed in the table below were granted under our 1998 Stock Option Plan, 1998 Section 102 Share Option Plan or Section 3(i) of the Israeli Income Tax Ordinance. The value realized is based on the assumed initial public offering price of $10.00, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.


                                                      NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED                IN-THE-MONEY
                         SHARES       VALUE         OPTIONS AT FISCAL YEAR-END       OPTIONS AT FISCAL YEAR-END
                       ACQUIRED ON    REALIZED    -------------------------------  -------------------------------
 NAME                    EXERCISE                   EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-------               -------------- -----------  --------------  ---------------  --------------  ---------------
Eric Gries..........             --          --      215,412          518,958         $2,128,982      $4,850,528
Eran Wagner.........             --          --       13,125          130,375            126,656       1,146,969
Limor Schweitzer....             --          --       13,125          130,375            126,656       1,146,969
Anil Uberoi.........             --          --      105,234          205,300          1,035,097       1,972,140


EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


     ERIC GRIES' employment agreement, dated January 27, 1998, establishes Mr. Gries' initial annual salary of $190,000 commencing on March 1998 and provides for a $30,000 lump sum signing bonus and eligibility for benefits and performance based bonuses. Mr. Gries' annual salary, like that of the other executive officers, is subject to periodic adjustment and in February 2000 was increased to $217,000. This agreement also provides for his nomination to our board of directors. Mr. Gries' employment is at will and may be terminated at any time, with or without cause. If his employment is terminated by us without cause or if he is constructively terminated, his salary and benefits will continue for 12 more months following the effective date of termination. Under this agreement, Mr. Gries was granted the right to receive an option to purchase 412,370 ordinary shares at an exercise price of $0.07 per share under the 1998 Stock Option Plan. As an incentive bonus for 1998, Mr. Gries received an option to purchase 140,000 ordinary shares at an exercise price of $0.35 per share under the 1998 Stock Option Plan. As an incentive bonus for 1999, Mr. Gries received an option to purchase 182,000 ordinary shares at an exercise price of $1.57 per share under the 1998 Stock Option Plan. As an incentive bonus for 2000, Mr. Gries received an option to purchase 70,490 ordinary shares at an exercise price of $0.71 per share under the 1998 Stock Option Plan and an option to purchase 200,000 ordinary shares at $12.63 per share under the 2000 Share Option Plan. The shares subject to these options are early exercisable as of April 2000 and vest ratably in quarterly installments over a four year period from the date of grant. All of the shares subject to options held by Mr. Gries that have not vested shall vest either upon a change of control of our company, or if Mr. Gries is terminated without cause or is constructively terminated. As of June 30, 2000, an aggregate of 594,124 ordinary shares have not vested.

     ERAN WAGNER'S offer letter, dated August 15, 1998, provides for an initial annual salary of $144,000 commencing on September 25, 1998, and eligibility for benefits and performance based bonuses. Mr. Wagner's employment is at will and may be terminated at any time, with or without cause. If Mr. Wagner's employment is terminated without cause, his salary and benefits will continue for six more months following effective date of termination. As an incentive bonus for 1998, Mr. Wagner received an option to purchase 52,500 ordinary shares at an exercise price of $0.35 per share under the 1998 Stock Option Plan. As an incentive bonus for 1999, Mr. Wagner received an option to purchase 91,000 ordinary shares at an exercise price of $1.57 per share under the 1998 Stock Option Plan. As an incentive bonus for 2000, Mr. Wagner received an option to purchase 28,490 ordinary shares at an exercise price of $0.71 per share under the 1998 Stock Option Plan and an option to purchase 50,000 ordinary shares at $12.63 per share under the 2000 Share Option Plan. The shares subject to these options are early exercisable as of April 2000 and vest ratably in quarterly installments over the four year period from the date of grant. All of the shares subject to options held by Mr. Wagner that have not vested shall vest either upon (i) the diminution by us of Mr. Wagner's position or responsibilities as Executive Vice President, Technology, or (ii) a sale of our company that results in the subsequent diminution of Mr. Wagner's position or responsibilities as Executive Vice President, Technology. As of June 30, 2000, an aggregate of 182,024 shares have not vested.

     RICHARD VAN HOESEN'S offer letter, dated January 14, 2000, provides for an initial annual salary of approximately $200,000 commencing on January 14, 2000, and eligibility for benefits and performance based bonuses. Mr. Van Hoesen's employment is at will and may be terminated at any time, with or without cause. If Mr. Van Hoesen's employment is terminated without cause, his salary and benefits will continue for 12 more months following the effective date of his termination. Pursuant to the offer letter, Mr. Van Hoesen received options to purchase 467,194 ordinary shares at an exercise price of $3.00 per share under the 1998 Stock Option Plan. The shares subject to these options are early exercisable as of April 2000 and vest ratably in quarterly installments over a four year period from the date of grant. Mr. Van Hoesen exercised his options and purchased an aggregate of 467,194 shares by executing an installment obligation on June 18, 2000. In the event of termination of Mr. Van Hoesen's employment, with respect to any unvested shares, we may cause their forfeiture, transfer them to the trustee or accelerate payment under the installment obligation with respect to all shares. As of June 30, 2000, 467,194 shares are unvested. All of the shares subject to options held by Mr. Van Hoesen that have not vested shall vest upon a change of control of our company to the extent permitted by the relevant stock option agreements, the stock option plan and applicable law.

     LIMOR SCHWEITZER'S offer letter, dated as of January 1, 2000, provides for an initial annual salary of $165,000 commencing as of the date of the offer letter and eligibility for benefits and performance based bonuses. Mr. Schweitzer's employment is at will and may be terminated at any time, with or without cause. If Mr. Schweitzer's employment is terminated without cause, his salary and benefits will continue for six more months following the effective date of termination. Mr. Schweitzer received an option to purchase 52,500 ordinary shares at an exercise price of $0.35 per share under Section 3(i) of the Israeli Income Tax Ordinance. As an incentive bonus for 1999, Mr. Schweitzer received an option to purchase 91,000 ordinary shares at an exercise price of $1.57 per share under Section 3(i) of the Israeli Income Tax Ordinance. As an incentive bonus for 2000, Mr. Schweitzer received an option to purchase 14,000 ordinary shares at an exercise price of $0.71 per share under Section 3(i) of the Israeli Income Tax Ordinance and an option to purchase 40,000 ordinary shares at an exercise price of $12.63 per share under the 2000 Share Option Plan. The shares subject to these options are early exercisable and vest ratably in quarterly installments over a four year period from the date of grant. All of the shares subject to options held by Mr. Schweitzer that have not vested shall vest either upon (i) diminution by us of Mr. Schweitzer's position or responsibilities as Chief Technology Officer or (ii) a sale of our company that results in the subsequent diminution of Mr. Schweitzer's position or responsibilities as Chief Technology Officer. As of June 30, 2000 an aggregate of 162,063 shares have not vested.

     ANIL UBEROI'S offer letter, dated March 26, 1998, provides for an initial annual salary of $150,000 commencing on April 1, 1998, and eligibility for benefits and performance based bonuses. Mr. Uberoi's employment is at will and may be terminated at any time, with or without cause. If Mr. Uberoi's employment is terminated without cause, his salary and benefits will continue for three more months following effective date of termination. Pursuant to the offer letter, Mr. Uberoi received an option to purchase 212,534 ordinary shares at an exercise price of $0.14 per share under the 1998 Stock Option Plan. As an incentive bonus for 1998, Mr. Uberoi received an option to purchase 42,000 ordinary shares at an exercise price of $0.35 per share under the 1998 Stock Option Plan. As an incentive bonus for 1999, Mr. Uberoi received an option to purchase 28,000 ordinary shares at an exercise price of $0.35 per share and 28,000 ordinary shares at an exercise price of $1.57 per share under the 1998 Stock Option Plan. As an incentive bonus for 2000, Mr. Uberoi received an option to purchase 37,100 ordinary shares at an exercise price of $0.71 per share under the 1998 Stock Option Plan and an option to purchase 50,000 ordinary shares at $12.63 per share under the 2000 Share Option Plan. The shares subject to these options are early exercisable as of April 2000 and vest ratably in quarterly installments over a four year period from the date of grant. All of the shares subject to options held by Mr. Uberoi that have not vested shall vest upon a change of control of our company to the extent permitted by the relevant stock option agreements, the stock option plan and applicable law. As of June 30, 2000, an aggregate of 264,548 shares have not vested.


       OTHER AGREEMENTS

     We require each of our employees to enter into proprietary rights and invention assignment agreements prohibiting the employee from disclosing any of our confidential or proprietary information. In addition, the agreements generally provide that upon termination the employee will not solicit our employees for a period of 12 months. Substantially all of our key employees in Israel have agreed not to compete with us for one year following the termination of their employment with us. A recent decision of the Supreme Court of the State of Israel has severely restricted the enforceability of non-competition clauses for Israeli employees. At the time of commencement of employment, our U.S. employees also generally sign offer letters specifying certain basic terms and conditions of employment and our Israel employees generally sign employment agreements specifying certain basic terms and conditions of employment, including customary notice provisions for termination consistent with Israeli law.

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

EMPLOYEE BENEFIT PLANS

     SECTION 102 SHARE OPTION PLAN

     In July 1998, our board of directors adopted the Section 102 Share Option Plan in accordance with Section 102 of the Israeli Income Tax Ordinance. The
Section 102 Share Option Plan expires in 2006. As of June 30, 2000, we had outstanding options to purchase 839,802 ordinary shares under the plan at a weighted average exercise price of $0.87 per ordinary share. As of that date, our officers held options to purchase 192,724 ordinary shares under the Section 102 Share Option Plan, and no director held any options issued under the plan.

     NUMBER OF ORDINARY SHARES AVAILABLE UNDER THE SECTION 102 SHARE OPTION PLAN. Under the Section 102 Share Option Plan, we have reserved an aggregate of 2,060,000 ordinary shares for grant to our Israeli employees.

     EXERCISE PRICE AND FORM OF OPTIONS. Our board of directors determines the exercise prices of options granted under the Section 102 Share Option Plan at the time of the grant. The options granted under the plan typically expire no later than eight years from the date of grant. Any shares subject to options that are cancelled or not exercised before expiration become available for future grant.

     ADMINISTRATION OF SECTION 102 SHARE OPTION PLAN. In general, our board of directors administers the Section 102 Share Option Plan. Our board of directors determines the terms of the options granted, including the exercise price, the number of ordinary shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

     RIGHTS UPON TERMINATION. Pursuant to the Section 102 Share Option Plan, if the employment of any optionee is terminated as a result of death or disability of such optionee, the optionee or his or her heirs may, within a period of three months following the termination, exercise the options that were already vested upon such termination.

     TRANSFERABILITY OF OPTIONS. Except for transfer as a result of death, the
Section 102 Share Option Plan does not allow for the transfer of options and only the optionee may exercise an option.

     ADJUSTMENTS UPON MERGER. The Section 102 Share Option Plan provides that in the event of a merger with or into another corporation, the successor corporation shall assume or substitute equivalent options for each option. However, in the event that the successor corporation will not agree to assume the options, then all outstanding options will accelerate and become fully vested ten days prior to the close of the merger.

     PROXY. Until we become a public company, any shares purchased through the exercise of an option granted under the Section 102 Share Option Plan are voted by proxy pursuant to the directions of our board of directors, with the proxy to be given to the person or persons designated by our board of directors. Currently, Eran Wagner and Limor Schweitzer are the persons designated by our board of directors to vote the proxies.

     TAXATION. Pursuant to Section 102 of the Israeli Income Tax Ordinance and the rules promulgated thereunder (including the requirement that the options and the underlying shares be deposited with a trustee for a period of at least two years), the tax on the benefit arising to the employee from the grant and exercise of options as well as from the allotment of ordinary shares under these options is deferred until the transfer of the options and ordinary shares to the employee's name or upon the sale of those options and/or ordinary shares. We will be allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit upon sale of the shares allotted under the plan. The benefit is equal to the difference between the market price and the exercise price. The related capital gains tax is payable by the employee.

     SECTION 3(I) SHARE OPTION PLAN


     Section 3(i) of the Israeli Income Tax Ordinance governs the tax treatment of share options not issued pursuant to Section 102 of the Israeli Income Tax Ordinance. As of June 30, 2000, we had outstanding an aggregate of 720,718 options, at a weighted average exercise price of $3.46 per share, that will be taxed in accordance with Section 3(i) of the Israeli Income Tax Ordinance. In April 2000, our board of directors adopted the Section 3(i) Share Option Plan. The Section 3(i) Share Option Plan will be effective for a period of ten years commencing upon the date of its adoption. As of June 30, 2000, no options have been granted under this plan.


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

     NUMBER OF ORDINARY SHARES AVAILABLE UNDER THE SECTION 3(I) SHARE OPTION PLAN. As of June 30, 2000, a total of 700,000 of our ordinary shares have been reserved for issuance under the Section 3(i) Share Option Plan. Any shares subject to options that are cancelled or not exercised before expiration will become available for future grant.

     ADMINISTRATION OF SECTION 3(I) SHARE OPTION PLAN. In general, our board of directors administers the Section 3(i) Share Option Plan. Our board of directors determines the terms and conditions of the options, as well as the identity of the participants and the number of ordinary shares covered by each option granted under the Section 3(i) Share Option Plan, based upon a recommendation of the compensation committee.

     RIGHTS UPON TERMINATION. The Section 3(i) Share Option Plan provides that in case the employment of any optionee is terminated as a result of death or disability of such optionee, the optionee or his or her heirs may, within a period of three months following the termination, exercise the options that were already vested upon the time of the termination. This period may be extended by our board of directors for a period not to exceed the period during which the options by their terms would otherwise have been exercisable.

     TRANSFERABILITY. Except for transfer as a result of death, the Section 3(i) Share Option Plan does not allow for the transfer of options and only the optionee is allowed to exercise an option.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. The Section 3(i) Share Option Plan provides that in the event of a merger with or into another corporation or a sale of all or substantially all of our assets, the successor corporation shall assume or substitute equivalent options for each outstanding option. However, in the event that the successor corporation will not agree to assume or substitute the options, then all outstanding options will accelerate and become fully vested ten days prior to the close of the merger or sale.

     TAXATION. The options and the underlying shares are exercisable or available for sale immediately upon vesting and are not required to be deposited in trust. The participants in the Section 3(i) Share Option Plan are not eligible for any tax benefits or deferrals. We are allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit upon sale of the shares allotted under the plan. The related income tax or capital gain tax are paid by the participants.

     1998 STOCK OPTION PLAN

     Our board of directors adopted the 1998 Stock Option Plan in July 1998. Our 1998 Stock Option Plan provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory share options to our employees, directors and consultants.


     NUMBER OF ORDINARY SHARES AVAILABLE UNDER THE 1998 STOCK OPTION PLAN. As of June 30, 2000, a total of 5 million of our ordinary shares were reserved for issuance pursuant to the 1998 Stock Option Plan, of which options to acquire 2,910,407 ordinary shares at a weighted average exercise price of $1.66 per share were issued and outstanding, 299,743 ordinary shares had been issued upon exercise of outstanding options and 1,789,850 ordinary shares remain available for issuance. As of June 30, 2000, our officers and directors held options to purchase 1,801,725 ordinary shares under the 1998 Stock Option Plan.


     ADMINISTRATION OF THE 1998 STOCK OPTION PLAN. In general, our board of directors administers the 1998 Stock Option Plan. Our board of directors determines the terms of the options granted, including the exercise price, the number of ordinary shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

     EXERCISE PRICE AND FORM OF OPTIONS. Our board of directors determines the exercise price of options granted under the 1998 Stock Option Plan. In the case of an incentive share option, the exercise price must at least be equal to the fair market value of our ordinary shares on the date of grant. In addition, the term of an option may not exceed ten years.

     EARLY EXERCISE. On April 24, 2000, the shareholders approved amendments to the 1998 Stock Option Plan to allow for the early exercise of options granted pursuant to the plan. In accordance with the amendments, certain employees may, upon the prior approval of our board of directors and in certain cases subject to any additional consents and approvals as may be required by law, early exercise their options prior to their vesting. The payment for the shares issued as a result of such early exercise is subject to an installment obligation and carries interest at the annual interest rate of 6.5%. The shares purchased by the employees pursuant to such early exercise are deposited in escrow with a trustee and are released to the employee by the trustee only upon the termination of the vesting period applicable to such shares and upon the full payment of all amounts with respect to such shares under the early exercisearrangement. All payments are due upon the earlier of termination of employmentor five (5) years following the date of the early exercise of the options. We retain a lien over such shares until their release.

     In the event of termination of the employment of an employee who has early exercised his or her shares prior to the end of the applicable vesting period, we may, in our sole discretion: (i) cause the forfeiture of the shares, (ii) transfer the shares to the trustee of our Section 102 Share Option Plan or (iii) accelerate the payment of any amounts due in respect to such shares issued under the early exercise arrangement. Should we not exercise our right to cause the forfeiture of the shares or to transfer the shares to the trustee of our Section 102 Share Option Plan within 90 days of the date of the termination of the applicable employment relationship, the employee is required to immediately pay all monies due in respect to the shares purchased pursuant to the early exercise arrangement.

     RIGHTS UPON TERMINATION. After termination of an employee, director or consultant, he or she may exercise his or her vested options for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for three months. In all other cases, our board of directors may allow the option to remain exercisable for three months. An option may generally not be exercised later than the expiration of its original term.

     TRANSFERABILITY OF OPTIONS. Unless otherwise determined by the administrator, our 1998 Stock Option Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 1998 Stock Option Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute equivalent options for each option. If the outstanding options are not assumed or substituted, all outstanding options will accelerate and become fully vested prior to the close of such merger or sale of assets.

     AMENDMENT AND TERMINATION OF OUR 1998 STOCK OPTION PLAN. Our 1998 Stock Option Plan will automatically terminate on July 23, 2003, 60 months from the day of adoption. In addition, our board of directors has the authority to amend, suspend or terminate the 1998 Stock Option Plan, provided it does not adversely affect any previously granted option.

     2000 SHARE OPTION PLAN

     The 2000 Share Option Plan was adopted by our board of directors and approved by our shareholders in April 2000. The 2000 Share Option Plan provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory share options to our employees, directors and consultants.

     NUMBER OF ORDINARY SHARES AVAILABLE UNDER THE 2000 SHARE OPTION PLAN. As of June 30, 2000, we had reserved a total of 5,300,000 of our ordinary shares for issuance pursuant to the 2000 Share Option Plan, of which options to acquire 340,000 ordinary shares at a weighted average price of $12.63 per share were outstanding, no ordinary shares have been issued under the 2000 Share Option Plan, all of which are being held by our officers and directors and 4,960,000 ordinary shares remain available for issuance. Our 2000 Share Option Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning 2001, equal to the lesser of 5% of the outstanding ordinary shares on the first day of each fiscal year, 1,500,000 ordinary shares or another amount determined by our board.

     ADMINISTRATION OF THE 2000 SHARE OPTION PLAN. In general, our board of directors administers the 2000 Share Option Plan. Our board of directors determines the terms of the options granted, including the exercise price, the number of ordinary shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

     EXERCISE PRICE AND FORM OF OPTIONS. Our board of directors determines the exercise price of options granted under the 2000 Share Option Plan. In the case of incentive share options, the exercise price must at least be equal to the fair market value of our ordinary shares on the date of grant. In addition, the term of an option may not exceed ten years.

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

     LIMITATION ON OPTION GRANTS. No optionee may be granted an option to purchase more than 1,500,000 ordinary shares in any fiscal year, provided however, in connection with his or her initial service, an optionee may be granted a one-time option to purchase up to 3,000,000 ordinary shares.

     RIGHTS UPON TERMINATION. After termination of one of our employees, directors or consultants, he or she may exercise his or her vested options for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its original term.

     TRANSFERABILITY OF OPTIONS. Unless otherwise determined by the administrator, our 2000 Share Option Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 2000 Share Option Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute equivalent options for each option. If the outstanding options are not assumed or substituted, all outstanding options will accelerate and become fully vested prior to the close of such merger or sale of assets.

     AMENDMENT AND TERMINATION OF OUR 2000 SHARE OPTION PLAN. Our 2000 Share Option Plan will automatically terminate in April 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Share Option Plan provided it does not adversely affect any previously granted option.

     2000 EMPLOYEE SHARE PURCHASE PLAN

     The 2000 Employee Share Purchase Plan was adopted by our board of directors and approved by our shareholders in April 2000.

     NUMBER OF ORDINARY SHARES AVAILABLE UNDER THE 2000 EMPLOYEE SHARE PURCHASE PLAN. As of June 30, 2000, we had reserved a total of 750,000 of our ordinary shares for sale under our 2000 Employee Share Purchase Plan. In addition, our 2000 Employee Share Purchase Plan provides for annual increases in the number of ordinary shares available for issuance on the first day of each fiscal year, beginning 2001, equal to the lesser of 2.0% of the outstanding ordinary shares on the first day of each fiscal year, 750,000 ordinary shares or another amount determined by our board of directors.

     ADMINISTRATION OF THE 2000 EMPLOYEE SHARE PURCHASE PLAN. Generally, our board of directors administers the 2000 Employee Share Purchase Plan. Our board of directors has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

     ELIGIBILITY TO PARTICIPATE. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee will not be granted an option to purchase shares under the 2000 Employee Share Purchase Plan if such employee:

     o owns shares possessing 5% or more of the total combined voting power or value of all classes of our capital shares immediately after grant, OR

     o has rights to purchase shares under all of our employee share purchase plans that accrue at a rate that exceeds $25,000 worth of the value of the shares for each calendar year.


     OFFERING PERIODS; PARTICIPATION. Our 2000 Employee Share Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods start on the first trading day on or after May 1st and November 1st of each year, except for the first offering period, which will commence on the first trading day on or after the effective date of this offering, and will end on the first trading day on or after October 31, 2002.

     Our 2000 Employee Share Purchase Plan permits participants to purchase ordinary shares through payroll deductions of up to 15% of their compensation from each pay period. For purposes of our 2000 Employee Share Purchase Plan, compensation includes base salary, wages, overtime pay and bonuses. Additionally, a participant is

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

able to purchase a maximum of 5,000 ordinary shares under the 2000 Employee Share Purchase Plan during a six-month purchase period.


     PURCHASE OF SHARES. Amounts deducted and accumulated by the participant will be used to purchase full ordinary shares at the end of each six-month purchase period. The price will be 85% of the lower of the fair market value of our ordinary shares at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation in our 2000 Employee Share Purchase Plan ends automatically upon termination of employment with us.

     TRANSFERABILITY OF RIGHTS. A participant is not able to transfer rights granted under our 2000 Employee Share Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2000 Employee Share Purchase Plan.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation will assume or substitute equivalent options for each outstanding option. If the outstanding options are not assumed or substituted, the offering period then in progress will be shortened, and a new exercise date will be set prior to the closing of the merger or sale of assets.

     AMENDMENT AND TERMINATION OF THE 2000 EMPLOYEE SHARE PURCHASE PLAN. Our 2000 Employee Share Purchase Plan will terminate in April 2010. However, our board of directors has the authority to amend or terminate our 2000 Employee Share Purchase Plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase shares.

APPROVAL OF CERTAIN TRANSACTIONS

     DUTIES OF OFFICE HOLDERS

     The Companies Law codifies the fiduciary duties that "office holders," including directors and executive officers, owe to a company. An office holder's fiduciary duties consist of a duty of loyalty and a duty of care. The duty of loyalty includes:

     o avoiding any conflict of interest between the office holder's position in the company and his or her personal affairs;

     o    avoiding any activity that is competitive with the company;

     o avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or herself or others; and

     o revealing to the company any information or documents relating to the company's affairs which the office holder has received due to his or her position as an office holder.

     The duty of care requires an office holder to act at a level of care that a reasonable office holder in the same position would employ under the same circumstances. This includes the duty to utilize reasonable means to obtain:

     o information regarding the appropriateness of a given action brought for his or her approval or performed by him or her by virtue of his or her position; and

     o all other information of importance pertaining to the foregoing actions.

     An office holder is defined in the Companies Law to include a director, the general manager or chief executive officer, chief business manager or chief operating officer, deputy general manager or executive vice-president, vice-president, any other officer or manager directly subordinated to the general manager and any other person assuming the responsibilities of any of the above mentioned positions without regard to that person's title. Each person listed in the table under "Executive Officers and Directors" is an office holder. Under the Companies Law, all arrangements as to compensation and terms of service of office holders require approval of the board of directors, provided such compensation is on market terms and that the articles of association of the company do not provide otherwise. Arrangements regarding the compensation and terms of service of office holders that are not on market terms require the approval of the audit committee, prior to the approval of the board of directors. Arrangements regarding the compensation and terms of service of directors as such and in relation to any other role that they may have in the company require approval of the audit committee prior to the approval of the board of directors and the shareholders.

     The Companies Law requires that an office holder of the company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction as such term is defined under the Companies Law, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing. In addition, the office holder must also disclose any interest held by any corporate entity in which the office holder is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager. An extraordinary transaction is defined in the Companies Law as a transaction other than in the ordinary course of business, otherwise than on market terms, or that is likely to have a material impact on the company's profitability, assets or liabilities.

     After the office holder complies with the above disclosure requirements, a transaction that is not an extraordinary transaction requires only board approval unless the articles of association of the company provide otherwise. If the transaction in which the office holder has a personal interest is an extraordinary transaction, then, in addition to any approval stipulated by the articles of association, it must also be approved by the company's audit committee and then by the board of directors, and, under certain circumstances, by a meeting of the shareholders of the company. Generally, a director who has a personal interest in a matter which is to be considered at a meeting of the board of directors or of the audit committee may not be present during the board of director's or audit committee's discussions and may not vote on this matter.

     DUTIES OF SHAREHOLDERS

     The Companies Law applies the same disclosure requirements to a controlling shareholder of a public company. A shareholder that holds 25% or more of the voting rights in the company is deemed to be a controlling shareholder if no other shareholder owns more than 50% of the voting rights in the company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder who is an office holder, require the approval of the audit committee, the board of directors and the shareholders of the company. The shareholder approval must include at least one-third of the shareholders who have no personal interest in the transaction and are present, in person or by proxy, at the meeting or, alternatively, the total shareholdings of those who have no personal interest in the transaction who vote against the transaction must not represent more than 1% of the voting rights in the company. The Companies Law requires that every shareholder that participates either by proxy or in person, in a vote regarding a transaction with a controlling member of the company indicate whether or not that shareholder has a personal interest in the vote in question, a failure of which results in the invalidation of that shareholder's vote.

     Under the Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders of the company and to refrain from abusing that shareholder's power in the company including, among other things, voting in a general meeting of shareholders on the following matters:

     o    any amendment to the articles of association;

     o    an increase of the company's authorized share capital;

     o    a merger; or

     o approval of interested party transactions, which require shareholder approval.

     However, under the Companies Regulations (Relief From Related Party Transactions), 5760-2000, promulgated pursuant to the Companies Law, each of the following transactions between a company and its controlling shareholder(s) do not require shareholder approval:

     o the extension of the term of an existing related party transaction provided that the original transaction was duly approved in accordance with the applicable provisions of the Israeli Companies Law or the Israeli Securities Law and regulations promulgated thereunder;

     o such transaction has been approved by the audit committee and the board of directors as being solely for the benefit of the company;


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


     o such transaction is between the company and its controlling shareholder(s) or a company in its or their control, provided that the audit committee and the board of directors approve the transaction and determine that the transaction is in accordance with the terms defined in a duly approved frame-work transaction. A frame-work transaction is a transaction that defines general terms under which the company may, in the ordinary course of business, enter into transactions of a similar type;

     o such transaction is a transaction between the company and its controlling shareholder(s) or a corporation under its or their control, for the purpose of entering into a transaction with a third party or to submit a joint offer to conduct business with a third party, provided that, the audit committee and the board of directors have approved the transaction and that the terms of the transaction in relation to the company are not materially different from those relating to the controlling shareholder(s) or a corporation in its or their control, taking into account their proportionate participation in the transaction; or

     o such transaction is between companies that are controlled by the same controlling shareholder or between the company and its controlling shareholder(s), provided that for each public company involved, the audit committee and its board of directors find that the transaction is in accordance with market terms, in the ordinary course of business and does not harm the welfare of the company.

     Further, a private placement of securities by a public company that will increase the relative holdings of a shareholder that holds 5% or more of the company's outstanding share capital or that will cause any person to become, as a result of such issuance, a holder of more than 5% of the company's outstanding share capital, requires approval by the board of directors and shareholders of the company issuing the securities. However, in accordance with the Companies Regulations (Relief From Related Party Transactions), 5760-2000, the approval of the shareholders shall not be required for a private placement in which less than 20% of the actual voting rights in the company, prior to such offer, are granted. The definition of a private placement for the purposes of such exemption includes private placements that are part of the same transaction or contingent or conditioned upon a previous private placement and all private placements effectuated by the issuing company, in the previous twelve month periods in which: (i) the same parties (or relatives or affiliates thereof) were involved, or (ii) the consideration thereof consists of rights to the same assets. The private placement exemptions discussed above do not apply if a private placement is made to a director or chief executive officer of the issuing company or to such person or entity that shall become, as a result of such placement, a controlling shareholder.

     The Companies Law further provides that a shareholder shall refrain from oppressing other shareholders.

     In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company's articles of association, has the power to appoint or prevent the appointment of an office holder in the company, or has any other power over the company, is under a duty to act with fairness towards the company. A breach of the above duty of fairness will be considered as a breach of the fiduciary duty of an office holder as described above.


     For information concerning the direct and indirect personal interests of some of our office holders and principal shareholders in transactions with us, please see "Related Party Transactions" and "Description of Share
Capital--Merger and Acquisitions and Anti-Takeover Provisions Under
Israeli Law."



INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATIONS OF LIABILITY


     The Companies Law provides that an Israeli company cannot exonerate an office holder from liability with respect to a breach of his or her duty of loyalty, but may exonerate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care. Our articles of association provide that, subject to any restrictions imposed by the Companies Law, we may enter into an insurance contract providing coverage for the liability of any of our office holders with respect to:

     o    a breach of his or her duty of care to us or to another person;

     o a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his or her act would not prejudice our interests; or

     o a financial liability imposed upon him or her in favor of another person with respect to an act performed by him or her in his or her capacity as an office holder.

     In addition, we may indemnify an office holder against the following expenses or liabilities imposed upon him or her in his or her capacity as an office holder:

     o a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and

     o reasonable litigation expenses, including attorneys' fees, incurred by such office holder or imposed upon him or her by a court, in relation to proceedings instigated by us against him or her or that are instigated on our behalf or by another person, or as a result of a criminal charge from which he or she was acquitted or a criminal charge in which he or she was convicted for a criminal offense that does not require proof of intent.

     The Companies Law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

     o a breach by the officer holder of his or her duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his or her duty of care if such breach was committed intentionally or recklessly;

     o an act or omission with the intent to unlawfully derive a personal benefit; or

     o a fine levied against the office holder as a result of a criminal offense.

     Under the Companies Law, the shareholders of a company may include or amend its articles of association to include either of the following provisions:

     o a provision authorizing the company to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to specified classes of events which the board of directors deem foreseeable at the time of grant and limited to an amount determined by the board of directors to be reasonable under the circumstances, or

     o a provision authorizing the company to retroactively indemnify an office holder.

     In addition, pursuant to the Companies Law, indemnification of, and procurement of insurance coverage for, a company's office holders must be approved by the audit committee and the board of directors. In the case of directors, approval by the shareholders is also required.

     Our articles of association allow us to insure and indemnify our office holders to the fullest extent permitted by Israeli law, provided that the insurance or indemnification is approved by the audit committee of our board of directors and, if required by the Companies Law, also by our shareholders. We have procured indemnification insurance for our directors and office holders.

                           RELATED PARTY TRANSACTIONS

     We describe below transactions and series of similar transactions, as of June 30, 2000, to which we were or will be a party:

     o    in which the amounts involved exceeded or will exceed $60,000; and

     o in which any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

EQUITY INVESTMENT TRANSACTIONS


           From June 1997 through March 1998, we sold 2,828,000 Series A preferred shares at $0.71 and $0.93 per share, as well as issued warrants to purchase 789,250 Series A preferred shares at an exercise price of $0.84 per share, all of which have been exercised. From November 1998 through February 1999, we sold 4,399,864 Series B-1 preferred shares and 1,315,146 Series B-2 non-voting preferred shares at $1.40 per share, as well as issued warrants to purchase 857,213 Series B-1 preferred shares at an exercise price of $2.80 per share, of which warrants to purchase 642,912 Series B-1 preferred shares have been exercised. From October 1999 through January 2000, we sold 3,933,895 Series C-1 preferred shares and 70,000 Series C-2 non-voting preferred shares at approximately $5.32 per share, as well as issued warrants to purchase 1,201,158 Series C-1 preferred shares at exercise prices of $7.82 and $9.39 per share, of which warrants to purchase 16,912 Series C-1 preferred shares have been exercised. In March 2000, we sold 1,227,235 Series D preferred shares at $12.63 per share. Listed below are the directors, executive officers and shareholders who beneficially own 5% or more of our securities who participated in these financings.



                                                                   OUTSTANDING                                        OUTSTANDING
                                                                  WARRANTS FOR                                       WARRANTS FOR
                                  SERIES A        SERIES B-1       SERIES B-1         SERIES         SERIES C-1       SERIES C-1
DIRECTORS, EXECUTIVE OFFICERS     PREFERRED        PREFERRED        PREFERRED      B-2 PREFERRED      PREFERRED        PREFERRED
     AND 5% SHAREHOLDERS           SHARES           SHARES           SHARES           SHARES           SHARES           SHARES
------------------------------ ---------------- ---------------- ---------------- ---------------- ---------------- ----------------
Entities affiliated with
    Ampal American Israel
    Corporation..............        1,491,000        1,151,933           80,368               --          939,883          281,967
Entities affiliated with
    Israel Seed L.P..........        1,491,000          410,746               --               --           73,304               --
Entities affiliated with
    Trident Capital..........               --        1,560,230               --        1,315,146          399,938          140,980
Entities affiliated with
    Eucalyptus Ventures
    L.P......................               --        1,151,921           80,359               --          281,967           84,588
Entities associated with
    Technology Crossover
    Ventures.................               --               --               --               --        1,315,832          394,751
Technorov Holdings (1993)
    Ltd......................          635,250          307,178           21,430               --           93,989           28,196
Entities affiliated with WSG
    Capital, L.P.............               --          460,768           32,144               --           93,989           28,196
Sun Microsystems, Inc........               --               --               --               --               --               --


                                                       SERIES D          AGGREGATE
DIRECTORS, EXECUTIVE OFFICERS        SERIES C-2        PREFERRED           CASH
     AND 5% SHAREHOLDERS         PREFERRED SHARES       SHARES         CONSIDERATION*
------------------------------   -----------------  -------------- ---------------------
Entities affiliated with
    Ampal American Israel
    Corporation..............                  --              --  $          7,963,023
Entities affiliated with
    Israel Seed L.P..........                  --              --             2,326,839
Entities affiliated with
    Trident Capital..........              70,000              --             7,050,109
Entities affiliated with
    Eucalyptus Ventures
    L.P......................                  --              --             3,225,008
Entities associated with
    Technology Crossover
    Ventures.................                  --              --             6,999,982
Technorov Holdings (1993)
    Ltd......................                  --              --             1,440,004
Entities affiliated with WSG
    Capital, L.P.............                  --              --             1,190,001
Sun Microsystems, Inc........                  --       1,187,648            14,999,994

--------------
     *    The amounts exclude warrants to be exercised.

     Entities affiliated with Ampal American Israel Corporation that participated in the financings include Ampal American Israel Corporation, Ampal Industries (Israel) Ltd., Marinera Ltd. and Inveco International Inc. Nitsan Yanovski, a director of our company, is the Vice President, Business Development of Ampal Industries (Israel) Ltd. He disclaims beneficial ownership of the securities held by these entities except for his proportional interest in these entities and except to the extent of his right to acquire 71,435 of our Series B-1 preferred shares held by Ampal Industries (Israel) Ltd.

     Entities affiliated with Israel Seed L.P. that participated in the financings include Israel Seed L.P. and Israel Seed II L.P.

     Entities affiliated with Trident Capital that participated in the financings include Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C. Trident Capital Management is the general partner of Information Associates-II, L.P. Todd Springer, a director of our company, is a managing director of Trident Capital Management-II, L.L.C., which is the general partner of Information Associates-II, L.P., and a member of IA-II

Affiliates Fund, L.L.C. Mr. Springer disclaims beneficial ownership of the securities held by these entities, except to the extent of his pecuniary interest in these entities.

     Entities affiliated with Eucalyptus Ventures L.P. that participated in the financings include Eucalyptus Ventures L.P., Eucalyptus Ventures (Israel) L.P., Eucalyptus Ventures (Cayman) L.P. and Eucalyptus Ventures Affiliated Fund L.P.

     Entities affiliated with Technology Crossover Ventures that participated in the financings include TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. Jon Q. Reynolds, Jr., a director of our company, is a member of Technology Crossover Management III, L.L.C., which is the general partner of each of these entities. Mr. Reynolds disclaims beneficial ownership of the securities held by these entities except to the extent of his pecuniary interest in these entities.

     Entities affiliated with WSG Capital, L.P. that participated in the financings include WSG Capital, L.P. and WSG Capital II, L.P. Eric Gries, Eran Wagner and Limor Schweitzer, who are each executive officers and directors of our company, are the sole members and managers of WSG Management LLC, which is the general partner of WSG Capital, L.P. and WSG Capital II, L.P. Mr. Gries, Mr. Wagner and Mr. Schweitzer disclaim beneficial ownership of the securities held by these entities except for their proportional interest in these entities.

     On various occasions during 2000 and the three preceding fiscal years, we granted the following options to purchase our ordinary shares to the following executive officers, directors and shareholders who beneficially own 5% or more of our securities:


                                      SHARES UNDERLYING OPTIONS
NAME                                           GRANTED                   PRICE PER SHARE            DATE OF GRANT
----------                         --------------------------------    --------------------    -------------------------
Eric Gries.......................              412,370                      $     0.07             02/01/98
                                               140,000                            0.35             12/21/98
                                               182,000                            1.57             10/20/99
                                                70,490                            0.71             01/01/00
                                               200,000                           12.63             04/10/00

Eran Wagner......................               52,500                      $     0.35             12/21/98
                                                91,000                            1.57             10/20/99
                                                28,490                            0.71             01/01/00
                                                50,000                           12.63             04/10/00

Limor Schweitzer.................               52,500                      $     0.35             12/21/98
                                                91,000                            1.57             10/20/99
                                                14,000                            0.71             01/01/00
                                                40,000                           12.63             04/10/00

Richard Van Hoesen...............              447,300                      $     3.00             01/14/00
                                                19,894                            3.00             04/10/00

Anil Uberoi......................              212,534                      $     0.14             04/01/98
                                                42,000                            0.35             12/21/98
                                                28,000                            0.35             08/12/99
                                                28,000                            1.57             10/20/99
                                                37,100                            0.71             01/01/00
                                                50,000                           12.63             04/10/00

Robert Hawk......................               24,500                      $     0.35             05/18/99

     The options listed above generally vest over a four year period. Certain options contain early exercise provisions. On August 1, 1999, Robert Hawk exercised his option to purchase 24,500 ordinary shares for an aggregate exercise price of $8,575, and as of June 30, 2000, 16,844 ordinary shares are unvested and are subject to repurchase by Eran Wagner and Limor Schweitzer as described below. On February 25, 2000, Eric Gries exercised his option to purchase 292,732 ordinary shares for an aggregate exercise price of $20,491. On June 18, 2000, Richard Van Hoesen exercised his options to purchase 467,194 ordinary shares by executing an installment obligation, all of which shares are unvested and subject to certain contingencies as described below in "--Other Related Party Transactions."


     In July 1998, Robert Hawk purchased 63,455 ordinary shares at $0.19 per share pursuant to a restricted stock purchase agreement. Under the restricted stock purchase agreement, Eran Wagner and Limor Schweitzer, each an officer and director of the company, have the right to repurchase those ordinary shares. The right of Eran Wagner and Limor Schweitzer to repurchase those ordinary shares lapsed as to one-fourth of the total number of shares on the first anniversary of the grant date and lapses as to 1/12th of the total shares each quarter thereafter. The lapsing of the repurchase right is dependent upon the continued service by Mr. Hawk on our board of directors.

LOANS TO OFFICERS

     In March 2000, our U.S. subsidiary, XACCT Technologies, Inc., extended a home improvement loan to Eric Gries in the amount of $175,000 with an interest rate of 6.45% per annum. The principal plus interest on the loan are due upon the earlier of his date of termination or two years from the date of the loan. We have a security interest in the proceeds of any severance payments due to Mr. Gries under his employment agreement.

OTHER RELATED PARTY TRANSACTIONS

     In connection with his early exercise of options to purchase 467,194 ordinary shares, Richard Van Hoesen executed an installment obligation on June 18, 2000, which carries an annual interest rate of 6.5%. All payments are due upon the earlier of the termination of Mr. Van Hoesen's employment or five (5) years from the date of the exercise of the options. All shares issued to Mr. Van Hoesen upon the exercise of his options have been deposited in escrow with a trustee and will be released to Mr. Van Hoesen only upon the termination of the vesting period applicable to such shares and the full payment of all amounts with respect to such shares. We retain a lien over such shares until their release. In the event of termination of Mr. Van Hoesen's employment prior to the vesting of all the shares, we may cause the forfeiture of or transfer to the trustee the unvested shares, or accelerate payments under the installment obligation.

     Eran Wagner and Limor Schweitzer, who are both our directors and officers, are each a board member of Xpert Integrated Systems Ltd. Xpert Integrated Systems Ltd. is our Israeli reseller, and we also retain that entity to perform our system administration tasks. In addition, both Mr. Wagner and Mr. Schweitzer are directors and shareholders of Xpert UNIX Systems Ltd., which owns approximately 53.3% of Xpert Integrated Systems Ltd. Mr. Wagner and Mr. Schweitzer each own 100 ordinary shares of Xpert UNIX Systems Ltd., which together constitute 100% of the outstanding shares of Xpert UNIX Systems Ltd. Both Mr. Wagner and Mr. Schweitzer disclaim beneficial ownership of the securities held by Xpert Integrated Systems Ltd. except for their proportional interest in that entity through Xpert UNIX Systems Ltd.

     In addition, Nitsan Yanovski, one of our directors, is also a director of Xpert Integrated Systems Ltd. While none of our other directors or officers are affiliated with Xpert UNIX Systems Ltd. or with Xpert Integrated Systems Ltd., entities affiliated with Ampal American Israel Corporation own approximately 20% of the outstanding shares of Xpert Integrated Systems Ltd.

     We have procured indemnification insurance for our directors and office holders.

     Holders of preferred shares are entitled to certain registration rights with respect to the ordinary shares issued or issuable upon conversion of the preferred shares. Please see "Description of Share Capital--Registration Rights."

     We believe that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares, as of June 30, 2000, and as adjusted to reflect the sale of ordinary shares offered by us in this offering, for:

     o each person who we know beneficially owns more than 5% of our ordinary shares;

     o    each of our directors;

     o    each executive officer named in the Summary Compensation Table; and

     o    all of our directors and officers as a group.


     Unless otherwise indicated, the principal address of each of the shareholders below is c/o XACCT Technologies, Inc., 2900 Lakeside Drive, Suite 100, Santa Clara, California 95054. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all ordinary shares shown to be held by them. The number of ordinary shares outstanding used in calculating the percentage for each listed person or entity includes ordinary shares underlying options or warrants held by such person that are exercisable within 60 days of June 30, 2000, but excludes ordinary shares underlying options or warrants held by any other person or entity. Percentage of beneficial ownership is based on 19,874,612 ordinary shares outstanding as of June 30, 2000, after giving effect to the conversion of all outstanding preferred shares upon the closing of this offering and 26,273,159 ordinary shares outstanding immediately after the completion of this offering assuming the exercise of outstanding warrants as of June 30, 2000 to purchase 1,398,547 preferred shares, but no exercise of the underwriters' over-allotment option and no exercise of outstanding options or any other outstanding warrants after June 30, 2000. The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.




                                                                                                          PERCENTAGE
                                                                       NUMBER OF SHARES               BENEFICIALLY OWNED
                                                                        BENEFICIALLY          -------------------------------------
5% SHAREHOLDERS                                                             OWNED             BEFORE OFFERING     AFTER OFFERING
---------------                                                      ---------------------    ---------------    ----------------
Entities affiliated with Ampal American Israel Corporation (1)......            3,945,151           19.9%            15.0%
Entities affiliated with Trident Capital (2)........................            3,486,294           17.5             13.3
Entities affiliated with Israel Seed L.P. (3).......................            1,975,050            9.9              7.5
Entities affiliated with Technology Crossover Ventures (4) .........            1,710,583            8.6              6.5
Entities affiliated with Eucalyptus Ventures L.P. (5)...............            1,598,835            8.0              6.1
Sun Microsystems, Inc. (6) .........................................            1,187,648            6.0              4.5
Technorov Holdings (1993) Ltd. (7)..................................            1,086,043            5.5              4.1

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------
Eric Gries (8)......................................................            1,680,297            8.5              6.4
Eran Wagner (9).....................................................            2,787,427           14.0             10.6
Limor Schweitzer (10)...............................................            2,762,930           13.9             10.5
Richard Van Hoesen (11).............................................              467,194            2.4              1.8
Anil Uberoi (12)....................................................              397,364            2.0              1.5
Robert C. Hawk (13).................................................               87,955            0.4              0.3
Nitsan Yanovski (1).................................................            3,945,151           19.9             15.0
Todd A. Springer (2)................................................            3,486,294           17.5             13.3
Jon Q. Reynolds Jr. (4).............................................            1,710,583            8.6              6.5
All executive officers and directors as a group
    (nine persons) (14).............................................           15,974,598          80.37             60.8

--------------

     (1) Principal address is 1177 Avenue of the Americas, New York, New York 10036. Number of shares includes 1,491,000 shares held by Ampal American Israel Corporation, 2,242,821 shares held by Ampal Industries (Israel) Ltd., 129,178 shares held by Marinera Ltd., and 82,152 shares held by Inveco International Inc. In addition, Ampal Industries (Israel) Ltd. has a proxy to vote 82,152 shares issuable upon exercise of warrants held by Inveco International Inc. Ampal Industries (Israel) Ltd. is a wholly-owned subsidiary of Ampal Industries Inc., a Delaware corporation which is in turn wholly owned by Ampal American Israel Corporation, a company that is traded on Nasdaq under the symbol AMPL. Ampal American Israel

          Corporation is 61% owned by Rabar Finance Corporation Ltd., a private company whose interests are beneficially owned, directly or indirectly, by Raz Steinmetz, who owns 94% of the company, and Daniel Steinmetz, who owns 6% of the company. Raz Steinmetz is the President and Daniel Steinmetz is the Vice President of Rabar. Raz Steinmetz and Daniel Steinmetz are also the sole directors of Rabar. Marinera Ltd. is a company 50% owned by Raz Steinmetz and 50% owned by Daniel Steinmetz. Nitsan Yanovski, Vice President, Business Development of Ampal Industries (Israel) Ltd. and a director of our company, disclaims beneficial ownership of the securities held by these entities except for his proportional interest in these entities and except to the extent of his right to acquire 71,435 of our Series B-1 preferred shares held by Ampal Industries (Israel) Ltd. Ampal Industries (Israel) Ltd. has the right to vote the shares of Marinera Ltd. and Inveco International, Inc.
     (2) Principal address is 11150 Santa Monica Boulevard, Suite 320, Los Angeles, CA 90025. Number of shares includes 3,294,137 shares held by Information Associates-II, L.P., and 192,157 shares held by IA-II Affiliates Fund L.L.C. Todd Springer, one of our directors, is a managing director of Trident Capital Management-II, L.L.C., or Trident Capital, which is the general partner of Information Associates-II, L.P., and is a member of IA-II Affiliates Fund, L.L.C. The members of Trident Capital include Donald R. Dixon, John H. Moragne, Jr., Stephen
          S. Beitler, Stephen M. Hall, Christopher P. Marshall, Poseidon Management, L.P., a Delaware limited partnership organized for the benefit of Robert C. McCormack and certain members of his immediate family, Rockwell A. Schnabel and Mr. Springer. Trident Capital is managed by its members, with each member having the authority to use the title "Managing Director." Each member is considered to have voting and dispositive control over the shares of XACCT held by Trident Capital. The members of IA-II Affiliates Fund L.L.C., or IA-II Affiliates, include Stephen S. Beitler, Cynthia Cronk-Brockhoff, Donald R. Dixon, Stephen M. Hall, Venetia Kontogouris, Christopher P. Marshall, Edward J. Mathias, Robert C. McCormack, Peter Meekin, John
          H. Moragne, Rockwell A. Schnabel, Trident Capital and Mr. Springer. IA-II Affiliates is managed by its members, with each member having the authority to use the title "Managing Director." Each member is considered to have voting and dispositive control over the shares of XACCT held by IA-II Affiliates. Each of the members of Trident Capital and IA-II Affiliates disclaims beneficial ownership of any shares held by such entity except to the extent of its respective pecuniary interests in those shares.
     (3) Principal address is Countanche House, 66-68 Esplanade Street, Helier, Jersey, Channel Islands. Number of shares includes 987,525 shares held by Israel Seed L.P. and 987,525 shares held by Israel Seed II L.P. Israel Seed L.P. and Israel Seed II L.P., or the Israel Seed funds, are organized as "blind pool" partnerships in which the limited partners have no discretion over investment or sale decisions, are not able to withdraw from the Israel Seed funds except under exceptional circumstances, and generally participate ratably in each investment made by the Israel Seed funds. The general partner of each of the Israel Seed funds is Seed Venture Partners Ltd., or SVP, which has sole investment control with respect to each of the Israel Seed funds. The investment advisor to SVP is Seed Management Associates, the sole principals of which, as far as the Israel Seed funds are concerned, are Jonathan Medved and Neil Cohen, and as such, they may be deemed to share voting control over the shares held by the Israel Seed funds. Michael Eisenberg, a director and shareholder of Seed Management Associates, may also be deemed to share voting control over the shares held by the Israel Seed funds. No other persons have investment control over SVP or the Israel Seed funds. SVP, Jonathan Medved, Neil Cohen and Michael Eisenberg disclaim beneficial ownership of any shares held by the Israel Seed funds except to the extent of their respective pecuniary interests in those shares.
     (4) Principal address is c/o Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, CA 94301. Number of shares includes 1,568,147 shares held by TCV III (Q), L.P., 12,425 shares held by TCV III (GP), 58,996 shares held by TCV III, L.P., and 71,015 shares held by TCV III Strategic Partners, L.P. TCV III (Q), L.P., TCV III (GP), TCV III, L.P. and TCV III Strategic Partners, L.P., or the TCV funds, are organized as "blind pool" partnerships in which the limited partners, or equivalents, have no discretion over investment or sale decisions, are not able to withdraw from the TCV funds except under exceptional circumstances and generally participate ratably in each investment made by the TCV funds. The sole general partner of each of the TCV funds is Technology Crossover Management III, L.L.C., or TCM, and as such it has sole investment control with respect to each of the TCV funds. The sole managing members of TCM are Jay C. Hoag and Richard H. Kimball and, as such, they may also be deemed to share voting and dispositive control over the shares of XACCT held by the TCV funds. No other persons have investment control over TCM or the TCV funds. Jon Q. Reynolds, Jr., one of our directors, is also a member of TCM, and as such he may also be deemed to share voting and dispositive control over the shares of XACCT held by the TCV Funds. TCM and Messrs. Hoag, Kimball and Reynolds disclaim beneficial ownership of any shares held by the TCV funds except to the extent of their respective pecuniary interests in those shares.

     (5) Principal address is One Bush Street, San Francisco, CA 94104. Number of shares includes 1,460,718 shares held by Eucalyptus Ventures L.P., 73,381 shares held by Eucalyptus Ventures (Israel) L.P., 44,114 shares held by Eucalyptus Ventures (Cayman) L.P., and 20,622 shares held by Eucalyptus Ventures Affiliated Fund L.P. Eucalyptus Ventures Management L.L.C., or EVM, is the general partner of each of Eucalyptus Ventures L.P., Eucalyptus Ventures (Israel) L.P., Eucalyptus Ventures (Cayman) L.P. and Eucalyptus Ventures Affiliated Fund L.P., or the Eucalyptus funds. EVM has sole investment control with respect to each of the Eucalyptus funds. The sole managing members of EVM are Aaron Mankovski and Bruce Crocker, and as such, they may also be deemed to share voting and dispositive control over the shares of XACCT held by the Eucalyptus funds. No other persons have investment control over EVM or the Eucalyptus funds. Aaron Mankovski and Bruce Crocker disclaim beneficial ownership of any shares held by the Eucalyptus funds except to the extent of their respective pecuniary interests in those shares.
     (6)  Principal address is 901 San Antonio Road, Palo Alto, CA 94303-400.
     (7) Principal address is 46 Rothschild Boulevard, Tel Aviv 94104, Israel. Technorov Holdings (1993) Ltd. is a privately held company, 57% of which is owned by Alrov (Israel) Ltd., a publicly traded company listed on the Israeli Stock Exchange, and 43% of which is owned by Leumi & Co. Investment Banking Ltd., a wholly owned subsidiary of Bank Leumi, the second largest bank in Israel.

     (8) Number of shares includes 492,912 shares held by WSG Capital, L.P., 122,185 shares held by WSG Capital II, L.P. and 712,128 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2000 of which 118,004 ordinary shares are vested as of June 30, 2000. WSG Management LLC is the general partner of each of WSG Capital L.P. and WSG Capital II, L.P. and has sole investment control with respect to each of those funds. Eric Gries, our chief executive officer and a director, together with Eran Wagner and Limor Schweitzer, both our directors and executive officers, are the sole members and managers of WSG Management LLC. No one other than Messrs. Wagner, Schweitzer and Gries has investment control over WSG Management LLC, WSG Capital L.P. or WSG Capital II, L.P. Mr. Gries disclaims beneficial ownership of any XACCT shares held by WSG Capital L.P. or WSG Capital II, L.P., except to the extent of his pecuniary interests in those shares.

     (9) Number of shares includes 492,912 shares held by WSG Capital L.P., 122,185 shares held by WSG Capital II, L.P. and 221,990 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2000 of which 39,966 ordinary shares are vested as of June 30, 2000. WSG Management LLC is the general partner of each of WSG Capital L.P. and WSG Capital II, L.P. and has sole investment control with respect to each of those funds. Eran Wagner, the chairman of our board of directors and an executive officer, together with Limor Schweitzer, a director and an executive officer, and Eric Gries, our chief executive officer and a director, are the sole members and managers of WSG Management LLC. No one other than Messrs. Wagner, Schweitzer and Gries has investment control over WSG Management LLC, WSG Capital L.P. or WSG Capital II, L.P. Mr. Wagner disclaims beneficial ownership of any XACCT shares held by WSG Capital L.P. or WSG Capital II, L.P., except to the extent of his pecuniary interests in those shares.
     (10) Number of shares includes 492,912 shares held by WSG Capital L.P., 122,185 shares held by WSG Capital II, L.P. and 197,500 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2000 of which 35,438 ordinary shares are vested as of June 30, 2000. WSG Management LLC is the general partner of each of WSG Capital L.P. and WSG Capital II, L.P. and has sole investment control with respect to each of those funds. Limor Schweitzer, a director and an executive officer, together with Eric Gries, our chief executive officer and a director, and Eran Wagner, a director and executive officer, are the sole members and managers of WSG Management LLC. No one other than Messrs. Wagner, Schweitzer and Gries has investment control over WSG Management LLC, WSG Capital L.P. or WSG Capital II, L.P. Mr. Schweitzer disclaims beneficial ownership of any XACCT shares held by WSG Capital L.P. or WSG Capital II, L.P., except to the extent of his pecuniary interests in those shares.
     (11) Number of shares includes 467,194 ordinary shares issued upon the exercise of options, all of which are subject to our repurchase option as of June 30, 2000.

     (12) Number of shares includes 397,634 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2000 of which 133,086 ordinary shares are vested as of June 30, 2000.
     (13) Number of shares includes 7,000 shares held by Christopher G. Hawk, 7,000 shares held by Casey R. Hawk and 7,000 shares held by Stephanie
          G. Hawk, the children of Robert C. Hawk, as permitted transferees.

     (14) Number of shares includes 2,029,684 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2000, of which 485,569 are subject to repurchase or other contingences as of June 30, 2000, and triple counting of 615,097 shares held by WSG Capital funds under the shareholding of Eric Gries, Eran Wagner and Limor Schweitzer, respectively.


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                          DESCRIPTION OF SHARE CAPITAL

DESCRIPTION OF SHARES

     Below is a summary of the material provisions governing our share capital. This summary does not purport to be complete and is subject to the terms and conditions of our memorandum of association and articles of association, a copy of each of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     As of June 30, 2000, our authorized share capital consisted of 182,630,000 voting ordinary shares, NIS 0.04 nominal value per share, 1,820,000 non-voting ordinary shares, NIS 0.04 nominal value per share, and 20,550,000 preferred shares, NIS 0.04 nominal value per share. Upon the closing of this offering, assuming no exercise of the underwriters' over-allotment option, our authorized share capital will consist of:

     o 198,180,000 voting ordinary shares, of which approximately 24,888,013 ordinary shares will be issued and outstanding;

     o 1,820,000 non-voting ordinary shares, of which approximately 1,385,146 non-voting ordinary shares will be issued and outstanding; and

     o 5,000,000 special preferred shares, of which no preferred shares will be issued or outstanding.

DESCRIPTION OF THE SPECIAL PREFERRED SHARES

     The special preferred shares, NIS 0.04 nominal value per share, may be issued from time to time as shares of one or more series with distinct serial designations approved by our board of directors. The designations include, among others, the dividend rate and the number of ordinary shares into which the special preferred shares are convertible. We intend to authorize 5,000,000 special preferred shares upon consummation of this offering.

DESCRIPTION OF ORDINARY SHARES

     All of our issued and outstanding voting and non-voting ordinary shares, including the voting ordinary shares issued to certain of our employees in accordance with the early exercise arrangement when paid for, and the voting ordinary shares offered hereby when issued and paid for, will be, duly authorized and validly issued, fully paid and non assessable. Neither our memorandum of association nor our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents of Israel except with respect to subjects of countries that are in a state of war with Israel.

     Each non-voting ordinary share has the same rights as the voting ordinary shares except for voting rights, including the right to receive notice of meetings of shareholders and to participate in and vote at such meetings. Each non-voting ordinary share is convertible at any time after the issuance of such share at the option of the holder thereof and without payment of any additional consideration into one fully-paid and non-assessable voting ordinary share. The voting and non-voting ordinary shares do not have pre-emptive rights.

     LIQUIDATION AND DIVIDEND RIGHTS. If we liquidate, after satisfaction in full of all the liabilities to our creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal consideration paid by them. This liquidation right may be affected by the grant of preferential dividend or distribution rights to the holders of our authorized special preferred shares, if and when such shares shall be issued, or to the holders of any other class of preferred shares that we might authorize and issue in the future. We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. Under the Companies Law, cash dividends may be paid out of retained earnings of a company and also out of the net earnings of a company, as calculated under that law, for the two years preceding the distribution of dividend, provided however, that there is no reasonable concern that such distribution will prevent the company from satisfying its existing and foreseeable obligations as they become due. The Companies Law also permits a company to effectuate a distribution by repurchasing its own shares provided such distribution fulfills the criteria set forth above relating to distributions. Under our articles of association, our board of directors may declare interim and final dividends and distributions with respect to any fiscal period.

     VOTING, SHAREHOLDERS' MEETINGS AND RESOLUTIONS. Holders of voting ordinary shares have one vote for each voting ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting right to the holders of our authorized special preferred shares, if and when such shares shall be issued, or to the holders of any other class of preferred shares that we might authorize and issue in the future. An annual general meeting shall be held once every year and such annual meeting must be held within a

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


period of not more than 15 months after the last preceding annual general meeting. According to our articles of association, the quorum required for a general meeting of shareholders is the presence of at least two shareholders, in person or by proxy, who together hold or represent at least 33?% of the voting rights. A meeting adjourned for lack of quorum shall be adjourned to the same day, in the following week at the same time and the same place unless stated otherwise in the invitation to such meeting. Under the Companies Law, unless otherwise stated in our articles of association or applicable law, all resolutions of shareholders require a simple majority.

     Most shareholder resolutions, including resolutions for the election of directors, the appointment of auditors or the approval of transactions with office holders as required by the Companies Law, will be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting thereon. Certain corporate actions such as: (1) amending the articles of association; (2) amending the memorandum of association; (3) a merger or consolidation; (4) a voluntary winding up; (5) approving changes in capitalization; and (6) authorizing a new class of shares or changing special rights of a class of shares, will be deemed adopted only if approved by the holders of not less than 75% of the voting power represented in person or by proxy at the meeting and voting thereon, and in some cases 75% of the voting power of the affected class of shares. For a discussion of shareholder duties, please see "Management--Approval of Certain Transactions."

     TRANSFER OF SHARES AND NOTICES. Fully paid ordinary shares are issued in registered form and may be transferred freely. Under the Companies Law, all shareholders' meetings require prior notice of at least 21 days. Pursuant to regulations promulgated pursuant to the Companies Law, such notice shall include the type of the general meeting, the time and place of the meeting, the agenda, a summary of the proposed resolutions and the record date. The notice shall also include the formal address and telephone number of the company as well as the places, including Internet sites, where the full text of the proposed resolutions and proxies, if applicable, may be reviewed by the shareholders. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the board of directors may fix the record date not more than 40 days and not less then four days prior to the date of the general meeting.

     MODIFICATION OF CLASS RIGHTS. As long as our share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by our articles of association, may be modified or abrogated only by a resolution of our shareholders subject to the consent in writing of three-fourths of the holders of the issued shares of that class, or with the adoption of a resolution by 75% of those present and voting at a separate general meeting of the holders of the shares of that class.

OPTIONS AND WARRANTS

     As of June 30, 2000, options to purchase 4,828,847 of our ordinary shares were outstanding under our 1998 Stock Option Plan, our Section 102 Share Option Plan, our 2000 Section 3(i) Share Option Plan and Section 3(i) of the Israeli Income Tax Ordinance and our 2000 Share Option Plan, with a weighted average exercise price of $2.56 per share. We also have outstanding warrants as of that date to purchase an aggregate of 1,398,547 preferred shares at a weighted average exercise price of $7.72 per share. Each of these warrants contains "net exercise provisions." These provisions allow a holder to exercise the warrant for a lesser number of shares in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the shares at the time of the net exercise. Upon the completion of our initial public offering, these warrants will have expired or will have been exercised.

REGISTRATION RIGHTS

     After this offering, the holders of approximately 19.3 million of our ordinary shares have certain rights to register those shares under the Securities Act of 1933, as amended, under a rights agreement. The second amended and restated rights agreement provides that if requested by holders of at least 50% of any class of preferred shares or at least 50% of all preferred shares combined or ordinary shares received upon conversion or reclassification of the preferred shares with respect to the registration of not less than that number of registrable shares which would result in an anticipated aggregate offering price, net of underwriting discount and commissions, greater than $5,000,000, we will file a registration statement under the Securities Act covering all registrable securities requested to be included. We will not be obligated to effect a demand registration until six months after this initial public offering. The managing underwriter may reduce the number of registrable securities to be registered for marketing reasons. All expenses incurred in connection with such registrations, other than underwriters' and brokers' discounts and commissions, will be borne by us.

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

     In addition, if we propose to register any of our ordinary shares under the Securities Act other than registrations relating solely to employee share option or purchase plans or relating solely to a transaction under Rule 145 enacted under the Securities Act, the holders of registrable securities may require us to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to reduce the number of shares to be included in such registration. All expenses incurred in connection with such registrations, other than underwriters' and brokers' discounts and commissions, will be borne by us. The underwriters of this initial public offering have decided to exclude all registrable securities from this offering.

MERGERS AND ACQUISITIONS AND ANTI-TAKEOVER PROVISIONS UNDER ISRAELI LAW

     MERGERS AND ACQUISITIONS

     Israeli law regulates mergers, votes required to approve mergers and acquisitions of shares through tender offers. The law requires special approvals for transactions involving significant shareholders and regulates other matters that are relevant to these types of transactions.

     Generally, under the Companies Law, a merger is required to be approved by the board of directors and the shareholders holding a majority of the shares of each of the Israeli merging companies at a shareholders meeting called with at least 21 days prior notice. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. Our articles of association requires that a merger be approved by the holders of not less than 75% of the voting power represented in person or by proxy at a shareholders' meeting and voting thereon. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and 70 days have passed from the time that a proposal for approval of the merger was filed with the Registrar. In certain circumstances a merger also requires the approval of the Controller of Restrictive Trade Practices.

     The Companies Law also provides that an acquisition of shares in a public company on the open market must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% shareholder of the company, provided that there is no other shareholder that holds more than 25% of the company's outstanding share capital. In addition, if there is already another shareholder of the company who holds more than 25% but less than 50% of the company's outstanding share capital, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% shareholder of the company. However, in accordance with the Companies Law, if following any acquisition of our shares, the acquiring party will hold 90% or more of our shares, the acquisition must be made by means of tender offer for all of our shares. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, either:

     o there is a limitation on acquisition of any level of control of the company; or

     o the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

     Further, Israeli tax law may treat some acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation.

     CLASSIFIED BOARD OF DIRECTORS

     Our Chief Executive Officer is appointed to our board of directors by virtue of his office, subject to annual shareholder approval. The other directors are divided into three classes. The directors in each class will serve for staggered three-year terms. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because a staggered board generally makes it more difficult for shareholders to replace a majority of the directors.

     SPECIAL PREFERRED SHARES

     The authorization of undesignated preferred shares makes it possible for the board of directors to issue preferred shares with voting or other rights or preferences that could impede the success of any attempt to change

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

our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

     ANTI-TAKEOVER PROVISIONS

     The Companies Law requires a party who wishes to acquire shares of a publicly-held company without the approval of its minority shareholders to acquire 95% of all outstanding shares not held by the acquirer before the acquisition. Even if the acquirer acquires 95% of the outstanding shares, the remaining minority shareholders may seek to block the acquisition in court.

TRANSFER AGENT AND REGISTRAR

     We have selected American Stock Transfer & Trust Company as the transfer agent and registrar for our ordinary shares.


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                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market following this offering could cause the prevailing market price of our ordinary shares to fall and impede our ability to raise equity capital at a time and on terms favorable to us.

     Upon completion of this offering, we will have outstanding an aggregate of 26,273,159 ordinary shares, assuming the exercise of outstanding warrants as of June 30, 2000 to purchase 1,398,547 preferred shares, which warrants if unexercised would expire upon the closing of this offering, but no exercise of the underwriters' over-allotment option and no exercise of outstanding options or any other outstanding warrants after June 30, 2000. Of these outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining 21,273,159 ordinary shares outstanding upon completion of this offering and held by existing shareholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption. Of these restricted shares, 1,398,547 shares will have been issued upon the exercise of warrants outstanding as of June 30, 2000. When these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144. However, each of these warrants contains "net exercise provisions." These provisions allow a holder to exercise the warrant for a lesser number of ordinary shares in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the ordinary shares at the time of the net exercise. If the warrant had been held for at least one year, the ordinary shares could be publicly sold under Rule 144. Upon the completion of our initial public offering, these warrants will have expired or have been exercised. All ordinary shares issued pursuant to the exercise of warrants will be subject to the 180-day lock-up agreements, and, subject to Rule 144, will become publicly tradable after the expiration of the lock-up period. The remaining shares will become eligible for public sale as follows.


        NUMBER OF SHARES                                DATE
        -----------------                              ------

                  13,230 After 90 days from the date of this prospectus, these shares are saleable under Rule 144

              19,576,943   After 180 days from the date of this prospectus, the
                           180 day lock-up terminates and these shares are saleable under Rule 144 (subject in some cases to volume limitations) or Rule 144(k)

                   7,011 After 180 days from the date of this prospectus, the 180 day lock-up is released and these shares are saleable under Rule 701

                 290,658 After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144

     Sales of restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our ordinary shares.


LOCK-UP AGREEMENT

     All officers, directors and holders of our preferred shares and substantially all of the holders of our ordinary shares have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of ordinary shares owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning 181 days after the effective date of this offering, subject in some cases to certain volume limitations.

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RULE 144

     In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     o 1% of the number of ordinary shares then outstanding, which will equal approximately 262,732 shares immediately after this offering; or

     o the average weekly trading volume of the ordinary shares as reported through The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     We have entered into an agreement with the underwriters that we will not sell or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the ordinary shares, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to limited exceptions.

REGISTRATION OF SHARES ISSUED IN CONNECTION WITH COMPENSATORY OPTION PLANS

     We intend to file a registration statement under the Securities Act covering the ordinary shares subject to outstanding options or reserved for issuance under the share option plans and share purchase plans. Upon the effectiveness of such registration statement, all such shares will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lockup period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

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                             U.S. TAX CONSIDERATIONS

     The following describes the material United States federal income tax consequences of the purchase, ownership and disposition of the ordinary shares to a U.S. holder.

     For purposes of this discussion, a U.S. holder is:

     o    an individual citizen or resident of the United States;

     o a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof;

     o an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

     o a trust, if (1) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (2) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

     This summary is for general information only and does not purport to be a comprehensive description of all of the federal income tax considerations that may be relevant to a decision to purchase the ordinary shares. This summary generally considers only U.S. holders that will own the ordinary shares as capital assets. This summary does not consider the United States tax consequences to a person that is not a U.S. holder.

     This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, current and proposed Treasury regulations issued under the Code, and administrative and judicial interpretations of the Code, all as in effect today and all of which are subject to change, possibly with a retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. holder based on the U.S. holder's particular circumstances. In particular, this discussion does not address the tax treatment of U.S. holders:

     o    who are broker-dealers;

     o who own, directly, indirectly or constructively, 10% or more of our outstanding voting shares;

     o holding the ordinary shares as part of a hedging, straddle or conversion transaction;

     o    whose functional currency is not the dollar; and

     o who may be subject to special tax rules not discussed below, including insurance companies, tax-exempt organizations, financial institutions and persons subject to the alternative minimum tax.

     Additionally, the tax treatment of persons who hold the ordinary shares through a partnership or other pass-through entity is not considered, nor are the possible application of U.S. federal estate or gift taxes or any aspect of state, local or non-U.S. tax laws.

     You are advised to consult your own tax advisor with respect to the specific U.S. federal income tax consequences to you of purchasing, holding or disposing of the ordinary shares.

DISTRIBUTIONS ON THE ORDINARY SHARES

     The amount of a distribution with respect to the ordinary shares will equal the amount of cash and the fair market value of any property distributed and will also include the amount of any Israeli taxes withheld as described below under "Israeli Taxation--Withholding and Capital Gains Taxes Applicable to Non-Israeli Shareholders." In general, a distribution paid by us with respect to the ordinary shares to a U.S. holder will be treated as ordinary dividend income to the extent that the distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of any distribution which exceeds these earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. holder's tax basis in its ordinary shares to the extent thereof, and then as capital gain. Corporate holders generally will not be allowed a deduction for dividends received on ordinary shares.

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


     A dividend paid by us in NIS will be included in the income of U.S. holders at the dollar amount of the dividend, based upon the spot rate of exchange in effect on the date of the distribution. U.S. holders will have a tax basis in the NIS for U.S. federal income tax purposes equal to that dollar value. Any subsequent gain or loss on the NIS arising from exchange rate fluctuations will be taxable as ordinary income or loss and will be U.S. source income or loss.

     Dividends paid by us generally will be foreign source passive income for U.S. foreign tax credit purposes or, in the case of a U.S. holder that is a financial services entity, financial services income. Subject to the limitations in the Code, U.S. holders may elect to claim as a foreign tax credit against their U.S. federal income tax liability the Israeli income tax withheld from dividends received on the ordinary shares. U.S. holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income tax withheld. The rules relating to foreign tax credits are complex, and you should consult your own tax advisor to determine whether and to what extent you would be entitled to this credit.

DISPOSITION OF THE ORDINARY SHARES

     Upon the sale, exchange or other disposition of the ordinary shares, a U.S. holder generally will realize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. holder's tax basis in the ordinary shares. The gain or loss recognized on the sale, exchange or other disposition of the ordinary shares generally will be long-term capital gain or loss if the U.S. holder held the ordinary shares for more than one year at the time of the disposition.

     Gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of ordinary shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

PASSIVE FOREIGN INVESTMENT COMPANIES

     We believe that we were not a passive foreign investment company in 1999 and do not expect to become a passive foreign investment company. However, the factual determination of our passive foreign investment company status is made annually and thus may be subject to change. Therefore, we cannot assure you that we will not become a passive foreign investment company in 2000 or in a future year.

     PASSIVE FOREIGN INVESTMENT COMPANY STATUS

     In general, we will be a passive foreign investment company if for any of our taxable years in which you held ordinary shares:

     o at least 75% of our gross income for the taxable year is passive income; or

     o at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

     Passive income generally includes dividends, interest, some types of royalties and rents and gains from the sale or exchange of assets that produce passive income. Cash and other current assets readily convertible into cash will be treated as passive assets for purpose of the asset test. If we own directly or indirectly at least 25% by value of the stock of another corporation, we will be treated for purposes of the passive foreign investment company tests as owning our proportionate share of the other corporation's assets and as directly earning our proportionate share of the other corporation's income.

     EFFECTS OF PASSIVE FOREIGN INVESTMENT COMPANY STATUS

     If we were classified as a passive foreign investment company, and you did not make either a mark-to-market election or a qualified electing fund election, each as described below, you would be subject to special rules for:

     o any gain you realize on the sale or other disposition of your ordinary shares; and

     o any excess distribution that we make to you, which means any distribution you receive on the shares in a taxable year that is greater than 125% of the average annual distribution received by you on our ordinary shares in the three preceding taxable years or your holding period for the ordinary shares, if shorter.

     Under these special tax rules:

     o the gain or excess distribution would be allocated ratably over your holding period for the ordinary shares;

     o the amount allocated to the taxable year in which you realized the gain or excess distribution and any taxable year before the first taxable year in which we were classified as a passive foreign investment company would be treated as ordinary income and subject to tax at the rates currently applicable to ordinary income;

     o the amount allocated to each of the other years would be subject to tax at the highest tax rate applicable to ordinary income in effect for that year; and

     o the interest charge applicable to underpayments of tax would be imposed on the resulting tax attributable to each year before the current year in which we were classified as a passive foreign investment company.

     To avoid this tax consequence, a U.S. holder may elect to mark-to-market the ordinary shares. If you make this election:

     o you will include as ordinary income each year the excess, if any, of the fair market value of your ordinary shares at the end of the taxable year over your adjusted taxable basis in your ordinary shares, and you will recognize additional gain, if any, on the sale or other disposition of your ordinary shares as ordinary income for that taxable year;

     o you will be allowed to claim a deduction as an ordinary loss for the excess, if any, of the adjusted taxable basis of your ordinary shares over their fair market value at the end of the taxable year or over their final sale or disposition price, but only to the extent of the net amount of previously included income that results from the mark-to-market election; and

     o your basis in the ordinary shares will be adjusted to reflect any income or loss amounts.

     However, if we were classified as a passive foreign investment company, persons who inherit the ordinary shares from you would not receive the normally available increase in the tax basis in the ordinary shares to fair market value as of the date of death, even if you have made the mark-to-market election.

     Under some circumstances, U.S. holders in a passive foreign investment company may make a qualified electing fund election as an alternative to the mark-to-market election described above. If you make a qualified electing fund election, you would not be subject to the passive foreign investment company rules described above. Instead, you generally would be required to include in your taxable income some undistributed amounts of our income. However, we do not currently intend to take actions necessary for a U.S. holder to make a qualified electing fund election if we are determined to be a passive foreign investment company.

     If you own ordinary shares during any year that we are a passive foreign investment company, you must file with your U.S. income tax return IRS Form 8621 for distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

     Neither we nor our advisors has any duty to, or will undertake to inform, U.S. holders of change in circumstances that would cause us to become a passive foreign investment company. U.S. holders should consult their own tax advisors concerning our status as a passive foreign investment company at any time after the date of this prospectus.

BACKUP WITHHOLDING

     A U.S. holder may be subject to backup withholding at a rate of 31% with respect to dividend payments and proceeds from the disposition of the ordinary shares. In general, backup withholding will apply only if a U.S. holder fails to comply with certain identification procedures. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder. Alternatively, the U.S. holder may be eligible for a refund of any excess amounts withheld under the backup withholding rules. In either case, the required information must be furnished to the Internal Revenue Service.

                                ISRAELI TAXATION

     The following is a summary of the current tax issues relating to companies in Israel, with special reference to its effect on us. The following also contains a discussion of certain Israeli tax consequences to persons purchasing the ordinary shares offered hereby and certain Israeli Government programs benefiting us. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. You should consult your own tax advisors as to the Israeli or other tax consequences of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

     You are urged to consult your own tax advisors about the Israeli or other tax consequences of the purchase, ownership and disposition of our ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

GENERAL CORPORATE TAX STRUCTURE

     Israeli companies are subject to corporate tax at a rate of 36%. However, the effective rate of tax of a company that derives income from an approved enterprise, as defined below, may be considerably lower.

LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

     We believe that we currently qualify as an "industrial company" under the Law for the Encouragement of Industry (Taxes), 1969, or the Industry Encouragement Law. A company qualifies as an "industrial company" if it is resident in Israel and at least 90% of its income in a given tax year, exclusive of income from certain loans, marketable securities, capital gains, interest and dividends, is derived from industrial enterprises owned by it. An "industrial enterprise" is defined as an enterprise whose major activity in a particular tax year is industrial manufacturing.

     Under the Industry Encouragement Law, an industrial company is entitled to deduct the purchase price of patents and certain other intangible property rights, other than goodwill, over a period of eight years, beginning with the year in which such rights were first used.

     An industrial company may be eligible for special depreciation rates for machinery, equipment and buildings. These rates vary, based on various factors, including the date of commencement of operation and the number of works shifts. An industrial company owning an approved enterprise may choose between such special depreciation rates and the depreciation rates available to approved enterprises.

     Qualification as an industrial company under the Industry Encouragement Law is not conditioned upon the receipt of prior approval from any Israel government authority. We cannot assure you that we will continue to qualify as an industrial company or that we will, in the future, be able to take advantage of any tax benefits available to industrial companies.

LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

     The Law for the Encouragement of Capital Investments, 1959, or the Investment Law, provides that a capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Commerce of the State of Israel, be designated as an approved enterprise. Each certificate of approval for an approved enterprise relates to a specific investment program delineated both by its financial scope, including its capital resources, and by its physical characteristics, such as the equipment to be purchased and utilized pursuant to the program. The tax benefits derived from any such certificate of approval relate only to taxable income attributable to the specific approved enterprise. If a company has more than one approval or only a portion of its capital investments is approved, its effective tax rate is the result of a weighted average of the applicable rates.

     We have been granted the status of an "approved enterprise" under the Investment Law, and we qualify as a "foreign investors' company" as defined in the Investment Law. We have elected to receive the alternative package of benefits under the Investment Law. Under the terms of our approved enterprise program, our income from the approved enterprise will be tax exempt for a period of two years, commencing with the year in which we first earn taxable income from our approved enterprise program, and subject to a reduced corporate tax rate of between 10% and 25% (depending on the level of foreign investment in the company) for an additional period of up to a total of eight years, provided that the total period of tax benefits will not extend past the earlier of (1) 12 years from the year of commencement of production or (2) 14 years from the year of approval of the approved enterprise status. The initial two-year period of benefit has not yet commenced.

     If dividends are paid out of tax-exempt profit derived from our approved enterprise, we will be liable for corporate tax at the rate that would have been applied if we had not elected the alternative tax benefit. This rate is generally 10% to 25%, depending on the percentage of the foreign investment in the company. The dividend recipient is taxed at the reduced rate applicable to dividends from approved enterprises, which is 15%, and we will be required to withhold this tax at the source. Cash dividends paid by an Israeli company are normally subject to a 25% withholding tax, except for dividends that are paid to an Israeli company, in which case no tax is withheld unless the dividend is paid in respect of earnings from an approved enterprise. In addition, because we have received certain benefits under Israeli laws relating to approved enterprise, payment of dividends may subject us to certain Israeli taxes to which we would not otherwise be subject. The tax-exempt income attributable to the approved enterprise can be distributed to shareholders without subjecting us to taxes only upon our complete liquidation.

     The Investment Law also provides that an approved enterprise is entitled to accelerated tax depreciation on property and equipment included in an approved investment program.


     Any future applications we make to the Investment Center will be reviewed separately, and decisions as to whether or not to approve such applications will be based, among other things, on the then prevailing criteria set forth in the Investment Law, on the specific objective we set forth in such applications and on certain financial criteria. Accordingly, we cannot assure you that any such applications will be approved. In addition, the benefits available to an approved enterprise are conditional upon our fulfilling certain conditions stipulated in the Investment Law and its regulations and the criteria set forth in the specific certificate of approval. If we do not meet these conditions, in whole or in part, we would be required to refund the amount of tax benefits, with the addition of the Israeli Consumer Price Index linkage adjustment and interest thereupon. We believe that our approved enterprise operates in substantial compliance with each of these conditions and criteria.

TAXATION UNDER INFLATIONARY CONDITIONS

     The Income Tax Law (Inflationary Adjustments), 1985, or the Inflationary Adjustments Law, attempts to overcome some of the problems experienced in a traditional tax system by an economy experiencing rapid inflation, which was the case in Israel at the time the Inflationary Adjustments Law was enacted. The Inflationary Adjustments Law was designed to neutralize the erosion of capital investments in business and to prevent tax benefits resulting from deduction of inflationary expenses. The Inflationary Adjustments Law applies a supplementary set of inflationary adjustments to the normal taxable profits computed under regular historical cost principles.


    The Inflationary Adjustments Law introduced a special tax adjustment for the preservation of equity based on changes in the Israeli Consumer Price Index, whereby certain corporate assets are classified broadly into fixed (inflation-resistant) assets and non-fixed assets. Where shareholders' equity, as such term is defined in the Inflationary Adjustments Law, exceeds the depreciated cost of fixed assets, a tax deduction that takes into account the effect of the annual rate of inflation on such excess is allowed up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward on a linked basis, without limit. If the depreciated cost of fixed assets exceeds shareholders' equity, then such excess, multiplied by the annual inflation rate, is added to taxable income.


     In addition, subject to certain limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation on the basis of changes in the Israeli Consumer Price Index. Under the Inflationary Adjustments Law, results for tax purposes are measured in real terms, in accordance with changes in the Israeli Consumer Price Index.

     We are taxed under this law. The discrepancy between the change in (1) the Israeli Consumer Price Index and (2) the exchange rate of Israeli currency in relation to the dollar, may in future periods cause significant differences between taxable income, as determined for Israeli tax purposes, and the income measured in U.S. dollars as reflected by our consolidated financial statements, which are measured in U.S. dollars.

WITHHOLDING AND CAPITAL GAINS TAXES APPLICABLE TO NON-ISRAELI SHAREHOLDERS


     The State of Israel imposes income tax on non-residents of Israel on income accrued or derived from sources in Israel or received in Israel. The sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from business conducted or services rendered in Israel. Upon distribution of dividends other than bonus shares, i.e., stock dividends, income tax is generally withheld at the rate of 25%, or 12.5% if the taxed entity is a U.S. company holding 10% or more of our shares, or at the rate of 15% for dividends distributed out of income generated by an approved enterprise, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence. Under the income tax treaty between the United States and Israel, the maximum tax on dividends paid to a shareholder who is a qualifying U.S. resident is 25%.

     Israeli law imposes a capital gains tax on the sale of securities and other capital assets. Under current law, however, sales by an individual of the ordinary shares offered by this prospectus are exempt from Israeli capital gains tax for so long as the shares are quoted on Nasdaq or listed on a stock exchange recognized by the Israeli Ministry of Finance, provided that we continue to qualify as an industrial company, and provided further that the individual does not hold such shares for business purposes. If we do not maintain our status as an industrial company then, subject to any applicable tax treaty, the Israeli capital gain tax rates would be up to 50% for non-Israeli resident individuals and 36% for corporations.


     Under the Israel-U.S. treaty, a holder of ordinary shares who is a U.S. resident generally will be exempted from Israeli capital gain tax on the sale of ordinary shares if such holder owned, directly or indirectly, shares representing less than 10% of our voting power throughout the 12-month period before the sale. Under certain circumstances specified in the treaty, if Israeli capital gains tax is payable, it can be credited against U.S. federal tax, subject to limitations in U.S. tax law applicable to foreign tax credits.

     A non-resident of Israel who receives interest, dividend or royalty income derived from or accrued in Israel, from which Israeli tax was withheld at source, is generally exempted from the duty to file tax returns in Israel with respect to such income, provided such income was not derived from a business conducted in Israel by such person and such person has no other non-passive income from sources within Israel.

     Israel presently has no estate or gift tax. However, an expert committee appointed by the Israeli Government and chaired by the General Manager of the Finance Ministry has recommended the implementation of a gifts tax and an estate tax. As of the date of this prospectus, the recommendation has not been implemented into legislation by the Israeli Parliament.

PENDING TAX REFORMS

     In May 2000, an expert committee appointed by the Israeli Government and chaired by the General Manager of the Finance Ministry recommended substantial reforms to the Israeli tax system and tax laws. The recommendations have not been implemented into legislation. The implementation of these recommendations requires that a draft bill incorporating the recommendations be adopted by the Israeli Parliament. The expert committee recommended among other things: (a) broadening the categories of taxable income and lowering the tax rates applicable to the ordinary income of individuals; (b) imposing a tax on the income of Israeli residents regardless of the territorial source of such income;
(c) subject to applicable treaties for the prevention of double taxation, applying a general tax rate of up to 25% on capital gains recognized in Israel and reconsidering the scope of certain exemptions currently available to Israeli residents on capital gains derived from the sale of shares of companies listed on specified non-Israeli stock exchanges, including The Nasdaq Stock Market's National Market; (d) imposing a gift tax and an estate tax; (e) eliminating the additional reductions in corporate tax rates that are currently available under the Investment Law and which depend on the percentage of foreign investment in a company's share capital; (f) imposing a 25% tax rate on income derived from approved enterprises with respect to any company regardless of the percentage of foreign investment in such company's share capital; and (g) eliminating the tax exemption available under the alternative benefits program of the Investment Law and imposing a reduced tax rate of 10% to companies electing the alternative benefits program. There is no certainty that the recommendations of the committee will be adopted in whole or in part by the Israeli Parliament.

                              CONDITIONS IN ISRAEL

     We are incorporated under the laws of the State of Israel, and substantially all of our research and development facilities, and certain Israeli and non-U.S. operations are managed from the State of Israel. Accordingly, we are directly affected by economic, political and military conditions in Israel. Our operations may be materially adversely affected if major hostilities involving Israel arise or if trade between Israel and its present trading partners is curtailed.

POLITICAL CONDITIONS

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Additionally, from time to time since December 1987, Israel has experienced civil unrest, primarily in the West Bank and Gaza Strip territories administered by Israel since 1967. A peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed. As of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon, and there have been delays in the negotiations and implementation of the agreements with the Palestinians. However, Israel has recently been engaged in peace talks with Syria under the good auspices of the United States government. We cannot predict how the peace process will develop or what effect that it may have upon the company.

     Certain countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business in Israel or with Israeli companies. Although we are precluded from marketing our products to these countries, we believe that in the past the boycott has not had a material adverse effect on us. We cannot assure you that restrictive laws, policies or practices directed towards Israel or Israeli businesses will not have an adverse impact on the expansion of our business.

     Generally, all male adult citizens and permanent residents of Israel under the age of 54 are, unless exempt, obligated to perform up to 36 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of our male officers and employees are currently obligated to perform annual reserve duty. Although we have operated effectively under these requirements, we cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the impact on us of any expansion of such obligations.

TRADE RELATIONS

     Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development, and the International Finance Corporation. Israel is a member of the World Trade Organization and is a signatory to the General Agreement on Trade in Services. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia and Canada. These preferences allow Israel to export products covered by such program either duty-free or at reduced tariffs.

     Israel has entered into preferential trade agreements with the European Union, the United States and the European Free Trade Association. In recent years, Israel has established commercial and trade relations with a number of other nations, including China, India, Russia and other nations in Asia and Eastern Europe, with which Israel had not previously had such relations.

ECONOMIC CONDITIONS

     Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government, for these and other reasons, has intervened in the economy by utilizing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and foreign currency exchange rates. The Israeli government has in the past periodically changed its policies in all these areas. During 1997, the monetary policy of the Bank of Israel changed in several respects. These changes included a decision of the Bank of Israel to reduce its intervention in the currency markets to allow the NIS to trade more freely. In addition, the Bank of Israel has adopted and implemented certain measures to liberalize foreign currency regulations. There are currently no Israeli currency control restrictions on remittance of dividends or the proceeds from the sale of the ordinary shares, although legislation remains in effect pursuant to which currency controls may be imposed by administrative action at any time.

     The Israeli government's monetary policy contributed to relative price and exchange rate stability in recent years, despite fluctuating rates of economic growth and unemployment. The Israeli inflation rates for the years 1997, 1998 and 1999 were 7.0%, 8.6% and 1.3%, respectively. We cannot assure you that the Israeli government will be successful in its attempts to keep prices and exchange rates stable.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement, dated , 2000, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of ordinary shares:

                                                                      NUMBER OF
            UNDERWRITERS                                               SHARES
           -------------                                            ------------
Credit Suisse First Boston Corporation...........................
Chase Securities Inc.............................................
U.S. Bancorp Piper Jaffray Inc...................................


                                                                    ------------
     Total.......................................................     5,000,000
                                                                    ============

     The underwriting agreement provides that the underwriters are obligated to purchase all the ordinary shares in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of ordinary shares may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ordinary shares.

     The underwriters propose to offer the ordinary shares initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $ _______ per share. The underwriters and selling group members may allow a discount of $ _______ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

       The following table summarizes the compensation and estimated expenses we will pay.


                                                      PER SHARE                             TOTAL
                                          ----------------------------------  ----------------------------------
                                              WITHOUT            WITH             WITHOUT            WITH
                                          OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                          ----------------  ----------------  ----------------  ----------------
       Underwriting Discounts and
          Commissions paid by us.......   $                 $                 $                 $
       Expenses paid by us.............   $                 $                 $                 $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the ordinary shares being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended relating to, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our officers and directors and certain other shareholders, including holders of our ordinary shares and preferred shares, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any of these transactions are to be settled by delivery of our ordinary shares or other securities, in cash or otherwise or publicly disclose the intention to make any such offer, sale, pledge or disposition or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of ordinary shares for employees, directors and certain other persons associated with us who have expressed an interest in purchasing ordinary shares in this offering. We have received an exemption from the Israeli Securities Authority in accordance with Section 15(D) of the Israeli Securities Law, 1968 to sell the ordinary shares reserved for Israeli employees. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list the ordinary shares on The Nasdaq Stock Market's National Market under the symbol "XCCT."

     Credit Suisse First Boston Corporation acted as the placement agent in connection with a private placement of our Series D preferred shares in March 2000. Credit Suisse First Boston Corporation received a customary fee for its service as placement agent. We sold Series D preferred shares at a purchase price of $12.63 per share. In this private placement, an entity affiliated with Credit Suisse First Boston Corporation purchased 23,752 ordinary shares, individuals and entities affiliated with Chase Securities Inc. purchased an aggregate of 7,918 ordinary shares and individuals affiliated with U.S. Bancorp Piper Jaffray Inc. purchased an aggregate of 7,917 ordinary shares. These individuals and entities purchased the Series D preferred shares on the same terms as the other investors in the private placement. The 23,752 shares acquired by an entity affiliated with Credit Suisse First Boston Corporation, the 7,918 shares acquired by individuals and entities affiliated with Chase Securities Inc. and the 7,917 shares acquired by individuals affiliated with U.S. Bancorp Piper Jaffray Inc. will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering except to officers or partners, but not directors, of the representatives and to members of the selling group and their officers or partners.

     Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price for the ordinary shares will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the initial public offering price include the following:

     o the information in this prospectus and otherwise available to the underwriters;

     o    market conditions for initial public offerings;

     o    the history and prospects for the industry in which we will compete;

     o    the ability of our management;

     o    our prospects for future earnings;

     o the present state of our development and our current financial condition;

     o the recent market prices of, and the demand for, publicly traded ordinary shares of generally comparable companies; and

     o the general condition of the securities markets at the time of this offering.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares, which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     o Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be affected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.


     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the ordinary shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ordinary shares.

REPRESENTATIONS OF PURCHASERS

     By purchasing ordinary shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     o the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under the securities laws;

     o where required by law that the purchaser is purchasing as principal and not as agent; and

     o    the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

       A purchaser of ordinary shares to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any ordinary shares acquired by such purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of ordinary shares acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

       Canadian purchasers of ordinary shares should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering with respect to United States law will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The validity of the ordinary shares offered hereby and certain other legal matters in connection with this offering with respect to Israeli law will be passed upon for us by S. Friedman & Co., Advocates & Notaries, Tel Aviv, Israel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, Palo Alto, California, with respect to United States law and by Meitar, Liquornik, Geva & Co., Israel, with respect to certain legal matters in connection with this offering with respect to Israeli law. WS Investment Company, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owns an aggregate of 37,500 of our ordinary shares. Attorneys at S. Friedman & Co., Advocates & Notaries, beneficially own options to purchase 40,750 of our ordinary shares.

                                     EXPERTS

     Kost Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999, and for the period from our inception in June 1997 to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 as set forth in their report. We have included our consolidated financial statements and the related notes in the prospectus and elsewhere in the registration statement in reliance on Kost Forer & Gabbay's report, given upon the authority of such firm as experts in accounting and auditing.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated in the State of Israel, and some of our officers, directors and the Israeli experts named in this prospectus are not residents of the United States and substantially all of their assets may be located outside of the United States. The service of process upon, and the enforcement of judgments against, us, our non-U.S. resident officers, directors and the Israeli experts may be difficult.

     We have been informed by our legal counsel in Israel, S. Friedman & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts may enforce foreign, final, non-appealable executory judgments in civil matters, including a monetary or compensatory judgment in a non-civil matter, obtained after completion of due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of judgments of Israeli courts, provided that:

     o adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

     o the judgment and the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel;

     o the judgment was not fraudulently obtained and does not conflict with any other valid judgment in the same matter between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court or tribunal at the time the lawsuit is instituted in the foreign court.

     We have appointed our U.S. subsidiary, XACCT Technologies, Inc., as our agent to receive service of process in any action against us in any federal court or court of the State of California arising out of this offering or any purchase or sale of securities in connection with this offering. We have not given such agent consent to accept service of process in connection with any other claim.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of such judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at such time.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our ordinary shares, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified by the filed exhibit. You may read and copy the registration statement and any other documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the regional offices of the Securities and Exchange Commission located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or Seven World Trade Center, 13th Floor, New York, New York 10048. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

     We intend to make available to our shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

     We file reports with the Israeli Registrar of Companies regarding our registered address, our registered capital, our shareholders of record and the number of shares held by each shareholder, the identity of the directors and details regarding security interests on our assets. In addition, we must file with the Israeli Registrar of Companies our articles of association and a copy of certain resolutions adopted by a general meeting of shareholders. The information filed with the Israeli Registrar of Companies is available to the public. In addition to the information available to the public, our shareholders are entitled, upon request, to review and receive copies of all minutes of meetings of our shareholders.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                    PAGE
                                                                    ----
Report of Independent Auditors..................................    F-2
Consolidated Balance Sheets.....................................    F-3
Consolidated Statements of Operations...........................    F-4
Statements of Changes in Shareholders' Equity...................    F-5
Consolidated Statements of Cash Flows...........................    F-6
Notes to Consolidated Financial Statements......................    F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
XACCT TECHNOLOGIES LTD.

       We have audited the accompanying consolidated balance sheets of XACCT Technologies Ltd. and its subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the period from June 8, 1997 (inception) to December 31, 1997, and for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XACCT Technologies Ltd. and its subsidiary as of December 31, 1998 and 1999, and the consolidated results of their operations and cash flows for the period from June 8, 1997 (inception) to December 31, 1997, and for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.

Tel-Aviv, Israel                                KOST FORER & GABBAY
March 2, 2000                         A Member of Ernst and Young International

                             XACCT TECHNOLOGIES LTD.
                           CONSOLIDATED BALANCE SHEETS
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                             DECEMBER31,
                                                                                     ----------------------------      JUNE 30,
                                                                                        1998            1999             2000
                                                                                     ------------   -------------   ---------------
                                                                                                                     (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
   Cash and cash equivalents......................................................   $     5,445    $     17,309    $       19,944
   Short-term deposits............................................................            --             251                88
   Marketable securities..........................................................            --             465                --
   Trade receivables..............................................................            30             559               798
   Other accounts receivable and prepaid expenses.................................           151             322               856
                                                                                     ------------   -------------   ---------------
      Total current assets........................................................         5,626          18,906            21,686
                                                                                     ------------   -------------   ---------------

LONG-TERM INVESTMENTS:
   Loans to employees(*)..........................................................            --              --               216
   Severance pay fund.............................................................            78             180               260
   Long-term deposits.............................................................            --              44               192
                                                                                     ------------   -------------   ---------------
      Total long-term investments.................................................            78             224               668
                                                                                     ------------   -------------   ---------------

PROPERTY AND EQUIPMENT, NET.......................................................           360             956             2,894
                                                                                     ------------   -------------   ---------------

         Total Assets.............................................................   $     6,064    $     20,086    $       25,248
                                                                                     ============   =============   ===============

                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Trade payables.................................................................   $       335    $        465    $          973
   Deferred revenues..............................................................            --             127               590
   Accrued expenses and other liabilities.........................................           270           1,002             2,245
                                                                                     ------------   -------------   ---------------
                                                                                             605           1,594             3,808
                                                                                     ------------   -------------   ---------------
ACCRUED SEVERANCE PAY.............................................................           486             665               799
                                                                                     ------------   -------------   ---------------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
   Preferred shares of NIS 0.04 par value:
      Authorized: 12,950,000 as of December 31, 1998, 18,550,000 as of
         December 31, 1999 and 20,550,000 as of June 30, 2000;
      Issued and outstanding: 8,903,636 as of December 31, 1998,
         13,336,155 as of December 31, 1999 and 15,223,214 as of June 30, 2000;
      Issued and outstanding, pro forma: no shares as of June 30, 2000;
         Aggregate liquidation preference of $32,264 as of December 31, 1999 and
         $49,710 as of June 30, 2000..............................................             3              33               151
   Ordinary shares of NIS 0.04 par value:
      Authorized: 43,050,000 as of December 31, 1998, 39,450,000 as of December
         31, 1999 and 184,450,000 as of June 30, 2000;
      Issued and outstanding: (**) 4,263,455 as of December 31, 1998, 4,345,775
         as of December 31, 1999 and 4,651,398 as of June 30, 2000;
      Issued and outstanding pro forma: 21,273,159 as of June 30, 2000............             2              11                46
Additional paid-in capital........................................................        10,064          34,818            62,684
Deferred stock compensation.......................................................            --          (2,824)          (11,372)
Receivables on account of shares..................................................            --             (37)               (5)
Accumulated deficit...............................................................        (5,096)        (14,174)          (30,863)
                                                                                     ------------   -------------   ---------------
      Total shareholders' equity..................................................         4,973          17,827            20,641
                                                                                     ------------   -------------   ---------------
         Total Liabilities and Shareholders' Equity...............................   $     6,064    $     20,086    $       25,248
                                                                                     ============   =============   ===============


                                                                                           PRO FORMA
                                                                                         SHAREHOLDERS'
                                                                                          EQUITY AS OF
                                                                                            JUNE 30,
                                                                                              2000
                                                                                      ---------------------
                                                                                          (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
   Cash and cash equivalents......................................................
   Short-term deposits............................................................
   Marketable securities..........................................................
   Trade receivables..............................................................
   Other accounts receivable and prepaid expenses.................................

      Total current assets........................................................


LONG-TERM INVESTMENTS:
   Loans to employees(*)..........................................................
   Severance pay fund.............................................................
   Long-term deposits.............................................................

      Total long-term investments.................................................


PROPERTY AND EQUIPMENT, NET.......................................................


         Total Assets.............................................................


                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Trade payables.................................................................
   Deferred revenues..............................................................
   Accrued expenses and other liabilities.........................................



ACCRUED SEVERANCE PAY.............................................................


COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
   Preferred shares of NIS 0.04 par value:
      Authorized: 12,950,000 as of December 31, 1998, 18,550,000 as of
         December 31, 1999 and 20,550,000 as of June 30, 2000;
      Issued and outstanding: 8,903,636 as of December 31, 1998,
         13,336,155 as of December 31, 1999 and 15,223,214 as of June 30, 2000;
      Issued and outstanding, pro forma: no shares as of June 30, 2000;
         Aggregate liquidation preference of $32,264 as of December 31, 1999 and
         $49,710 as of June 30, 2000..............................................                      --
   Ordinary shares of NIS 0.04 par value:
      Authorized: 43,050,000 as of December 31, 1998, 39,450,000 as of December
         31, 1999 and 184,450,000 as of June 30, 2000;
      Issued and outstanding: (**) 4,263,455 as of December 31, 1998, 4,345,775
         as of December 31, 1999 and 4,651,398 as of June 30, 2000;
      Issued and outstanding pro forma: 21,273,159 as of June 30, 2000............                     210
Additional paid-in capital........................................................                  73,354
Deferred stock compensation.......................................................                 (11,372)
Receivables on account of shares..................................................                      (5)
Accumulated deficit...............................................................                 (30,863)
                                                                                      ---------------------
      Total shareholders' equity..................................................    $             31,324
                                                                                      ---------------------
         Total Liabilities and Shareholders' Equity...............................



--------------

 (*) Includes $175 loan to the Chief Executive Officer (see Note 10).
(**) Includes 420,000 shares issued to a trustee in respect of options granted to employees which have not yet been exercised.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                             XACCT TECHNOLOGIES LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PERIOD FROM
                                                            JUNE 8, 1997
                                                             (INCEPTION)                    YEAR ENDED
                                                                 TO                        DECEMBER 31,
                                                             DECEMBER 31,     -------------------------------------
                                                                1997                1998                1999
                                                         -------------------  -----------------   -----------------

Revenues:
   License...........................................    $               --   $             --    $            898
   Service...........................................                    --                 --                 296
                                                         -------------------  -----------------   -----------------
       Total revenues................................                    --                 --               1,194
                                                         -------------------  -----------------   -----------------

Cost of revenues:
   License...........................................                    --                 --                  48
   Service...........................................                    --                 --                 192
                                                         -------------------  -----------------   -----------------
       Total cost of revenues........................                    --                 --                 240
                                                         -------------------  -----------------   -----------------

Gross profit.........................................                    --                 --                 954
                                                         -------------------  -----------------   -----------------

Operating expenses:
   Research and development..........................                   390              1,511               2,243
   Sales and marketing...............................                   127              1,995               6,472
   General and administrative........................                   152              1,033               1,204
   Amortization of deferred stock compensation(*)....                    --                 --                 381
                                                         -------------------  -----------------   -----------------
       Total operating expenses......................                   669              4,539              10,300
                                                         -------------------  -----------------   -----------------
Operating loss.......................................                  (669)            (4,539)             (9,346)
Interest and other income............................                     8                111                 303
Interest and other expenses..........................                    (1)                (6)                (35)
                                                         -------------------  -----------------   -----------------
Net loss.............................................    $             (662)  $         (4,434)   $         (9,078)
                                                         ===================  =================   =================

Basic and diluted net loss per share.................    $            (0.30)  $          (1.17)   $          (2.34)
                                                         ===================  =================   =================
Weighted average number of shares used in computing
   basic and diluted net loss per share(**)..........             2,192,400          3,804,874           3,886,495
                                                         ===================  =================   =================
Pro forma basic and diluted net loss
   per share (unaudited).............................                                             $          (0.67)
                                                                                                  =================
Pro forma weighted average number of shares used in
   computing basic and diluted net loss
   per share (unaudited).............................                                                   13,566,732
                                                                                                  =================

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                        -------------------------------------
                                                              1999                2000
                                                        -----------------   -----------------
                                                                    (UNAUDITED)
Revenues:
   License...........................................   $            267    $          2,071
   Service...........................................                 48                 504
                                                        -----------------   -----------------
       Total revenues................................                315               2,575
                                                        -----------------   -----------------

Cost of revenues:
   License...........................................                 16                 225
   Service...........................................                 48               1,325
                                                        -----------------   -----------------
       Total cost of revenues........................                 64               1,550
                                                        -----------------   -----------------

Gross profit.........................................                251               1,025
                                                        -----------------   -----------------

Operating expenses:
   Research and development..........................              1,026               4,012
   Sales and marketing...............................              2,409               8,617
   General and administrative........................                429               2,505
   Amortization of deferred stock compensation(*)....                 --               3,246
                                                        -----------------   -----------------
       Total operating expenses......................              3,864              18,380
                                                        -----------------   -----------------
Operating loss.......................................             (3,613)            (17,355)
Interest and other income............................                128                 691
Interest and other expenses..........................                (14)                (25)
                                                        -----------------   -----------------
Net loss.............................................   $         (3,499)   $        (16,689)
                                                        =================   =================

Basic and diluted net loss per share.................   $          (0.91)   $          (4.12)
                                                        =================   =================
Weighted average number of shares used in computing
   basic and diluted net loss per share(**)..........          3,828,718           4,055,480
                                                        =================   =================
Pro forma basic and diluted net loss
   per share (unaudited).............................                       $          (0.91)
                                                                            =================
Pro forma weighted average number of shares used in
   computing basic and diluted net loss
   per share (unaudited).............................                             18,318,883
                                                                            =================



 --------------

(*)     Amortization of stock-based compensation relates to the following:




                                                                                        YEAR ENDED            SIX MONTHS ENDED
                                                                                     DECEMBER 31, 1999          JUNE 30, 2000
                                                                                    --------------------    ----------------------
                                                                                                                 (UNAUDITED)
Cost of revenues................................................................    $                  8    $                 158
Research and development........................................................                     107                      729
Sales and marketing.............................................................                     189                    1,081
General and administrative......................................................                      77                    1,278
                                                                                    =====================   ======================
        Total amortization of stock-based compensation..........................    $                381    $               3,246
                                                                                    =====================   ======================




(**) Does not include 420,000 shares issued to a trustee in respect of options granted to employees which have not yet been exercised.


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             XACCT TECHNOLOGIES LTD.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               ORDINARY SHARES                   PREFERRED SHARES
                                                        -------------------------------   -------------------------------
                                                             SHARES           AMOUNT           SHARES           AMOUNT
                                                        ----------------   ------------   ----------------   ------------
Balance as of June 8, 1997 (inception)..............                 --    $        --                 --    $        --
   Issuance of Ordinary shares, net.................          4,200,000*             1                 --             --
   Issuance of Preferred A shares, net..............                 --             --          1,540,000             --**
   Net loss ........................................                 --             --                 --             --
                                                        ----------------   ------------   ----------------   ------------
Balance as of December 31, 1997.....................          4,200,000              1          1,540,000             --**
   Stock split by rights offering...................                 --              1                 --             --**
   Issuance of Ordinary shares, net.................             63,455             --**               --             --
   Issuance of Preferred A shares, net..............                 --             --          2,077,250              1
   Issuance of Preferred B shares, net..............                 --             --          5,286,386              2
   Net loss.........................................                 --             --                 --             --
                                                        ----------------   ------------   ----------------   ------------
Balance as of December 31, 1998.....................          4,263,455              2          8,903,636              3
   Issuance of Preferred B shares, net..............                 --             --            428,624             --**
   Issuance of Preferred C shares, net..............                 --             --          4,003,895              2
   Stock split by rights offering...................                 --              9                 --             28
   Exercise of warrants, net........................             82,320             --**               --             --
   Deferred stock compensation......................                 --             --                 --             --
   Amortization of deferred stock compensation......                 --             --                 --             --
   Net loss.........................................                 --             --                 --             --
                                                        ----------------   ------------   ----------------   ------------
Balance as of December 31, 1999.....................          4,345,775             11         13,336,155             33
   Stock split by rights offering...................                 --             34                 --            113
   Exercise of options..............................            305,623              1                 --             --
   Exercise of warrants, net........................                 --             --            659,824              2
   Issuance of Preferred D shares, net..............                 --             --          1,227,235              3
   Deferred stock compensation......................                 --             --                 --             --
   Amortization of deferred stock compensation......                 --             --                 --             --
   Repayment of receivable on account of shares.....                 --             --                 --             --
   Net loss.........................................                 --             --                 --             --
                                                        ----------------   ------------   ----------------   ------------
Balance as of June 30, 2000 (unaudited).............          4,651,398    $        46         15,223,214    $       151
                                                        ================   ============   ================   ============

                                                                              DEFERRED        RECEIVABLES ON
                                                           ADDITIONAL          STOCK            ACCOUNT OF         ACCUMULATED
                                                        PAID-IN CAPITAL     COMPENSATION          SHARES             DEFICIT
                                                        ----------------  ----------------   ----------------   ----------------
Balance as of June 8, 1997 (inception)..............    $            --   $            --    $            --    $            --
   Issuance of Ordinary shares, net.................                 --                --                 --                 --
   Issuance of Preferred A shares, net..............                999                --                 --                 --
   Net loss ........................................                 --                --                 --               (662)
                                                        ----------------  ----------------   ----------------   ----------------
Balance as of December 31, 1997.....................                999                --                 --               (662)
   Stock split by rights offering...................                 (1)               --                 --                 --
   Issuance of Ordinary shares, net.................                 12                --                 --                 --
   Issuance of Preferred A shares, net..............              1,824                --                 --                 --
   Issuance of Preferred B shares, net..............              7,230                --                 --                 --
   Net loss.........................................                 --                --                 --             (4,434)
                                                        ----------------  ----------------   ----------------   ----------------
Balance as of December 31, 1998.....................             10,064                --                 --             (5,096)
   Issuance of Preferred B shares, net..............                574                --                 --                 --
   Issuance of Preferred C shares, net..............             20,925                --                 --                 --
   Stock split by rights offering...................                 --                --                (37)                --
   Exercise of warrants, net........................                 50                --                 --                 --
   Deferred stock compensation......................              3,205            (3,205)                --                 --
   Amortization of deferred stock compensation......                 --               381                 --                 --
   Net loss.........................................                 --                --                 --             (9,078)
                                                        ----------------  ----------------   ----------------   ----------------
Balance as of December 31, 1999.....................             34,818            (2,824)               (37)           (14,174)
   Stock split by rights offering...................               (147)               --                 --                 --
   Exercise of options..............................                 77                --                 --                 --
   Exercise of warrants, net........................              1,919                --                 --                 --
   Issuance of Preferred D shares, net..............             14,223                --                 --                 --
   Deferred stock compensation......................             11,794           (11,794)                --                 --
   Amortization of deferred stock compensation......                 --             3,246                 --                 --
   Repayment of receivable on account of shares.....                 --                --                 32                 --
   Net loss.........................................                 --                --                 --            (16,689)
                                                        ----------------  ----------------   ----------------   ----------------
Balance as of June 30, 2000 (unaudited).............    $        62,684   $       (11,372)   $            (5)   $       (30,863)
                                                        ================  ================   ================   ================


                                                              TOTAL
                                                          SHAREHOLDERS'
                                                             EQUITY
                                                        ----------------
Balance as of June 8, 1997 (inception)..............    $            --
   Issuance of Ordinary shares, net.................                  1
   Issuance of Preferred A shares, net..............                999
   Net loss ........................................               (662)
                                                        ----------------
Balance as of December 31, 1997.....................                338
   Stock split by rights offering...................                 --
   Issuance of Ordinary shares, net.................                 12
   Issuance of Preferred A shares, net..............              1,825
   Issuance of Preferred B shares, net..............              7,232
   Net loss.........................................             (4,434)
                                                        ----------------
Balance as of December 31, 1998.....................              4,973
   Issuance of Preferred B shares, net..............                574
   Issuance of Preferred C shares, net..............             20,927
   Stock split by rights offering...................                 --
   Exercise of warrants, net........................                 50
   Deferred stock compensation......................                 --
   Amortization of deferred stock compensation......                381
   Net loss.........................................             (9,078)
                                                        ----------------
Balance as of December 31, 1999.....................             17,827
   Stock split by rights offering...................                 --
   Exercise of options..............................                 78
   Exercise of warrants, net........................              1,921
   Issuance of Preferred D shares, net..............             14,226
   Deferred stock compensation......................                 --
   Amortization of deferred stock compensation......              3,246
   Repayment of receivable on account of shares.....                 32
   Net loss.........................................            (16,689)
                                                        ----------------
Balance as of June 30, 2000 (unaudited).............    $        20,641
                                                        ================


--------------
   * Includes 420,000 shares issued to a trustee in respect of options granted to employees which have not yet been exercised.
  ** Represents an amount lower than $1.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                             XACCT TECHNOLOGIES LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      PERIOD FROM
                                                      JUNE 8, 1997
                                                       (INCEPTION)        YEAR ENDED           SIX MONTHS ENDED
                                                           TO            DECEMBER 31,              JUNE 30,
                                                      DECEMBER 31,    --------------------  -----------------------
                                                          1997          1998       1999       1999         2000
                                                      --------------  ---------  ---------  ----------  -----------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...........................................   $        (662)  $ (4,434)  $ (9,078)  $  (3,499)  $  (16,689)
Adjustments to reconcile net loss to net cash used
   in operating activities:
   Depreciation....................................              11         66        178          73          306
   Increase in accrued interest on short-term bank
     deposits......................................              --         --         (4)         --           --
   Amortization of deferred stock compensation.....              --         --        381          --        3,246
   Gain from sale of marketable securities.........              --         --         --          --          (25)
   Increase in accrued severance pay, net..........               6        402         77          --           54
   Increase in trade receivables...................              (4)       (25)      (529)       (199)        (239)
   Increase in other accounts receivable and
     prepaid expenses..............................             (47)      (104)      (171)        (79)        (534)
   Increase (decrease) in trade payables...........              70        265        130        (239)         508
   Increase in deferred revenues...................              --         --        127         280          463
   Increase in accrued expenses and other
     liabilities...................................             104        165        732         553        1,243
                                                      --------------  ---------  ---------  ----------  -----------
     Net cash used in operating activities.........            (522)    (3,665)    (8,157)     (3,110)     (11,667)
                                                      --------------  ---------  ---------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of property and equipment..............            (112)      (325)      (774)       (135)      (2,244)
   Investment in short-term deposits...............              --         --       (247)         --          (58)
   Realization of short-term deposits..............              --         --         --          --          221
   Investment in long term deposits................              --         --        (44)         --         (148)
   Purchase of marketable securities...............              --         --       (465)         --           --
   Proceeds from the sale of marketable securities.              --         --         --          --          490
   Loans to employees..............................              --         --         --          --         (216)
                                                      --------------  ---------  ---------  ----------  -----------
     Net cash used in investing activities.........            (112)      (325)    (1,530)       (135)      (1,955)
                                                      --------------  ---------  ---------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of shares, net...........           1,000      9,069     21,501         574       14,226
   Proceeds from exercise of warrants, net.........              --         --         50          19        1,921
   Proceeds from exercise of options, net..........              --         --         --          --           78
   Proceeds from receivables on account of shares..              --         --         --          --           32
                                                      --------------  ---------  ---------  ----------  -----------
     Net cash provided by financing activities.....           1,000      9,069     21,551         593       16,257
                                                      --------------  ---------  ---------  ----------  -----------
Increase (decrease) in cash and cash equivalents...             366      5,079     11,864      (2,652)       2,635
Cash and cash equivalents at the beginning of the
   period..........................................              --        366      5,445       5,445       17,309
                                                      --------------  ---------  ---------  ----------  -----------
Cash and cash equivalents at the end of the period.   $         366   $  5,445   $ 17,309   $   2,793   $   19,944
                                                      ==============  =========  =========  ==========  ===========
Non-cash transaction:
     Receivables on accounts of shares.............   $          --   $     --   $     37   $      --   $       --
                                                      ==============  =========  =========  ==========  ===========


         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                             XACCT TECHNOLOGIES LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.   GENERAL

     XACCT Technologies Ltd. ("the Company" or "XACCT") was incorporated in Israel and commenced operations in June 1997.

     The Company and its U.S. wholly-owned subsidiary, XACCT Technologies Inc., a Delaware corporation, develop, manufacture and market intelligent business infrastructure software for telecommunications carriers, Internet service providers, enterprise network operators, wireless service providers and cable network operators.

     The Company sales are made principally in North America and Europe. As for major customers, see Note 9.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying Notes. Actual results could differ from those estimates.

     FINANCIAL STATEMENTS IN U.S. DOLLARS

     A majority of the revenues of the Company and its subsidiary is generated in United States dollars (dollars). In addition, a substantial portion of the Company and its subsidiary's costs are incurred in dollars. Since the dollar is the primary currency in the economic environment in which the Company operates, the dollar is its functional and reporting currency. Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement No. 52 of the Financial Accounting Standard Board (FASB), "Foreign Currency Translation" . All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the statement of operations as income or expenses, as appropriate.


     PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of the Company and its subsidiary. Inter-company transactions and balances were eliminated in consolidation.

     CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid investments that are readily convertible to cash with original maturities of three months or less.

     SHORT-TERM DEPOSITS

     Bank deposits with maturities of more than three months, but less than one year, are included in short-term deposits.

     MARKETABLE SECURITIES

     Investments in marketable securities are accounted for in accordance with Statement of Financial Accounting Standards 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115).

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The Company's marketable securities are comprised of government debentures. The Company classifies its marketable securities as available-for-sale. Unrealized losses on marketable securities in 1999 were immaterial. Accordingly, these losses were included in interest expense.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method over the estimated useful lives of the assets at the following annual rates:


                                                                                          %
                                                                            -----------------------------
      Computers and peripheral equipment.....................                            33
      Office furniture and equipment.........................                           7-15
      Leasehold improvements.................................                Over the term of the lease

     The Company periodically assesses the recoverability of the carrying amount of property and equipment and provides for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets. As of December 31, 1999, no impairment indicators have been identified.

     RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

     Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. The Company does not incur any material costs between the completion of the working model and the point at which the product is ready for general release. Therefore, through December 31, 1999, the Company has charged all software development costs to research and development expenses in the period in which they were incurred.

     INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This statement prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

     REVENUE RECOGNITION

     The Company has adopted Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended. SOP 97-2, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The Company has also adopted SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions," for all transactions entered into after January 1, 2000. SOP 98-9 requires that revenue be recognized under the "residual method" when vendor specific objective evidence (VSOE) of fair value exists for all undelivered elements and no VSOE exists for the delivered elements.

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



     To date, the Company has derived its revenue from license fees and sub-license fees of its XACCTUSAGE products, maintenance and support and rendering of consulting services such as implementation, training and installation. The Company sells its products primarily through its direct sales force and indirectly through resellers. Revenue attributable to indirect sales is recognized upon acceptance by the end customer.


     Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant XACCT obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable. The Company generally does not grant a right of return to its customers. When a right of return exists, the Company defers revenue until the right of return expires, at which time revenue is recognized provided that all other revenue recognition criteria have been met. The Company considers all arrangements with payment terms extending beyond thirty days not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer provided that all other revenue recognition criteria have been met.

     When contracts contain multiple elements wherein VSOE of fair value exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9. Under the residual method, the entire discount of the arrangement is attributed to the delivered elements. Maintenance and support revenue included in these arrangements is deferred and recognized on a straight-line basis over the term of the maintenance and support agreement, which typically is 12 months. The VSOE of fair value of the undelivered elements (maintenance and support and services) is determined based on the price charged for the undelivered element when sold separately.

     Arrangements that include consulting services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue under the arrangement is recognized using contract accounting. When services are not considered essential, the revenue allocable to the software services is recognized as the services are performed. To date, the Company has determined that the services are not considered essential to the functionality of other elements of the arrangement.

     Deferred revenue includes amounts received from customers for which revenue has not been recognized.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees" in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's share options equals or is above the market price of the underlying shares on the date of grant, no compensation expense is recognized.

     The Company applies SFAS No. 123 "Accounting for Stock-Based Compensation" and EITF 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to options issued to non-employees. SFAS No. 123 requires use of an option valuation model to measure the fair value of the options at the grant date. The pro forma disclosures required by SFAS No. 123, are provided in Note 7.

     SEVERANCE PAY

     The Company's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees is fully provided by monthly deposits with insurance policies and by an accrual.

                          XACCT TECHNOLOGIES LTD.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
            (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     The carrying amounts of cash and cash equivalents, short-term deposits, trade receivables, and trade payables approximate their fair value due to the short-term maturity of such instruments. Marketable securities are based on the quoted market price. The carrying amounts of the Company's long-term deposits and the long-term loans approximate their fair value. The fair value was estimated using discounted cash flow analysis, based on the Company's incremental lending rates for similar types of arrangements.

     BASIC AND DILUTED NET LOSS PER SHARE

     Basic net loss per share is computed based on the weighted average number of ordinary shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of ordinary shares outstanding during each year, plus dilutive potential ordinary shares considered outstanding during the year, in accordance with FASB No. 128, "Earnings Per Share."

     All convertible preferred shares, outstanding stock options, and warrants have been excluded from the calculation of the diluted net loss per share because all such securities are anti-dilutive for all periods presented. The total numbers of shares related to the outstanding convertible preferred shares, options and warrants excluded from the calculations of diluted net loss per share were 1,603,700, 11,678,660, 18,537,015,
     12,421,049 and 21,450,608 for the period from June 8, 1997 (inception) to December 31, 1997, for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000, respectively.

     Basic and diluted pro forma net loss per share, as presented in the statements of operations, has been calculated as described above and also gives effect to the automatic conversion of the convertible preferred shares into ordinary shares that will occur upon the closing of the offering contemplated by this prospectus (using the as-if converted method).

     The following table presents the calculation of pro forma basic and diluted net loss per share:

                                                                    YEAR ENDED     SIX MONTHS
                                                                   DECEMBER 31,  ENDED JUNE 30,
                                                                      1999           2000
                                                                   ------------  --------------
                                                                                  (UNAUDITED)
Net loss as reported...........................................   $     (9,078)  $     (16,689)
                                                                  -------------  --------------
Pro forma:
Shares used in computing basic and diluted net loss per
   share.......................................................      3,886,495       4,055,480
Effect of assumed conversion of convertible preferred
   shares (unaudited)..........................................      9,680,237      14,263,403
                                                                  -------------  --------------
Shares used in computing pro forma basic and diluted net
   loss per share (unaudited)..................................     13,566,732      18,318,883
                                                                  =============  ==============
Pro forma basic and diluted net loss per share (unaudited).....   $      (0.67)  $       (0.91)
                                                                  =============  ==============

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     UNAUDITED PRO FORMA SHAREHOLDERS' EQUITY

     If the offering contemplated by this prospectus is consummated, all of the convertible preferred shares outstanding will automatically be converted into ordinary shares and all of the warrants outstanding will be exercised into shares. Pro forma shareholders' equity at June 30, 2000, as adjusted for the assumed conversion and exercise of those shares and warrants outstanding at June 30, 2000, is disclosed on the balance sheet.

     CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalent, short-term bank deposits, marketable securities and trade receivables. Cash and cash equivalents and short-term bank deposits are deposited with major banks in Israel and in the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions holding the Company's investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments. Marketable securities are Government of Israel debentures. The Company's trade receivables are mainly derived from sales to telecommunication carriers, Internet service providers, enterprise network operators, wireless services and cable network operators in the United States and Europe. The Company usually does not require collateral on trade receivables because its customers are large, well-established companies.


     IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and its amendments, SFAS 137 and 138 in June 1999 and June 2000, respectively. These Statements establish accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. These Statements also require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The FASB has issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of SFAS No. 133. The rule will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the impact of this new statement of the Company's consolidated balance sheets or results of operations to be material.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements" which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 was effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as cumulative change in accounting principle at the time of implementation in accordance with APB 20, "Accounting Changes." In March 2000, the SEC issued SAB 101A "Amendment: Revenue Recognition in Financial Statements," which delays implementation of SAB 101 until the Company's second fiscal quarter of 2000. In June 2000, the SEC issued SAB 101B "Second Amendment: Revenue Recognition in Financial Statements," which delays the implementation of SAB 101 until the Company's fourth fiscal quarter of 2000. The Company has early adopted SAB 101. Such adoption of SAB 101 did not have a material effect on the consolidated financial position or results of operations of the Company. The Company will adopt the final draft of SAB 101 when released.

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     In March 2000, the FASB issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25." This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000.

     UNAUDITED INFORMATION


     The financial statements include the unaudited consolidated balance sheet as of June 30, 2000, the statement of shareholders' equity for the six months ended June 30, 2000 and the consolidated statements of operations, and cash flows for the six months ended June 30, 1999 and 2000. This unaudited information has been prepared by the Company on the same basis as the audited consolidated financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with generally accepted accounting principles for interim financial information, for the periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.


3.   PROPERTY AND EQUIPMENT

                                                            DECEMBER 31,
                                                         -------------------
                                                           1998      1999
                                                         ---------  --------
     Cost:
        Computers and peripheral equipment............   $    339   $   747
        Office furniture and equipment................         93       453
        Leasehold improvements........................          5        11
                                                         ---------  --------
                                                              437     1,211
     Accumulated depreciation.........................        (77)     (255)
                                                         ---------  --------
     Depreciated cost.................................   $    360   $   956
                                                         =========  ========

4.   ACCRUED EXPENSES AND OTHER LIABILITIES

     Employee expenses and payroll accruals...........   $    202   $   718
     Accrued expenses.................................         66       275
     Other liabilities................................          2         9
                                                        ---------  --------
                                                         $    270   $ 1,002
                                                        =========  ========

5.   ACCRUED SEVERANCE PAY

     The Company's liability for severance pay pursuant to Israeli law is calculated based upon the employees' most recent monthly salary multiplied by the period of employment. Part of the liability is funded through insurance policies which are designated only for severance payments. The value of these policies is recorded as an asset in the Company's balance sheets.

     Severance expenses for the period from June 8, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, were $26, $460 and $317, respectively.

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.   COMMITMENTS AND CONTINGENT LIABILITIES

     LEASE COMMITMENTS

     The facilities of the Company and its U.S. subsidiary are rented under operating leases with terms ending in 2004.

     Future minimum lease commitments under non-cancelable operating leases for the years ending December 31 are as follows:

                           2000            $  687
                           2001            $  759
                           2002            $  772
                           2003            $  498
                           2004            $  415

     Rent expenses under operating leases for the period from June 8, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, approximated $20, $96 and $159, respectively.

     GUARANTEES

     As of December 31, the Company has provided guarantees, in connection with rental agreements totaling approximately $30.

7.   SHARE CAPITAL

     GENERAL

     On January 29, 2000, the Company effected a pro-rata rights offering, pursuant to which each existing shareholder was granted six additional shares of the same class, with a nominal value of NIS 0.01 par value each, subject to the payment or liability for the payment of the nominal value. Each option and warrant holder is entitled to adjustments to his or her respective options or warrants.

     All share and per share data included in these consolidated financial statements have been retroactively adjusted to reflect recapitalizations of the Company, the abovementioned rights offering, as well as to reflect the 1:1 rights offering and 100:1 stock split effected on January 27, 1998 and on February 9, 1998, respectively.

     In October 1999, the Company reclassified 5,600,000 ordinary shares into Preferred C shares.

     In April 2000 the Company increased its authorized share capital by creating an additional 762,000,000 shares of the various classes at a nominal value of NIS 0.01. The Company effected a pro-rata three to one rights offering and immediately thereafter effected a one share for four share consolidation of its shares with the effect of increasing the nominal value of each share from NIS 0.01 to NIS 0.04.

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     COMPOSITION OF SHARE CAPITAL


                                                                           DECEMBER 31,
                                                   --------------------------------------------------------------
                                                               1998                             1999
                                                   ------------------------------   -----------------------------
                                                                     ISSUED AND                      ISSUED AND
                                    ORIGINAL         AUTHORIZED      OUTSTANDING      AUTHORIZED    OUTSTANDING
                                    ISSUANCE       -------------   --------------   -------------- --------------
                                      PRICE                           NUMBER OF SHARES
                                  --------------   --------------------------------------------------------------
Shares of NIS 0.04 par value each:
Ordinary shares................                      41,300,000        4,263,455*      37,630,000      4,345,775*
Non-voting Ordinary shares.....                       1,750,000               --        1,820,000             --
Preferred "A" shares...........   $  0.71-$0.93       4,200,000        3,617,250        4,200,000      3,617,250
Preferred "B-1" shares.........   $        1.40       7,000,000        3,971,240        7,000,000      4,399,864
Preferred "B-2" shares.........   $        1.40       1,750,000        1,315,146        1,750,000      1,315,146
Preferred "C-1" shares.........   $        5.32              --               --        5,530,000      3,933,895
Preferred "C-2" shares.........   $        5.32              --               --           70,000         70,000
                                  --------------   -------------   --------------   -------------- --------------
                                                     56,000,000       13,167,091       58,000,000     17,681,930
                                                   =============   ==============   ============== ==============

--------------
     * Includes 420,000 shares issued to a trustee in favor of options to employees which have not yet been exercised.

     ORDINARY SHARES

     The voting ordinary shares confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company, the right to receive dividends, if and when declared, and the right to appoint directors.

     The non-voting ordinary shares confer all of the rights of the voting ordinary shares, except for the rights to appoint directors and to receive notice to participate and vote in the general meetings of the Company. The non-voting ordinary shares shall be convertible at the option of the holder into an equal number of voting ordinary shares.

     PREFERRED SHARES

     The Series A, B-1 and C-1 preferred shares confer all of the rights of the voting ordinary shares. The Series B-2 and C-2 non-voting preferred shares confer all of the rights of the non-voting ordinary shares. All the preferred shares confer additional rights as detailed below:

          CONVERSION

          Each share of Series A, B-1 and C-1 preferred shares is convertible into a voting ordinary share on a one-to-one basis, subject to adjustments for future dilution.

          Each share of Series B-2 and C-2 preferred shares is convertible into Series B-1 and C-1 preferred shares, respectively, on a one-to-one basis, or into non-voting ordinary shares, pursuant to the then applicable conversion rate.

          All preferred shares shall be automatically converted into ordinary shares at the then applicable conversion rate immediately prior to the consummation of an initial public offering ("IPO").

          The pro forma shareholders' equity gives effect to the conversion of all outstanding preferred shares as if such conversion occurred on June 30, 2000.

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

          LIQUIDATION PREFERENCE

          The preferred shares confer a preference over ordinary shares, in the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily. The liquidation preference is equal to the original purchase price in U.S. dollars.

          OTHER PREFERENCE

          In addition, all preferred shares confer preemptive rights and certain rights of first refusal, co-sale rights and anti-dilution rights.

     STOCK WARRANTS

     As part of the issuance of shares in October 1999, the investors received warrants to purchase 1,201,158 Series C-1 preferred shares, with an exercise price of $7.82 for 50% of the warrants and $9.39, for the other 50%. The first 50% of the warrants are exercisable through the earlier of the termination of a 24-month period, an IPO or liquidation of the Company. The remaining 50% of the warrants are exercisable through the earlier of the termination of a 30-month period, consummation of an IPO, or liquidation of the Company. As of June 30, 2000, 16,912 warrants have been exercised.

     As part of the issuance of shares on October 29, 1998, the investors received warrants to purchase 857,213 Series B-1 preferred shares, with an exercise price of $2.80 per share. The first 50% of the warrants are exercisable through the earlier of the termination of an 18-month period, an IPO or liquidation of the Company. The remaining 50% of the warrants are exercisable through the earlier of the termination of a 24-month period, an IPO, or liquidation of the Company. As of June 30, 2000, 642,912 warrants have been exercised.

     STOCK OPTIONS TO SERVICE PROVIDERS

     In June 1997, in connection with an issuance of shares, the Company granted its consultants options to purchase 63,700 ordinary shares at $0.71 per share in respect of past services. The fair value for these options was estimated at the date of grant using an option pricing model with the following assumptions: risk-free interest rate of 6%, dividend yields of 0%, volatility of 0.1% and an expected life of 1 year. The fair value of these options at the grant date was approximately $0.00. As of June 30, 2000, all the options have been exercised.


     In 1998, the Company granted service providers options to purchase 23,170 ordinary shares at an exercise price of $0.19 in respect of past services. As of December 31, 1999, these options are fully vested. The Company accounts for these options in accordance with the provisions of SFAS No. 123 compensation expense has been recorded in the consolidated financial statements regarding those options due to the insignificant amount of deferred stock compensation. The fair value for these options was estimated at the date of grant using an option pricing model with the following assumptions: risk-free interest rate of 5.5% dividend yields of 0% volatility of 0.1% and an expected life of 1 year. The fair value of these options at the grant date was approximately $0.00.


     STOCK OPTIONS

     As of December 31, 1999, the Company has authorized, through several share option plans, the grant of options to officers, management, key employees and others of up to 3,302,236 of the Company's ordinary shares. The options granted generally become fully exercisable after four years of employment and expire eight years from the approval date of the option plan under the terms they were granted.

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     A summary of the Company's employees share option activity, and related information is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------------
                                                        1998                        1999
                                              --------------------------  --------------------------
                                                              WEIGHTED                   WEIGHTED
                                                               AVERAGE                    AVERAGE
                                                NUMBER OF     EXERCISE     NUMBER OF     EXERCISE
                                                 OPTIONS        PRICE        OPTIONS       PRICE
                                              ------------  ------------  -----------  -------------
   Outstanding--at the beginning of the
     period................................             --   $        --    1,830,941   $       0.16
   Granted.................................      1,840,566          0.16    1,437,170           1.30
   Forfeited...............................         (9,625)         0.07     (154,672)          0.18
                                              ------------  ------------  -----------  -------------
   Outstanding--at the end of the period....     1,830,941   $      0.16    3,113,439   $       0.68
                                              ============  ============  ===========  =============

   Exercisable options--at the end of the
     period................................             --            --      668,120           0.14
                                              ============  ============  ===========  =============


           The options outstanding as of December 31, 1999 have been classified by exercise price, as follows:


                                    OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                   -------------------------------------------------------  -------------------------------------
                     OUTSTANDING         WEIGHTED                                                   WEIGHTED
                        AS OF            AVERAGE             WEIGHTED          EXERCISABLE          AVERAGE
                    DECEMBER 31,        REMAINING        AVERAGE EXERCISE         AS OF             EXERCISE
 EXERCISE PRICE          1999        CONTRACTUAL LIFE         PRICE         DECEMBER 31, 1999         PRICE
-----------------  ----------------  -----------------   -----------------  ------------------  -----------------
                                        (IN YEARS)
$   0.07 - $0.19         1,354,969         6.44          $           0.11             582,544   $           0.11
      0.35                 701,750         7.18                      0.35              85,576               0.35
      1.57                 932,120         7.81                      1.57                  --                 --
      2.13                 124,600         7.95                      2.13                  --                 --
                   ----------------  -----------------   -----------------  ------------------  -----------------
                         3,113,439         7.07          $           0.68             668,120   $           0.14
                   ================  -----------------   -----------------  ------------------  -----------------

           Deferred stock compensation represents the excess of the market value over the exercise price. Deferred stock compensation totaled $3,205 for 1999. Deferred stock compensation is amortized to the statements of operations over the vesting period of four years.

           Under SFAS No. 123, pro forma information regarding net loss and net loss per share is required and has been determined as if the Company had accounted for its employee stock option under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1998 and 1999: risk-free interest rates of 6.00% and 5.75%, respectively, dividend yields of 0% and an expected life of the option range between 1.5 to 4.5 years for both periods.

           Pro forma information under SFAS No. 123:

                                                                             PERIOD FROM
                                                                            JUNE 8, 1997
                                                                            (INCEPTION)       YEAR ENDED DECEMBER 31,
                                                                            TO DECEMBER 31,   -----------------------
                                                                                1997           1998        1999
                                                                           ----------------  -----------  -----------
           Net loss as reported......................................    $         (662)    $   (4,434)  $  (9,078)
           Pro forma net loss........................................    $         (662)    $   (4,444)  $  (9,131)
           Pro forma basic and diluted net loss per share............    $        (0.30)    $    (1.17)  $   (2.35)

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           Weighted-average fair values and exercise prices of options whose exercise price (1) equals, or (2) is less than the market price of the stock on date of grant are as follows:

                                                                                                DECEMBER 31,
                                                                                              -------------------
           WEIGHTED-AVERAGE FAIR VALUE OF OPTIONS GRANTED AT AN EXERCISE PRICE:                 1998       1999
           --------------------------------------------------------------------               --------   --------
           Less than fair value at date of grant........................................      $    --    $  2.75
                                                                                              ========   ========
           Equals to fair value at date of grant........................................      $  0.03    $  0.06
                                                                                              ========   ========


                                                                                                 DECEMBER 31,
                                                                                              -------------------
           WEIGHTED-AVERAGE EXERCISE PRICE OF OPTIONS GRANTED AT AN EXERCISE PRICE OF:          1998       1999
           ---------------------------------------------------------------------------        --------   --------
           Less than fair value at date of grant........................................      $    --    $  1.34
                                                                                              ========   ========
           Equals to fair value at date of grant........................................      $  0.16    $  0.35
                                                                                              ========   ========


           DIVIDENDS:

           In the event that cash dividends are declared in the future, such dividends will be paid in NIS or in foreign currency subject to any statutory limitations. The Company does not intend to pay cash dividends in the foreseeable future.


8.         INCOME TAXES

           TAX BENEFITS UNDER ISRAEL'S LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959 ("THE LAW")

           The Company has been granted the status of "Approved Enterprise" under the Law in 1998.


           According to the provisions of the Law, the Company has elected the "alternative benefits"--waiver of grants in return for a tax exemption and, accordingly, the Company's income in Israel is tax-exempt for a period of two years commencing with the year it first earns taxable income relating to each expansion program, and subject to corporate taxes at the reduced rate of 10% to 25% (depending on the level of non-Israel investments in the Company), for an additional period of eight years.


           As the Company currently has no taxable income, these benefits have not yet commenced.

           The tax-exempt profits that will be earned by the Company's "Approved Enterprise" can be distributed to shareholders, without imposing a tax liability to the Company only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company, they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits. The Company's board of directors has determined that such tax exempt income will not be distributed as dividends.

           The period of tax benefits, detailed above, is limited to the earlier of 12 years from the commencement of production, or 14 years from the approval date. Accordingly, the period relating to the Company's approved enterprise will expire in 2012.

           Should the Company derive income in Israel from sources other than the approved enterprise during the relevant period of benefits, such income will be taxable at regular corporate tax rate of 36%.

           MEASUREMENT OF RESULTS FOR TAX PURPOSES

           Results for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli Consumer Price Index ("CPI"). As explained in Note 2, the consolidated financial

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           statements are presented in U.S. dollars. The difference between the change in the Israeli CPI and in the NIS/U.S. dollar exchange rate causes a difference between taxable income or loss and the income or loss before taxes reflected in the consolidated financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.


           TAX BENEFITS UNDER ISRAEL'S LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXATION), 1969

           The Company is an "industrial company" under the above law and as such is entitled to certain tax benefits, including accelerated rates of depreciation on certain assets and deduction of expenses incurred in respect of public issuance of securities and deduction of 12.5% per annum of the cost of certain intangible property rights. The Company has not utilized these tax benefits.

           NET OPERATING LOSS CARRYFORWARDS

           As of December 31, 1999, the Company had approximately $4,700 of Israeli net operating loss carryforwards. The Israeli loss carryforwards have no expiration date. The Company expects that during the period these tax losses are utilized, its income would be substantially tax exempt.

           Accordingly, there will be no tax benefit available from such losses and no deferred income taxes have been included in these consolidated financial statements.

           As of December 31, 1999, the U.S. subsidiary had U.S. federal and state net operating loss carryforwards for income tax purposes in the amount of approximately $6,900, which can be carried forward and offset against taxable income in various amounts between the years 2006 and 2019.

           Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.


           DEFERRED INCOME TAXES


           Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                            DECEMBER 31,
                                                                     ---------------------------
                                                                         1998          1999
                                                                     ------------- -------------
           Deferred tax assets:
              U.S. operating loss carryforward....................   $        553  $      2,428
              Reserve and allowances..............................             64            91
                                                                     ------------  ------------
              Total deferred tax asset before valuation allowance.            617         2,519
           Valuation allowance....................................           (617)       (2,519)
                                                                     ------------- -------------
           Net deferred tax asset.................................   $         --  $         --
                                                                     ============= =============

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           The Company's U.S subsidiary has provided valuation allowances in respect of deferred tax assets resulting from tax loss carryforwards. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future.

           PRE-TAX LOSS

                                       PERIOD FROM
                                       JUNE 8, 1997
                                       (INCEPTION)
                                            TO                YEAR ENDED DECEMBER 31,
                                       DECEMBER 31,    ----------------------------------
                                           1997             1998              1999
                                      ---------------  ----------------  ----------------
           Domestic.............      $          662   $         2,666   $         3,890
           Foreign..............                  --             1,768             5,188
                                      ---------------  ----------------  ----------------
                                      $          662   $         4,434   $         9,078
                                      ===============  ================  ================

9.         SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

           The Company manages its business on the basis of one reportable segment, business infrastructure software, (see Note 1 for a brief description of the Company's business) and follows the requirements of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

           The total revenues are attributed to geographic information, based on the customers' location.



                                                            PERIOD FROM
                                                            JUNE 8, 1997
                                                            (INCEPTION)                                        SIX MONTHS
                                                                TO              YEAR ENDED DECEMBER 31,          ENDED
                                                             DECEMBER 31,     -----------------------------     JUNE 30,
                                                                 1997            1998            1999            2000
                                                            ---------------  --------------  --------------  --------------
                                                                                                              (UNAUDITED)
           Revenues from sales to unaffiliated
              customers:
              Israel....................................    $           --   $          --   $          17   $          81
              United States.............................                --              --             595           1,712
              Canada....................................                --              --             156              18
              Portugal..................................                --              --             230              67
              Europe (excluding Portugal)...............                --              --             196             697
                                                            ---------------  --------------  --------------  --------------
                                                            $           --   $          --   $       1,194   $       2,575
                                                            ===============  ==============  ==============  ==============

                                                                             DECEMBER 31,
                                                            -----------------------------------------------    JUNE 30,
                                                                1997            1998             1999            2000
                                                            --------------   -------------   --------------  --------------
                                                                                                              (UNAUDITED)
           Long-lived assets:
              Israel....................................    $         101    $       278     $         420   $       1,135
              United States.............................               --             82               580           1,689
              Europe....................................               --             --                --             262
                                                            --------------   -------------   --------------  --------------
                                                            $         101    $       360     $       1,000   $       3,086
                                                            ==============   =============   ==============  ==============

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           Major customer data as a percentage of total revenues:

                                                                      YEAR ENDED       SIX MONTHS
                                                                     DECEMBER 31,         ENDED
                                                                         1999         JUNE 30, 2000
                                                                    ---------------   --------------
                                                                                       (UNAUDITED)
                      Customer A................................          19%                 3%
                      Customer B................................          12%                 6%
                      Customer C................................          10%                 8%
                      Customer D................................          10%                 0%
                      Customer E................................           0%                18%
                      Customer F................................           0%                12%
                      Customer G................................           5%                11%
                      Customer H................................           0%                10%

  10.      SUBSEQUENT EVENTS (UNAUDITED)

           PROPOSED PUBLIC OFFERING

           On March 8, 2000, the Board of Directors has authorized the Company to file a registration statement with the United States Securities and Exchange Commission for an initial public offering of its ordinary shares. In connection with the initial public offering, all of the Company's convertible preferred shares outstanding will be converted into ordinary shares.

           SERIES D PRIVATE PLACEMENT

           In March 2000, the Company completed a private placement of 1,227,235 shares of Series D preferred shares at $12.63 per share resulting in net cash proceeds of approximately $14,300. In the event of voluntary or involuntary liquidation of the Company the holders of Series D preferred shares are entitled to a liquidation preference of $12.63 per share. Holders of Series D preferred shares are entitled to one vote for each ordinary share into which the preferred shares are convertible. Each preferred D share is convertible into an ordinary share on a one-to-one basis, subject to adjustments for future dilution. The Company reclassified 2,000,000 ordinary shares to preferred "D" shares.

           COMPANY NAME CHANGE

           On June 5, 2000, Israeli Companies Registrar approved the Company's name change from XACCT Technologies (1997) Ltd. to XACCT Technologies Ltd.

           SHARE OPTION PLAN

           In April 2000, the Company adopted two options plan as follows:

           1. Section 3(i) Share Option Plan, reserving 700,000 ordinary shares for future issuance of options to Israeli employees.

           2. The 2000 Share Option Plan, reserving 5,300,000 ordinary shares for future issuance of options to U.S. employees.

           EMPLOYEE SHARE PURCHASE PLAN

           In April 2000, the Company adopted the 2000 Employee Share Purchase Plan, reserving 750,000 ordinary shares for future sale to employees.

                             XACCT TECHNOLOGIES LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           EARLY EXERCISE OF OPTIONS

           As of September 30, 2000, certain employees elected to early exercise 1,018,649 options to ordinary shares. The payment for the shares issued as a result of such early exercise is subject to an installment obligation and carries interest at an annual rate of 6.5%. The shares purchased by the employees pursuant to such are deposited in escrow with a trustee and are released to the employee by the trustee only upon the termination of the vesting period applicable to such shares and upon the full payment of all amounts due in relation to such shares.


           LOAN TO A SHAREHOLDER


           In March 2000, the Company extended a loan to its Chief Executive Officer in the amount of $175 with an interest rate of 6.45% per annum. The principal plus interest on the loan are due upon the earlier of his date of termination or two years from the date of the loan.

           EXERCISE OF WARRANTS

           During September 2000, certain shareholders exercised 21,430 B-1 warrants and 56,392 C-1 warrants, in consideration of approximately $60 and $485 respectively.

                                  [XACCT LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market fees.

SEC registration fee...................................   $      19,800
NASD filing fee........................................           8,000
NASDAQ National Market fees............................          95,000
Blue Sky qualification fees and expenses...............          15,000
Israeli stamp duty.....................................         500,000
Travel/road show expenses..............................          75,000
Printing and engraving expenses........................          50,000
Transfer Agent fee.....................................          10,000
Accountant's fees and expenses.........................         400,000
Legal fees and expenses................................         650,000
Directors and Officers Insurance.......................         100,000
Miscellaneous..........................................         477,200
                                                          --------------
   Total...............................................   $   2,400,000
                                                          ==============


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Companies Law provides that an Israeli company cannot exonerate an office holder from liability with respect to a breach of his or her duty of loyalty, but may exonerate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care. Our articles of association provide that, subject to any restrictions imposed by the Companies Law, we may enter into an insurance contract providing coverage for the liability of any of our office holders with respect to:

     o    a breach of his or her duty of care to us or to another person;

     o a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his or her act would not prejudice our interests; or

     o a financial liability imposed upon him or her in favor of another person with respect to an act performed by him or her in his or her capacity as an office holder.

     In addition, we may indemnify an office holder against the following expenses or liabilities imposed upon him or her in his or her capacity as an office holder:

     o a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and

     o reasonable litigation expenses, including attorneys' fees, incurred by such office holder or imposed upon him or her by a court, in relation to proceedings instigated by us against him or her or that are instigated on our behalf or by another person, or as a result of a criminal charge from which he or she was acquitted, or a criminal charge in which he or she was convicted for a criminal offense that does not require proof of intent.

     The Companies Law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

     o a breach by the officer holder of his or her duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his or her duty of care if such breach was committed intentionally or recklessly;

     o an act or omission with the intent to unlawfully derive a personal benefit; or

     o a fine levied against the office holder as a result of a criminal offense.

     Under the Companies Law, the shareholders of a company may amend its articles of association to include either of the following provisions:

     o a provision authorizing the company to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to specified classes of events which the board of directors deem foreseeable at the time of grant and limited to an amount determined by the board of directors to be reasonable under the circumstances, or

     o a provision authorizing the company to retroactively indemnify an office holder.

     In addition, pursuant to the Companies Law, indemnification of, and procurement of insurance coverage for, a company's office holders must be approved by the audit committee and the board of directors. In the case of directors, additional approval by the shareholders is required.

     Our articles of association allow for us to insure and indemnify office holders to the fullest extent permitted by Israeli law, provided that the insurance or indemnification is approved by the audit committee of our board of directors and, if required by the Companies Law, also by our shareholders.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The share numbers below reflect (i) the 100 for 1 share split that occurred on January 27, 1998, (ii) a rights offering in which the holders of shares outstanding as of February 9, 1998 received one share for each share outstanding held by them, (iii) a rights offering in which the holders of shares outstanding as of January 29, 2000 received six shares for each share outstanding held by them, and (iv) an increase of share capital, a bonus share rights offering in which existing shareholders, option holders and warrant holders as of April 24, 2000 received three preferred or ordinary shares for each preferred or ordinary share, option or warrant held as of that date, and a subsequent one share for four share consolidation, all of which occurred on April 24, 2000, with the effect of increasing the nominal value of each share from NIS 0.01 to NIS 0.04.


     (1) From June 8, 1997 through September 30, 2000, we issued options to purchase an aggregate of 5,995,765 ordinary shares to employees, officers, directors, consultants and other service providers, and upon exercise of compensatory options, we issued and sold an aggregate of 1,427,701 ordinary shares to option holders of the Registrant for aggregate consideration of U.S.$2,364,802.95, $2,264,847.41 which is in the form of an installment obligation. As of September 30, 2000, 925,127 ordinary shares issued upon the exercise of such options are subject to lien, possible confiscation by us or transfer to the trustee of our section 102 Share Option Plan. The sales and grants of the above securities are deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on either Rule 701 promulgated under Section 3(b) of the Securities Act, or on
Section 4(2) of the Securities Act, and were made without general solicitation or advertising.


     (2) On June 8, 1997, we issued and sold an aggregate of 1,890,000 ordinary shares to each of Eran Wagner and Limor Schweitzer for NIS 1,350. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.


     (3) On June 8, 1997, we issued and sold an aggregate of 420,000 ordinary shares to Amon Evron & Co. Trust Company Ltd., which transferred the shares to
S. Friedman & Co. (Trusts) 1992, Ltd. on March 8, 2000, which held such shares as trustee for certain future option holders, for NIS 300. On September 19, 2000, S. Friedman & Co. (Trusts) 1992, Ltd. transferred those shares to Charles
B. Gottlieb, to hold in joint escrow for Richard Van Hoesen and the company. The sale of these securities by us is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (4) On June 9, 1997, we issued and sold an aggregate of 560,000 shares of our Series A preferred shares to Ampal American Israel Corporation for an aggregate purchase price of U.S.$400,000 and we issued warrants to purchase 287,000 preferred shares for U.S.$240,000 to the same investor. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (5) On June 9, 1997, we granted a fully vested warrant to purchase an aggregate of 49,000 ordinary shares to Foresight Business and Consulting Ltd. for an aggregate purchase price of U.S.$35,000. Subsequently, pursuant to the terms of the warrant, on July 14, 1999, Foresight Business and Consulting Ltd. transferred to Forstec Holdings (1999) Ltd. the right to purchase an aggregate of 43,120 ordinary shares for an aggregate purchase price of U.S.$30,800. This grant and the subsequent partial transfer of the warrant to purchase securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (6) On June 9, 1997, we granted a fully vested warrant to purchase an aggregate of 14,700 ordinary shares to Jerusalem Global Ltd. for an aggregate purchase price of U.S.$10,500. Subsequently, pursuant to the terms of the warrant, Jerusalem Global Ltd. transferred to Michael Eisenberg the right to purchase an aggregate of 1,470 ordinary shares for an aggregate purchase price of U.S.$1,050. This grant and the subsequent partial transfer of the warrant to purchase securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (7) On June 22, 1997, we issued and sold 420,000 Series A preferred shares to Technorov Holdings (1993) Ltd. for an aggregate purchase price of U.S.$300,000 and we issued warrants to purchase 215,250 preferred shares for U.S.$180,000 to the same investor. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.


     (8) On June 23, 1997, we issued and sold an aggregate of 420,000 Series A preferred shares to Israel Seed Limited Partnership and Israel Seed II L.P. for an aggregate purchase price of U.S.$300,000 and we issued warrants to purchase 215,250 preferred shares for U.S.$180,000 to the same investors. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.


     (9) On December 16, 1997, we issued and sold an aggregate of 140,000 Series A preferred shares to Israel Seed Limited Partnership and Israel Seed II L.P. for an aggregate purchase price of U.S.$100,000. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (10) On March 2, 1998, we issued and sold an aggregate of 717,500 Series A preferred shares to Ampal American Israel Corporation, Technorov Holdings (1993) Ltd., Israel Seed Limited Partnership and Israel Seed II L.P. upon exercise of outstanding warrants for an aggregate purchase price of U.S.$600,000. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (11) On March 2, 1998, we issued and sold an aggregate of 1,288,000 Series A preferred shares to Ampal American Israel Corporation, Technorov Holdings
(1993) Ltd., Israel Seed Limited Partnership and Israel Seed II L.P. for an aggregate exercise price of U.S.$1,196,000. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (12) On March 2, 1998, we issued warrants to purchase an aggregate of 71,750 Series A preferred shares to Israel Seed Limited Partnership and Israel Seed II L.P. for an aggregate exercise price of U.S.$66,625. These preferred shares issuable upon exercise of the warrant are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The issuances of these warrants to purchase securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (13) On March 18, 1998, we issued and sold an aggregate of 71,750 Series A preferred shares to Israel Seed Limited Partnership and Israel Seed II L.P. upon exercise of outstanding warrants for an aggregate purchase price of

U.S.$66,625.These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (14) On July 23, 1998, we issued and sold an aggregate of 63,455 ordinary shares to Robert C. Hawk for an aggregate purchase price of U.S.$12,056, pursuant to a restricted stock purchase agreement. The sale of these securities is deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (15) On September 1, 1998, we granted a fully vested warrant to purchase an aggregate of 17,920 shares of our ordinary shares to Gallagher Public Relations Firm for an aggregate exercise price of U.S.$3,328. This grant of a warrant to purchase securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.


     (16) On October 29, 1998, we issued and sold an aggregate of (i) 3,971,240 Series B-1 preferred shares, (ii) 1,315,146 Series B-2 non-voting preferred shares and (iii) warrants to purchase 792,925 Series B-1 preferred shares to entities affiliated with Ampal American Israel Corporation, entities affiliated with Israel Seed L.P., entities affiliated with Trident Capital, entities affiliated with Eucalyptus Ventures L.P., and entities affiliated with Technorov Holdings (1993) Ltd. for an aggregate purchase price of U.S.$7,339,959. The Series B-1 preferred shares are convertible into an equal number of voting ordinary shares and the Series B-2 non-voting preferred shares are convertible into an equal number of non-voting ordinary shares, subject in each case to future adjustment for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act, and were made without general solicitation or advertising. Each purchaser was a sophisticated investor and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment purposes.

     (17) On November 1, 1998, we granted a fully vested warrant to purchase an aggregate of 5,250 shares of our ordinary shares to Charles B. Gottlieb for an aggregate exercise price of U.S.$975. This grant of an option to purchase securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (18) On January 21, 1999, we issued and sold an aggregate of (i) 428,624 Series B-1 preferred shares and (ii) warrants to purchase 64,288 Series B-1 preferred shares to WSG Capital L.P. for an aggregate purchase price of U.S.$599,994. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act, and were made without general solicitation or advertising. Each purchaser was a sophisticated investor and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment purposes.

     (19) On May 18, 1999, we granted Robert C. Hawk an option to purchase 24,500 ordinary shares at a U.S.$0.35 per share exercise price, with 6.25% of the options vesting quarterly beginning on May 18, 1999. This grant of an option to purchase securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (20) On June 1, 1999, we issued and sold an aggregate of 1,470 voting ordinary shares to Michael Eisenberg upon exercise of an outstanding warrant for an aggregate purchase price of U.S.$1,050. The sale of these securities is deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (21) On July 18, 1999, we issued and sold an aggregate of 43,120 voting ordinary shares to Forstec Holdings (1999) Ltd. upon exercise of an outstanding warrant for an aggregate purchase price of U.S.$30,800. The sale of these securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (22) On June 1, 1999, we issued and sold an aggregate of 13,230 voting ordinary shares to Jerusalem Global Ltd. upon exercise of an outstanding warrant for an aggregate purchase price of U.S.$9,450. The sale of these securities is deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (23) On August 1, 1999, we issued and sold an aggregate of 24,500 ordinary shares to Robert C. Hawk for an aggregate exercise price of U.S.$8,575 upon exercise of his option. These shares are subject to repurchase until vested. The sale of these securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.


     (24) On October 7, 1999, we issued and sold an aggregate of (i) 3,839,906 Series C-1 preferred shares, (ii) 70,000 Series C-2 non-voting preferred shares and (iii) warrants to purchase 1,172,962 Series C-1 preferred shares to entities affiliated with Ampal American Israel Corporation, entities affiliated with Israel Seed L.P., entities affiliated with Trident Capital, entities affiliated with Eucalyptus Ventures L.P., Technology Crossover Ventures III L.P., Nissho Iwai American Corporation and Deutsche Bank AG for an aggregate purchase price of U.S.$20,799,973. The Series C-1 preferred shares are convertible into an equal number of voting ordinary shares and the Series C-2 non-voting preferred shares are convertible into an equal number of non-voting ordinary shares, subject in each case to future adjustment for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, and were made without general solicitation or advertising. Each purchaser was a sophisticated investor and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment purposes.

     (25) On December 21, 1999, we issued and sold an aggregate of (i) 93,989 Series C-1 preferred shares, and (ii) warrants to purchase 28,196 Series C-1 preferred shares to WSG Capital II L.P. for an aggregate purchase price of U.S.$500,004. The Series C-1 preferred shares are convertible into an equal number of voting ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, and were made without general solicitation or advertising. Each purchaser was a sophisticated investor and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment purposes.


     (26) On December 27, 1999, the unexercised portion of the warrant issued on June 9, 1997 to Foresight Business and Consulting Ltd. was transferred to Benny De-Kalo. Benny De-Kalo received a warrant to purchase 5,880 voting ordinary shares at an aggregate exercise price of $4,200. The issuance of this warrant to purchase securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (27) On January 31, 2000, we granted Charles B. Gottlieb an option to purchase 10,500 ordinary shares at an exercise price of U.S.$3.00 per share, with monthly vesting over a two year period beginning on January 1, 2000, with no service related vesting. This grant of an option to purchase securities is deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (28) On March 8, 2000, we granted Charles B. Gottlieb an option to purchase 10,000 ordinary shares at an exercise price of U.S.$3.00 per share, with 12.5% of the options vesting quarterly beginning on January 1, 2000. This option grant is subject to service and current service is terminable upon 90 days prior written notice. This grant of an option to purchase securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.


     (29) On March 22, 2000, we issued and sold an aggregate of 375,046 Series B-1 preferred shares to entities affiliated with Trident Capital for an aggregate exercise price of $1,050,129 upon exercise of outstanding warrants. This sale was made in reliance on Section 4(2) of the Securities Act and was made without general solicitation or advertising.


     (30) On March 27, 2000, we issued and sold an aggregate of 1,227,235 Series D preferred shares to Sun Microsystems, Inc., Credit Suisse First Boston Venture Fund I L.P., individuals and entities affiliated with Chase Securities Inc. and individuals affiliated with U.S. Bancorp Piper Jaffray, Inc. for an aggregate purchase price of approximately U.S.$15.5 million. The Series D preferred shares are convertible into an equal number of voting ordinary shares, subject to future adjustments for dilution. Credit Suisse First Boston Corporation served as placement agent in connection with this offering. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act, and were made without general solicitation or advertising. Each purchaser was a sophisticated investor and had access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment purposes.

     (31) On March 29, 2000, we issued and sold an aggregate of 32,144 Series B-1 preferred shares to entities affiliated with WSG Capital, L.P. upon exercise of outstanding warrants for an aggregate purchase price of U.S.$90,003. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (32) On April 18, 2000, we issued and sold an aggregate of 80,361 Series B-1 preferred shares to entities affiliated with Eucalyptus Ventures L.P. upon exercise of outstanding warrants for an aggregate purchase price of U.S.$225,011. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (33) On April 19, 2000, we issued and sold an aggregate of 53,564 Series B-1 preferred shares to entities affiliated with Israel Seed L.P. upon exercise of outstanding warrants for an aggregate purchase price of U.S.$149,979. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (34) On April 19, 2000, we issued and sold an aggregate of 21,431 Series B-1 preferred shares to entities affiliated with Technorov Holdings (1993) Ltd. upon exercise of outstanding warrants for an aggregate purchase price of U.S.$60,007. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.


     (35) On April 19, 2000, we issued and sold an aggregate of 16,912 Series C-1 preferred shares to entities affiliated with Israel Seed L.P. upon exercise of outstanding warrants for an aggregate purchase price of U.S.$132,252. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, and were made without general solicitation or advertising.


     (36) On April 29, 2000, we issued and sold an aggregate of 80,366 Series B-1 preferred shares to entities affiliated with Ampal American Israel Corporation upon exercise of outstanding warrants for an aggregate purchase price of U.S.$225,025. These preferred shares are convertible into an equal number of ordinary shares, subject to future adjustments for dilution. The sales of these securities are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.

     (37) On June 11, 2000, we issued and sold an aggregate of 5,880 voting ordinary shares to Mr. Benny DeKalo upon exercise of an outstanding warrant for an aggregate purchase price of $4,200. The sale of these securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.


     (38) On September 14, 2000, we granted Charles B. Gottlieb an option to purchase 15,000 of our ordinary shares at an exercise price of U.S.$6.00. The shares subject to this option vest quarterly over four years. This grant of an option to purchase securities is deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising.

     (39) On September 19, 2000, we issued and sold an aggregate of 21,430 Series B-1 preferred shares to entities affiliated with Technorov Holdings
(1993) Ltd. for an aggregate exercise price of U.S.$60,004 upon exercise of outstanding warrants. This sale was made in reliance on Section 4(2) of the Securities Act and was made without general solicitation or advertising.

     (40) On September 19, 2000, we issued and sold and aggregate of 56,392 Series C-1 preferred shares to Globe LinQ International Fund I, LLC for an aggregate exercise price of U.S.$485,253 upon exercise of outstanding warrants which were previously transferred from Nissho Iwai American Corporation. This sale was made in reliance on Section 4(2) of the Securities Act and was made without general solicitation or advertising.


     Appropriate legends were affixed to the share certificates issued in the transactions described above. Except as disclosed above, there were no underwriters employed in connection with any transactions set forth in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

 EXHIBIT
 NUMBER    DESCRIPTION OF DOCUMENT
---------  -----------------------
   1.1     Form of Underwriting Agreement
   3.1     Memorandum of Association of XACCT Technologies (1997) Ltd.*
   3.2     Articles of Association of XACCT Technologies Ltd., as amended on April 24, 2000*
   3.3     Articles of Association of XACCT Technologies Ltd., as amended on October 3, 2000 (to be filed pursuant to The Companies Law, 5759-1999, immediately after the closing of this offering)
   4.1     Specimen of Voting Ordinary Share Certificate
   4.2     Second Amended and Restated Rights Agreement, dated March 23, 2000, by and among the Company, the key management and holders of preferred shares*
   5.1     Opinion of S. Friedman & Co., Advocates and Notaries, as to the validity of the Shares
   9.1     Proxy by Marinera Ltd. in favor of Ampal American Israel Corporation, dated December 28, 1998*
   9.2     Proxy by Inveco International Inc.--Profit Sharing Plan in favor of Ampal-American Israel
           Corporation, dated December 28, 1998*
   9.3     Form of Proxy Agreement entered into by certain purchasers of Series D preferred shares in connection with the Series D financing*
   9.4     Proxy by Richard A. Van Hoesen in favor of Charles B. Gottlieb, Adv., dated July 18, 2000
   9.5     Proxy by Stephanie G. Hawk, in favor of Robert C. Hawk, dated April 2000
   9.6     Proxy by R. Casey Hawk in favor of Robert C. Hawk, dated April 2000
   9.7     Proxy by Christopher G. Hawk in favor of Robert C. Hawk, dated April 2000
  10.1     1998 U.S. ISO Stock Option Plan and related agreements**
  10.2     1998 Section 102 Share Option Plan and related agreements*
  10.3     2000 Share Option Plan and related form agreements*
  10.4     2000 Employee Share Purchase Plan**
  10.5     Section 3(i) Share Option Plan*
  10.6     Employment Agreement, dated January 1997, by and between the Registrant and Eric Gries*
  10.7     Offer Letter, dated March 26, 1998, by and between the Registrant and Anil Uberoi*
  10.8     Offer Letter, dated August 15, 1998, by and between the Registrant and Eran Wagner*
  10.9     Offer Letter, dated December 28, 1999, by and between the Registrant and Limor Schweitzer*
  10.10    Offer Letter, dated January 14, 2000, by and between the Registrant and Richard Van Hoesen (with attachments)*
  10.11    Lease Agreement, dated December 31, 1999, by and between the Registrant and Nichsei Crystal
           Lemischar (Ramat-Gan)(1)*
  10.12    Lease Agreement, dated November 12, 1999, by and between XACCT Technologies, Inc. and
           Princeton Investment Group LLC*
  10.13    Lease Agreement, dated January 28, 2000, by and between XACCT Technologies, Inc. and Princeton
           Investment Group LLC*
  10.14    Form of XIS End-User License Agreement*
  10.15    Form of XACCTUSAGE 3.4 End-User License Agreement*
  10.16    Form of Support and Maintenance Agreement*
  10.17    Form of Support Agreement*
  10.18    Form of Global Teaming Agreement*
  10.19    Form of Value Added Partner Agreement*
  21.1     Subsidiaries of the Registrant**
  23.1     Consent of Kost Forer & Gabbay, a Member of Ernst and Young International**
  23.2     Consent of S. Friedman & Co. (included in Exhibit 5.1)
  24.1     Powers of Attorney*
  27.1     Financial Data Schedule*
  99.1     Consents from International Data Corporation, Insight Research and the Yankee Group with respect to use of marketing information*

--------------
  (1) Translated in full; the original language version is on file with the registrant and is available upon request.
    *  Previously filed.

   **  Previously filed. Refiled as updated.

     (b)  Financial Statement Schedules.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, the State of California, on October 4, 2000.

                                         XACCT TECHNOLOGIES LTD.

                                         By:  /s/ ERIC GRIES
                                              ----------------------------------
                                                 Eric Gries
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                                               DATE
----------                           -----                                              ------

                *                    President, Chief Executive Officer and Director    October 4, 2000
-----------------------------------  (Principal Executive Officer)
            Eric Gries

      /s/ RICHARD VAN HOESEN         Vice President and Chief Financial Officer         October 4, 2000
-----------------------------------  (Principal Financial and Accounting Officer)
        Richard Van Hoesen

                *                    Director and Chief Technology Officer              October 4, 2000
-----------------------------------
         Limor Schweitzer

                *                    Director and Executive Vice President,             October 4, 2000
-----------------------------------  Technology
           Eran Wagner

                *                    Director                                           October 4, 2000
-----------------------------------
          Robert C. Hawk

                *                    Director                                           October 4, 2000
-----------------------------------
         Nitsan Yanovski

                *                    Director                                           October 4, 2000
-----------------------------------
       Jon Q. Reynolds, Jr.

                *                    Director                                           October 4, 2000
-----------------------------------
          Todd Springer


*By:    /s/ RICHARD VAN HOESEN
        ----------------------------
            Richard Van Hoesen
             Attorney-in-fact

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES
XACCT Technologies, Inc.

By:      /S/ ERIC GRIES
   --------------------------------
    Name:    Eric Gries
    Title:   President & Chief Executive Officer
    Date:    October 4, 2000

                                  EXHIBIT INDEX

 EXHIBIT
 NUMBER     DESCRIPTION OF DOCUMENT
---------  --------------------------

    1.1     Form of Underwriting Agreement
    3.1     Memorandum of Association of XACCT Technologies (1997) Ltd.*
    3.2     Articles of Association of XACCT Technologies Ltd., as amended on April 24, 2000*
    3.3     Articles of Association of XACCT Technologies Ltd., as amended on October 3, 2000 (to be filed pursuant to The Companies Law, 5759-1999, immediately after the closing of this offering).
    4.1     Specimen of Voting Ordinary Share Certificate
    4.2     Second Amended and Restated Rights Agreement, dated March 23,
            2000, by and among the Company, the key management and holders of preferred shares*
    5.1 Opinion of S. Friedman & Co., Advocates and Notaries, as to the validity of the Shares
    9.1 Proxy by Marinera Ltd. in favor of Ampal American Israel Corporation, dated December 28, 1998*
    9.2     Proxy by Inveco International Inc.--Profit Sharing Plan in favor of Ampal-American Israel Corporation, dated December 28, 1998*
    9.3     Form of Proxy Agreement entered into by certain purchasers of
            Series D preferred shares in connection with the Series D
            financing*
    9.4 Proxy by Richard A. Van Hoesen in favor of Charles B. Gottlieb, Adv., dated July 18, 2000
    9.5     Proxy Stephanie G. Hawk, in favor of Robert C. Hawk, dated April
            2000
    9.6     Proxy by R. Casey Hawk in favor of Robert C. Hawk, dated April
            2000
    9.7     Proxy by Christopher G. Hawk in favor of Robert C. Hawk, dated
            April 2000
    10.1    1998 U.S. ISO Stock Option Plan and related agreements**
    10.2    1998 Section 102 Share Option Plan and related agreements*
    10.3    2000 Share Option Plan and related form agreements*
    10.4    2000 Employee Share Purchase Plan**
    10.5    Section 3(i) Share Option Plan*
    10.6 Employment Agreement, dated January 1997, by and between the Registrant and Eric Gries*
    10.7    Offer Letter, dated March 26, 1998, by and between the
            Registrant and Anil Uberoi*
    10.8 Offer Letter, dated August 15, 1998, by and between the Registrant and Eran Wagner*
    10.9 Offer Letter, dated December 28, 1999, by and between the Registrant and Limor Schweitzer*
    10.10   Offer Letter, dated January 14, 2000, by and between the
            Registrant and Richard Van Hoesen (with attachments)*
    10.11 Lease Agreement, dated December 31, 1999, by and between the Registrant and Nichsei Crystal Lemischar (Ramat-Gan)(1)*
    10.12 Lease Agreement, dated November 12, 1999, by and between XACCT Technologies, Inc. and Princeton Investment Group LLC*
    10.13 Lease Agreement, dated January 28, 2000, by and between XACCT Technologies, Inc. and Princeton Investment Group LLC*
    10.14   Form of XIS End-User License Agreement*
    10.15   Form of XACCTUSAGE 3.4 End-User License Agreement*
    10.16   Form of Support and Maintenance Agreement*
    10.17   Form of Support Agreement*
    10.18   Form of Global Teaming Agreement*
    10.19   Form of Value Added Partner Agreement*
    21.1    Subsidiaries of the Registrant**
    23.1 Consent of Kost Forer & Gabbay, a Member of Ernst and Young International**
    23.2    Consent of S. Friedman & Co. (included in Exhibit 5.1)
    24.1    Powers of Attorney*
    27.1    Financial Data Schedule*
    99.1 Consents from International Data Corporation, Insight Research and the Yankee Group with respect to use of marketing information*

--------------
     (1) Translated in full; the original language version is on file with the registrant and is available upon request.
      *   Previously filed.

     **   Previously filed. Refiled as updated. .